As filed with the Securities and Exchange Commission on September 16, 2024

Registration No. 333-280556

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

Amendment No. 5

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

Synergy CHC Corp.
(Exact name of registrant as specified in its charter)

_________________________

Nevada	2833	99-0379440
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

865 Spring Street
Westbrook, Maine 04092
(207) 321-2350
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

_________________________

Jack Ross
Chief Executive Officer
c/o Synergy CHC Corp.
865 Spring Street
Westbrook, Maine 04092
(902) 237-1220
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:

W. David Mannheim Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 301 Hillsborough Street, Suite 1400 Raleigh, NC 27603 (919) 329-3800	Mitchell S. Nussbaum Alexandria E. Kane Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000

_________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	DATED SEPTEMBER 16, 2024

2,000,000 Shares
Common Stock

Synergy CHC Corp.

Synergy CHC Corp. is offering 2,000,000 shares of our common stock, par value $0.00001 per share. We currently estimate that the initial public offering price of our common stock will be between $9.00 and $11.00.

Prior to September 28, 2021, shares of our common stock were quoted on the OTC Markets Group, Inc. Pink tier under the symbol “SNYR.” As a result of amendments to Exchange Act Rule 15c2-11, because we do not presently make current information publicly available, our common stock was shifted to the OTC Expert Market on September 28, 2021, which means that there are no longer publicly-available quotations of our common stock. We have applied to list our common stock on the Nasdaq Global Market, or Nasdaq, under the symbol “SNYR.” No assurance can be given that our application will be approved. If shares of our common stock are not approved for listing on Nasdaq, we will not consummate this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)    The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” beginning on page 84 for a description of compensation payable to the underwriters.

We have granted a 30-day option to the representative of the underwriters to purchase up to 300,000 additional shares of common stock solely to cover over-allotments, if any.

The underwriters are offering the shares for sale on a firm commitment basis. The underwriters expect to deliver the shares to purchasers on or about            , 2024.

Roth Capital Partners

The date of this prospectus is            , 2024

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

Trademarks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

i

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “Synergy CHC,” “we,” “us” and “our” refer to Synergy CHC Corp. and, where appropriate, its subsidiaries.

Our Company

We are a provider of consumer health care, beauty, and lifestyle products. Our current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement (this study was performed independently and is not related to any FDA-approved investigational new drug (IND) application) that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their nutrition and weight management goals. During the year ended December 31, 2023, FOCUSfactor represented 87% of our net revenue and Flat Tummy was 13%. During the six months ended June 30, 2024, FOCUSfactor represented 85% of our net revenue and Flat Tummy represented 15%. Our products are sold through some of the nation’s leading club, mass drug, and other retailers such as Costco, Amazon.com, Walmart, Walgreens, CVS, The Vitamin Shoppe, Target.com, H-E-B, Meijer, and Albertson’s. Additionally, we have expanded into Canada and the United Kingdom (UK).

We built our brand portfolio through strategic acquisitions. We acquired the FOCUSfactor brand in January 2015 for cash consideration of $6.0 million, including earnout. In November 2015, we acquired our second marquee brand, Flat Tummy, for AUD 10.0 million (or approximately $7.0 million), using a mix of cash and stock. Our capital structure following the acquisitions of our key brands in 2015 has been highly levered, and our focus has been on paying our debt and, as a result, we do not have the resources to grow our business. We have grown our FOCUSfactor brand from 3 SKUs at acquisition to over 34 SKUs, and our Flat Tummy Brand from 1 SKU to 13 SKUs. We use the term SKU, or stock-keeping unit, to refer to a product with a unique UPC (Universal Product Code), which is the barcode used to identify products.

Our growth from 2022 to the present was driven by expanded distribution of our FOCUSfactor product line to some of our major retailers, such as Costco, CVS and Walmart, among others. This expansion included SKUs within our FOCUSfactor vision line as well as focus and energy Ready-to-Drink (RTD). As a result, net revenue for the year ended December 31, 2023 was $42.8 million, an increase of $4.4 million, or 11%, over net revenue for the year ended December 31, 2022. Net revenue for the six months ended June 30, 2024 was $17.4 million, a decrease of $1.3 million, or 7.0% over net revenue for the six months ended June 30, 2023. FOCUSfactor net revenue decreased from $15.1 million for the six months ended June 30, 2023 to $14.8 million for the six months ended June 30, 2024, which represents a 1.9% decrease. FOCUSfactor net revenue for the year ended December 31, 2023 was $37.2 million, a 17.0% increase over FOCUSfactor net revenue for the year ended December 31, 2022 of $31.8 million.

Following the completion of this offering, although we do not have a specific plan for the use of the net proceeds of this offering, we intend to use the proceeds on initiatives to accelerate the growth of both our FOCUSfactor supplements and FOCUSfactor energy RTD products. Our asset-light business model, in which we partner with third-party manufacturers to produce our brand offerings, allows us to scale quickly and profitably while satisfying growing demand.

During the year ended December 31, 2023, our net revenues, net income (loss) and EBITDA were $42.8 million, $6.3 million and $10.8 million, respectively, as compared to $38.4 million, $(32.6) million and $(25.8) million for the prior year. The EBITDA improvement in 2023 was due to both the increase in revenue, distribution and non-recurring items in 2022, including a $12.5 million inventory write-off and a $6.1 million one-time NASCAR advertising campaign. At December 31, 2023 we had a working capital deficit of $2.2 million. For the six months ended June 30, 2024, our net revenues, net income and EBITDA were $17.4 million, $1.2 million and $3.5 million, respectively, representing a decrease of 7.0%, 50%, and 18% over the same period in the prior fiscal year. At June 30, 2024 we had a working capital deficit of $3.8 million.

Approximately $4.1 million of our outstanding indebtedness comes due in the year ending December 31, 2024, and approximately $12.3 million comes due in the year ending December 31, 2025. We believe that cash provided by sales of our products will be sufficient to meet these obligations as they come due, or that we may refinance our indebtedness to extend the term. As of September 16, 2024, we have approximately $0.6 million of cash.

Our Brands

Our flagship brand, FOCUSfactor, is a brain health nutritional supplement with over 24 years of history and a clinically-tested formula (this study was performed independently and is not related to any FDA-approved IND application) comprised of a proprietary blend of key brain supporting ingredients along with vitamins, minerals, and other nutrients. We believe FOCUSfactor is the only product in its category whose entire formula has been shown to support memory, concentration and focus. Our FOCUSfactor brand consists of over 34 SKUs and is sold primarily through leading retailers in the United States, including Costco, Walmart, Amazon.com, Walgreens, CVS, Meijer, and Albertson’s in addition to selling direct to consumer through the FOCUSfactor website. Across three of our key partners, we have increased the number of SKUs sold through the retailer from the single SKU available at the beginning of our relationship in 2015 or 2016. In addition, we have increased our presence in retail locations for these key partners, resulting in a significant increase in points of distribution, being the number of SKUs multiplied by the number of retail locations for each retailer. We have also expanded the brand internationally into Canada (2020), the UK (2023) and we anticipate being in Taiwan and Mexico in the second quarter of 2025 and in Australia and Asia in the first quarter of 2026.

FOCUSfactor has expanded into the beverage market with its focus plus energy RTD. According to Zion Research in January 2024, the beverage market is a large ($176 billion in 2022) and growing (projected 8.6% CAGR covering eight years from 2022 through 2030) market with an expanding range of functional benefits such as energy, hydration, cognition/focus, weight loss, gut health and immunity. Examples such as Celsius and Beyond Raw offer dual-benefit products that deliver fat burning plus energy while C4 Smart Energy and FocusAid deliver focus plus energy. Additionally, consumers are looking for not only refreshing drinks but health perks such as zero sugar and low-calorie drinks. This consumer shift in preferences towards more functional benefits can be seen in the evolution of the energy RTD category where originally competitors like Red Bull and Monster delivered conventional energy, then the category offered more performance energy products with added vitamins and amino acids in products such as Reign and C4 Performance to products with more natural energy characteristics and then to the dual-benefit energy products that we see today.

FOCUSfactor is well-positioned to capitalize on the evolving energy RTD category (U.S. sales of $19.2 billion in 2023 and a CAGR of 6.3% from 2018 to 2023, according to Euromonitor in December 2023) with its new focus plus energy RTD. We believe this represents a major growth opportunity, with our dual-benefit RTD formula offering both focus and energy behind a 24+ year brand with strong heritage and awareness in the area of brain health. The FOCUSfactor brand name clearly communicates the differentiation benefit of adding focus to energy. The FOCUSfactor formula does not have to rely as heavily on caffeine as other brands such as Celsius, Bang, Reign and C4, as its formula is a balanced blend of vitamins, cognitive nutrients and caffeine all in a zero sugar, low calorie, great-tasting drink. The brand also delivers a significant value relative to many competitors. Additionally, FOCUSfactor has long-term relationships with large retailers where it has an established presence, which will assist in market penetration for its RTD products. FOCUSfactor is looking to attract both existing consumers of supplement products (typically age 50+) to RTDs as well as a younger demographic (age 18-49).

FOCUSfactor has successfully demonstrated the ability to leverage its existing retailer relationships to expand its RTDs. From March 2023 through August 2023, FOCUSfactor conducted a 5-month trial of its RTD products in 44 clubs of a warehouse club retailer throughout Texas with sales ranging from $550 per club per week to $2,382 per club per week. From April 2024 through July 2024, a second pilot was successfully completed at a major Canadian club retailer throughout Canada with results ranging from C$378 per club per week to C$2,206 per club per week. Another rotation is planned in the second half of 2024 with the major Canadian club retailer.

FOCUS factor®

Nutrition for the Brain

ORIGINAL FORMULA
FOCUS factor
Nutrition for the Brain
CLINICALLY SHOWN TO IMPROVE:
Memory
Concentration
Focus*†
PLUS COMPLETE MULTIVITAMIN
60 DIETARY SUPPLEMENT
EXTRA STRENGTH
FOCUS factor
Nutrition for the Brain
PATENTED FORMULA IMPROVES:
Memory
Concentration
Focus*†
PLUS COMPLETE MULTIVITAMIN
60 DIETARY SUPPLEMENT
BRAIN & VISION
FOCUS factor
Nutrition for the Brain & Eyes
FORMULA IMPROVES:
Memory
Concentration
Focus*†
PLUS COMPLETE MULTIVITAMIN
60 DIETARY SUPPLEMENT
FOCUS factor
Nutrition for the Brain
Clinically Shown to Improve:
Memory
Concentration
Focus*†
PLUS COMPLETE MULTIVITAMIN
DIETARY SUPPLEMENT 180
FOCUS factor Kids
with Phosphatidylcholine & Phosphatidylserine
150
DIETARY SUPPLEMENT
FOCUS factor Kids
120
EXTRA STRENGTH
DIETARY SUPPLEMENT
FOCUS factor
focus+energy
ORIGINAL
FOCUS
ENERGY BOOST
PERFORMANCE
ENERGY DRINK
12 FL OZ (355mL)
FOCUS factor
focus+energy
BERRY
FOCUS
ENERGY BOOST
PERFORMANCE
ENERGY DRINK
12 FL OZ (355mL)
FOCUS factor
focus+energy
ORANGE
FOCUS
ENERGY BOOST
PERFORMANCE
ENERGY DRINK
12 FL OZ (355mL)
FOCUS factor
LIGHT ROAST
100% Arabica
COGNITIVE BLEND
Coffee
FOCUS • ENERGY • ALERTNESS
12 PODS
FOCUS factor
MEDIUM ROAST
100% Arabica
COGNITIVE BLEND
Coffee
FOCUS • ENERGY • ALERTNESS
12 PODS
FOCUS factor
DARK ROAST
100% Arabica
COGNITIVE BLEND
Coffee
FOCUS • ENERGY • ALERTNESS
12 PODS
REGULAR STRENGTH
FOCUS factor
focus+energy
BLUE RAZZ
EXTRA STRENGTH
FOCUS factor
focus+energy
BERRY
MAX STRENGTH
FOCUS factor
focus+energy
ORANGE

Our second marquee brand, Flat Tummy, consists of a range of lifestyle and wellness products and accessories including tea, shakes, lollipops, supplements, apparel, and exercise accessories. We also provide a Flat Tummy mobile app, which, as of June 30, 2024, had approximately 1.6 million unique downloads and is intended as a tool to promote the Flat Tummy lifestyle centered around general wellness and health. Our Flat Tummy brand consists of 13 SKUs and is sold direct to consumer through the Flat Tummy website and application, as well as through Amazon.com, Target.com, and iherb.com.

We also own six additional, non-core brands. While we may elect to promote these brands and commercialize their products in the future, we have prioritized our key brands, FOCUSfactor and Flat Tummy, and management is focused on the growth of these core products.

Our net revenues by brand for the six months ended June 30, 2024 are below:

Net Revenue by Brand for the Six Months Ended June 30, 2024

In the United States, the U.S. Food and Drug Administration (the “FDA”) has regulatory oversight over our FOCUSfactor and Flat Tummy products. However, no formal FDA approval or registration is required because our products are classified as dietary supplements (most FOCUSfactor products and some Flat Tummy products) or foods (some FOCUSfactor and Flat Tummy products).

In Canada, Health Canada (“HC”) has oversight over our FOCUSfactor and Flat Tummy products. Our FOCUSfactor and Flat Tummy products are considered natural health products by HC so they each have a natural product number that was assigned by HC upon its review and approval.

In the United Kingdom, both FOCUSfactor and Flat Tummy are considered food supplements that are regulated by the Food Standards Agency. While there is no requirement for licensing or registering food supplement products in the United Kingdom, products must comply with relevant food law.

In Australia, FOCUSfactor products are “Listed Medicines” that are regulated by the Therapeutic Goods Administration (“TGA”) and require an AUST L (Australia Listed Medicine) number, which has been received for some SKUs. Flat Tummy products are classified as either Listed Medicines or meal replacements. Listed Medicines are regulated by the TGA while meal replacements are regulated under the Australia New Zealand Food Standards Code.

Our Competitive Strengths

We believe that we have attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:

Well-Positioned in Growing Categories Driven by Favorable Consumer Trends

An increased focus on health, beauty and wellness by consumers has served as a tailwind for our brands. The nutritional supplement market has experienced significant growth across a range of areas including immune health, brain health, heart health, sleep/stress, and overall nutrition and wellness as a result of an aging population, increased obesity, pandemic concerns and a desire for more natural solutions and treatments over prescription medication. We believe that we are well positioned to benefit from these favorable trends. The brain health segment is slated to grow at 8% per year in the United States and 13% per year globally, according to Grand View Research. We believe our focus on lifestyle products has also benefited from the growth and prevalence of social media.

Results Backed by Independent Study for FOCUSfactor

We believe the FOCUSfactor brand is strengthened by an independent clinical study to support the product claims for improved memory, concentration, and focus. FOCUSfactor has been tested in a single-center, randomized, double-blind, placebo-controlled, parallel group study to evaluate its effect on memory, concentration, and focus in healthy adults. The study was not a clinical trial conducted pursuant to an FDA-approved IND application, and the FDA has not reviewed this study or evaluated these performance claims.

In this study, FOCUSfactor was tested on its entire 52-ingredient formulation rather than testing one or two ingredients within a formulation. FOCUSfactor was shown to provide a 44% increase in recall memory (an increase of 6.5 words compared to 4.5 words for the placebo group) after six weeks of use versus placebo. This differentiates FOCUSfactor from other brain-health supplements and is a prime reason why FOCUSfactor has been placed in premier retailers. This controlled study was conducted in healthy male and female subjects between the ages of 18 and 65 who were randomized in a control group and a placebo group. Subjects were compensated for their participation. See “Business — FOCUSfactor Study” for additional information.

Experienced Management Team with Proven Track Record of Value Creation

Our executive team has a combined 90 years of experience in consumer marketing and distribution and has been instrumental in acquiring and building our core brands. Management has exercised strong financial discipline in its acquisition strategy, with a focus on acquiring brands at attractive valuations. For example, we acquired FOCUSfactor for approximately 3x trailing EBITDA. For the six months ended June 30, 2024, the year ended December 31, 2023 and the year ended December 31, 2022, FOCUSfactor generated net revenue of $14.8 million, $37.2 million and $31.8 million, respectively. Management’s philosophy is to acquire promising brands that fit within our health, beauty and lifestyle offerings, and apply our marketing and distribution strategies to develop brands to their full potential. We believe we are adept at identifying promising opportunities that build out and complement our core brand portfolio.

Premier Retail Partners

Our premier retail partners include Costco, BJ’s Wholesale Club, Walmart, Amazon.com, Publix, Meijer, Albertson’s, CVS, Walgreens and others. We sell products to these partners under their standard arrangements, which do not include a term or duration, as sales under each vendor agreement are generally made on a purchase order basis. Our partners provide a platform to expand the breadth of our current offerings through product line extensions and new product innovation. We continue to introduce new SKUs to our current retail partners, such as the addition of FOCUSfactor RTDs and vision products to our membership club and other channels. Additionally, the international footprint of certain of our various retail partners facilitates our geographic expansion plans.

Scalable and Flexible Asset-Light Model to Support Growth

Our focus is on brand management, marketing, product development and distribution, and we utilize contract manufacturing partners in order to produce our various brand offerings. The use of third-party manufacturing partners allows us to scale quickly, as we ensure that our partners have sufficient capacity to meet our demand needs. We also maintain multiple relationships with different contract manufacturers, ensuring diversification of our manufacturing base and reducing the likelihood of supply bottlenecks or deficits that could potentially slow our growth.

Our Growth Strategy

We intend to drive growth and increased profitability in our business through these key elements of our strategy:

Broaden Media Advertising Strategy

We have experienced significant acceleration in sales growth for the FOCUSfactor brand as a result of our television advertising in prior years. We launched a national advertising campaign in August 2020, which aired on major news and entertainment networks such as Fox News, CNN, MSNBC, TLC, and TNT, targeting adults 45 years of age and older. We anticipate a coordinated expansion of our advertising strategy towards the end of 2024, as we focus on pushing additional SKUs within our retail sales partner network to continue to build brand awareness and increase reach for FOCUSfactor. We also plan to invest in online marketing to promote all of our brands, including social media and influencer driven marketing. We have also experienced significant growth through our increased distribution, which we continue to drive forward.

Acquire Brands which Complement Our Existing Portfolio

We will continue to evaluate acquisition opportunities that we believe fit well within our brand portfolio and create value for our stockholders, such as further retail expansion in nutraceuticals and market expansion in health and beauty. In spite of historical capital constraints, our opportunistic approach to acquisitions has resulted in a successful track record of identifying promising targets that align with our overall brand strategy in the health, beauty and lifestyle segments.

Partner with Additional Leading Retailers to Expand the Reach of Our Products

We have established distribution relationships with premier retail partners, including Costco, Walmart, Amazon.com, Walgreens, CVS, The Vitamin Shoppe, Target.com, H-E-B, Meijer, and Albertson’s. Based on the success of our products with these leading retail partners, we believe that we are well positioned to add new retailers that will enhance our distribution footprint. We believe we have expansion opportunities with food retailers, including those focused on health foods. We intend to introduce three to five new SKUs across three potential retailers, which would potentially result in the addition of approximately 50,000 points of distribution.

Diversify Our Geographic Presence through Entry into New Markets

We seek to accelerate our sales growth by expanding and further diversifying our geographic footprint. In the year ended December 31, 2023, markets outside of North America represented 5% of our total net revenues. Our goal is to increase our net revenues generated from new markets. As we target new international markets, our strategy is to develop highly competitive and differentiated products that are produced in-country for ease of entry, with support from our regulatory group and an in-country regulatory consultant to help expedite the approval process. In the United Kingdom, where we have distribution with Costco and Holland & Barrett, we have established relationships with manufacturers who began producing FOCUSfactor in-country in December 2021. We currently plan to enter the Taiwan and Mexico markets in the second quarter of 2025 and in Australia and Asia in the first quarter of 2026, initially with FOCUSfactor, then followed by Flat Tummy. In Mexico, we have identified local manufacturers and will begin connecting with retailers in Mexico in 2024. We then plan to expand our brands into Australia (where we have TGA approval for our FOCUSfactor products) and Asian markets in 2026. In addition, we are developing our marketing plans in compliance with applicable law, and are initiating retailer meetings as we seek to gain distribution across these new retail markets.

Use Innovative Strategies to Boost Consumer Engagement

We have made investments in promoting an app for Flat Tummy and view this as a key aspect of growing our customer base and maintaining high levels of engagement. We have also focused on developing our social media presence, in particular through Instagram, in order to foster and grow our relationship with customers. Our brands appeal to both specific consumer needs as well as lifestyle choices and we seek to deepen our understanding of our customers and boost recognition of our brands through increased engagement.

Continue to Develop and Expand Our Current Brands

Our plan is to further develop and expand our brands by reaching a broader set of customers through advertising and product expansion. More specifically, we look to develop new products for our brands to satisfy the various customer segment opportunities (i.e., baby boomers, millennials, etc.) and satisfy various consumer needs as they relate to new and improved formulations, expanded and improved product benefits, alternative delivery formats and sizes. As we increase the product line-up behind our brands, we leverage our current retail distribution network by expanding our presence as well as adding incremental distribution with new retail partners. With a broader brand presence, we believe our advertising becomes even more efficient at driving sales velocity.

This is evidenced by our expanded FOCUSfactor product line, including focus and energy Ready-to-Drink (RTD) and liquid shots that are marketed to a younger adult audience. In 2023, we successfully launched an RTD pilot program in the United States through a major retailer. This major retailer will be re-launching the RTDs at the end of 2024. Additionally, in the second quarter of 2024, we launched three core FOCUSfactor focus and energy RTD products in Canada. In 2025, we plan to introduce an additional FOCUSfactor supplement for Taiwan, RTDs for the UK and focus and energy coffee for the United States. We also look to introduce new graphics for the FOCUSfactor line that provide a more impactful design, in the third quarter of 2024. In the fourth quarter of 2024, we plan on introducing new complementary products to the Flat Tummy line-up, including new protein shakes, gut-healthy ready-to-drink beverage, hydration powder and pre-workout powder. Additionally, we plan to employ this strategy of expanding our brands into international markets that include Mexico and Asia, among others.

Marketing and Sales

Our targeted, consumer-driven marketing strategy has been key to building our brands and driving revenue growth. We manage dedicated marketing strategies for each of our brands in order to build deep connections with our customers.

FOCUSfactor.    Our marketing strategy for FOCUSfactor is primarily focused on increased distribution and advertising campaigns that appeal to the demographics of our wellness focused customer base. In the year ended December 31, 2023, FOCUSfactor net revenue increased 17% year-over-year, to $37.2 million, primarily due to increased distribution at new and existing retailers. As our flagship brand, FOCUSfactor accounted for 85% of our net revenue in the six months ended June 30, 2024, compared with 81% in the six months ended June 30, 2023, 87% in the year ended December 31, 2023 and 83% in the year ended December 31, 2022.

Flat Tummy.    We employ a primarily online and social media driven strategy for our Flat Tummy brand. The brand is focused primarily on women. We employ campaigns to reach our core target segments through a mix of traditional online advertising as well as influencer-based marketing. In the six months ended June 30, 2024, Flat Tummy accounted for 15% of our net revenue, compared with 19% in the six months ended June 30, 2023, 13% in the year ended December 31, 2023 and 17% in the year ended December 31, 2022.

Competition

The U.S. nutritional supplements retail industry is a large and highly fragmented industry with few barriers to entry. We compete against other domestic and international manufacturers, specialty retailers, mass merchants, multi-level marketing organizations, mail-order and direct-to-consumer companies, and e-commerce companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. In addition, our competitors may be more effective and efficient in introducing new products.

Relationships with Knight Therapeutics

The lender under our Amended and Restated Loan Agreement, as amended by the Sixth Amendment dated June 6, 2024, is Knight Therapeutics (Barbados) Inc. (“Knight”). The total consolidated amount outstanding under such loan was $12,333,053 as of June 30, 2024, and the loan bears interest at a rate of 12% per year. Under this loan, we are subject to a number of financial and operating covenants, including the requirement that Knight approve our quarterly and annual operating budget prior to implementation. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Short- and Long-Term Borrowings” and the notes to our condensed consolidated financial statements that are included elsewhere in this prospectus. An affiliate of Knight is also the beneficial owner of approximately 19.6% of our outstanding common stock. In addition, we have entered into several distribution agreements with Knight Therapeutics, Inc., an affiliate of Knight, for the distribution of our products. See “Certain Relationships and Related Party Transactions” for additional information.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•        We operate in a highly competitive industry and our failure to compete effectively could materially and adversely affect our sales and growth prospects;

•        Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our relationship with customers and our product sales, as well as our financial condition and operating results;

•        Our sales growth is dependent upon maintaining our relationships with a small number of existing large customers, and the loss of any one such customer could materially adversely affect our business and financial performance;

•        If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer;

•        Adverse or negative publicity could cause our business to suffer;

•        We continue to explore new strategic initiatives, but we may not be able to successfully execute on, or realize the expected benefits from, the implementation of our strategic initiatives, and our pursuit of new strategic initiatives may pose significant costs and risks;

•        The nutritional supplement industry increasingly relies on intellectual property rights and although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us;

•        We plan to expand into additional international markets, which will expose us to significant operational risks;

•        We may experience product recalls, withdrawals or seizures, which could materially and adversely affect our business, financial condition and results of operations;

•        We and our suppliers are subject to numerous laws and regulations that apply to the manufacturing and sale of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, subject us or our suppliers to the risk of enforcement action or litigation, or otherwise adversely affect our business, results of operations and financial condition; and

•        The other factors described in “Risk Factors.”

Our Corporate Information

We were organized as a corporation under the laws of the State of Nevada on December 29, 2010 under the name “Oro Capital Corporation.” In April 2014, Synergy Strips Corp., a Delaware corporation, became our wholly-owned subsidiary, and we changed our name from “Oro Capital Corporation” to “Synergy Strips Corp.” In August 2015, we changed our name to “Synergy CHC Corp.” In January 2019, our other U.S. subsidiaries, Neuragen Corp., Sneaky Vaunt Corp., The Queen Pegasus Corp. and Breakthrough Products Inc., merged with and into the Company. In July 2021, we acquired Hand MD Corp. as a wholly-owned subsidiary.

We were a public reporting company until July 17, 2020, the date on which we filed a Form 15 to voluntarily suspend our duty to file reports under Sections 13 and 15(d) of the Exchange Act. As a result of this offering, we will become subject again to the information and reporting requirements of the Exchange Act and we will file periodic reports, proxy statements and other information with the SEC.

The address of our principal executive offices is currently 865 Spring Street, Westbrook, Maine 04092 and our phone number is (207) 321-2350. Our website is www.synergychc.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

1-for-11.9 Reverse Stock Split

On September 11, 2024, we effected a 1-for-11.9 reverse stock split with respect to our common stock. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to this reverse stock split.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Common stock offered	2,000,000 shares.
Common stock to be outstanding after this offering	9,553,726 shares (or 9,853,726 shares if the underwriters exercise their over-allotment option in full).
Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of our common stock at the public offering price to cover over-allotments, if any.
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $17.4 million, or approximately $20.2 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $10.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 12 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Nasdaq Global Market symbol	SNYR

As of September 16, 2024, 7,553,726 shares of our common stock were outstanding. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•        assumes no exercise by the underwriters of their over-allotment option;

•        excludes 336,136 shares of common stock issuable upon the exercise of outstanding options at a weighted exercise price of $7.29 per share;

•        gives effect to a 1-for-11.9 reverse stock split with respect to our common stock, which was effected on September 11, 2024; and

•        excludes 1,220,588 shares of common stock reserved for future issuance pursuant to our 2024 Equity Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial data as of, and for the periods ended on, the dates indicated.

The summary consolidated statements of operations data for the years ended December 31, 2023 and 2022 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus.

The summary condensed consolidated statements of operations data for the six months ended June 30, 2024 and 2023 and the summary consolidated balance sheet data as of June 30, 2024 are derived from our unaudited interim condensed consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year.

Per share data in the table below gives effect to a 1-for-11.9 reverse stock split of our common stock, which was effected on September 11, 2024.

	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the year ended December 31, 2023	For the year ended December 31, 2022
	(Unaudited)	(Unaudited)
Statement of operations data:
Revenue	$17,436,703	$18,753,705	$42,777,633	$38,410,674
Cost of sales	5,086,029	5,323,622	10,697,323	25,112,988
Gross profit	12,350,674	13,430,083	32,080,310	13,297,686
Total operating expenses	8,958,753	9,198,953	21,273,564	39,468,116
Income (loss) from operations	3,391,921	4,231,130	10,806,746	(26,170,430)
Total other expenses	1,849,634	1,715,611	4,233,016	6,428,686
Net income (loss) before income taxes	1,542,287	2,515,519	6,573,730	(32,599,116)
Income tax expense (benefit)	306,571	52,262	234,980	32,172
Net income (loss) after tax	$1,235,716	$2,463,257	$6,338,750	$(32,631,288)
Net income (loss) per share – basic and diluted	$0.16	$0.33	$0.84	$(4.32)
Weighted average common shares outstanding, basic and diluted	7,553,726	7,553,726	7,553,726	7,553,726
EBITDA	$3,463,701	$4,235,291	$10,841,596	$(25,809,320)

Non-GAAP Financial Measures

We currently focus on EBITDA to evaluate our business relationships and our resulting operating performance and financial position. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization. We believe that EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), provides useful information to investors.

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
	(Unaudited)	(Unaudited)
Net income (loss)	$1,235,716	$2,463,257	$6,338,750	$(32,631,288)
Interest income	(761)	(789)	(1,616)	(569)
Interest expense	1,855,508	1,720,561	4,236,149	6,450,365
Taxes	306,571	52,262	234,980	32,172
Depreciation and amortization	66,667	—	33,333	340,000
EBITDA	$3,463,701	$4,235,291	$10,841,596	$(25,809,320)

EBITDA is considered a non-GAAP financial measure. EBITDA represents earnings before interest, taxes, depreciation and amortization. Our definition of EBITDA might not be comparable to similarly titled measures reported by other companies.

	June 30, 2024	December 31, 2023	December 31, 2022
	(Unaudited)
Balance sheet data:
Current assets	$10,873,698	$11,822,849	$18,541,733
Total assets	11,223,698	12,239,516	18,541,733
Current liabilities	14,711,896	14,021,882	30,262,522
Total liabilities	37,101,971	39,545,489	52,061,600
Total stockholders’ deficit	(25,878,273)	(27,305,973)	(33,519,867)
Total liabilities and stockholders’ deficit	$11,223,698	$12,239,516	$18,541,733

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business, Strategy and Industry

We operate in a highly competitive industry and our failure to compete effectively could materially and adversely affect our sales and growth prospects.

The U.S. nutritional supplements retail industry is a large and highly fragmented industry with few barriers to entry. We compete against other domestic and international manufacturers, specialty retailers, mass merchants, multi-level marketing organizations, mail-order and direct-to-consumer companies, and e-commerce companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. As certain products become more mainstream, with broader distribution, we may experience increased competition for those products. Increased competition from companies that distribute through retail, e-commerce or wholesale channels could have a material adverse effect on our financial condition and results of operations. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. In addition, our competitors may be more effective and efficient in introducing new products. Furthermore, if we fail to maximize the efficiency of our ship direct to customers strategies, or fail to provide our customers with an attractive omni-channel experience, our business and results of operations could be materially and adversely affected. We may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our relationship with customers and our product sales, as well as our financial condition and operating results.

Our business is subject to changing consumer trends and preferences, including rapid and frequent changes in demand for products, new product introductions and enhancements. Our failure to accurately predict these trends could negatively impact consumer opinion of our products, which in turn could harm our customer relationships and cause the loss of sales. The success of our new product offerings and enhancements depends upon a number of factors, including our ability to:

•        accurately anticipate consumer needs;

•        innovate and develop new products or product enhancements that meet these needs;

•        successfully commercialize new products or product enhancements in a timely manner;

•        price our products competitively;

•        manufacture and deliver our products in sufficient volumes and in a timely manner; and

•        differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could negatively impact our revenues, financial condition, and operating results.

We depend on a small number of large retailers for a significant portion of our sales. Our sales growth is dependent upon maintaining our relationships with existing customers, and the loss of any one such customer could materially adversely affect our business and financial performance.

Certain retailers make up a significant percentage of our products’ retail volume. For the year ended December 31, 2023, our top three customers accounted for 78% of our net revenue. We sell products to each of Costco, Amazon and CVS under their standard vendor agreements. These vendor agreements do not include a term or duration as sales under each vendor agreement are generally made on a purchase order basis, and do not include any termination provisions. The loss of sales of any of our products in a major retailer, or the reduction of purchasing levels or the cancellation of any business from a major retailer, could have a material adverse effect on our business and financial performance. In addition, if we were to lose one or more of these retailers as a distribution channel for our products, we can make no assurances that we will be able to find a comparable retailer to replace such relationship or that we will be able to find a replacement at all, which could negatively impact our revenues, financial condition, and operating results.

If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

Contract manufacturers produce all of our products. Our contract manufacturers acquire all of the raw materials for manufacturing our products from third-party suppliers. We also depend on outside suppliers for the packaging materials for our products. In the event we were to lose any significant suppliers or contract manufacturers and have trouble in finding or transitioning to alternative suppliers or manufacturers, it could result in product shortages or product back orders, which could harm our business. There can be no assurance that suppliers will be able to provide our contract manufacturers the raw materials in the quantities and at the appropriate level of quality that we request or at a price that we are willing to pay. We are also subject to delays caused by any interruption in the production of these materials including weather, disease, crop conditions, climate change, transportation interruptions and natural disasters or other catastrophic events. Our profit margins and timely product delivery are dependent upon the ability of our suppliers and contract manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to enter new markets and sustain satisfactory levels of sales in each market depends on the ability of our suppliers and contract manufacturers to provide required levels of ingredients and products and to comply with all applicable regulations. The failure of our outside suppliers or manufacturers to supply ingredients or produce our products could materially adversely affect our business operations. We believe we have dependable suppliers for all of our ingredients and we have identified alternative suppliers and manufacturers for all of our ingredients and products. If our suppliers are unable to perform, any delay in replacing or substituting such ingredients could adversely affect our business.

A downturn in the economy, could affect consumer purchases of discretionary items such as the health and wellness products that we offer, which could have an adverse effect on our business, financial condition, profitability, and cash flows.

We offer a broad selection of health and wellness products. A downturn in the economy could adversely impact consumer purchases of discretionary items such as health and wellness products. The United States and global economies may slow dramatically as a result of a variety of factors, including turmoil in the credit and financial markets, concerns regarding the stability and viability of major financial institutions, the state of the housing markets, and volatility in worldwide stock markets. In the event of such economic downturn, the U.S. and global economies could become significantly challenged in a recessionary state for an indeterminate period of time. Inflation or other changes in economic conditions that negatively affect demand for discretionary items could adversely affect our revenue. These economic conditions could cause many of our existing and potential customers to delay or reduce purchases of our products for some time, which in turn could harm our business by adversely affecting our revenues, results of operations, cash flows and financial condition. We cannot predict these economic conditions or the impact they would have on our consumers or business.

Adverse or negative publicity could cause our business to suffer.

Our business depends, in part, on the public’s perception of our integrity and the safety and quality of our products. Any adverse publicity could negatively affect the public’s perception about our industry, our products, or our reputation and could result in a significant decline in our operations. Specifically, we are susceptible to adverse or negative publicity regarding:

•        the nutritional supplements industry;

•        skeptical consumers;

•        competitors;

•        the safety and quality of our products and/or our ingredients;

•        any recalls or adverse health consequences of our competitors’ products;

•        regulatory investigations of our products or our competitors’ products; and

•        scandals or regulatory investigations regarding the business practices or products of our competitors.

We continue to explore new strategic initiatives, but we may not be able to successfully execute on, or realize the expected benefits from, the implementation of our strategic initiatives, and our pursuit of new strategic initiatives may pose significant costs and risks.

Our strategic initiatives are focused on, among other things, new product acquisition, new customer acquisition, improving the customer experience through the roll-out of initiatives including increasing customer engagement and personalization, improving the omni-channel experience (including in stores as well as through the internet and mobile devices), providing a relevant and inspiring product assortment and improving customer loyalty and retention. We also continually evaluate acquisition opportunities that we believe fit well within our brand portfolio and create value for our stockholders. Our future operating results are dependent, in part, on our management’s success in implementing these and other strategic initiatives, and as a result could divert management’s attention from our existing business as management focuses on developing these initiatives and related operations. Also, our short-term operating results could be unfavorably impacted by the opportunity and financial costs associated with the implementation of our strategic plans or the completion of any acquisitions, and we might not realize the benefits from such strategies. In addition, we may not be successful in achieving the intended objectives of the strategic initiatives (including acquisitions) in a timely manner or at all. We may choose to fund any acquisitions by way of (i) debt, which would subject us to additional covenant obligations and liquidity constraints, (ii) cash, which could divert working capital away from our existing business, or (iii) equity, which would result in dilution for existing stockholders, or any combination of the foregoing. There can also be no guarantee that we will be able to obtain debt on favorable terms, or at all.

As has been the case with our historical acquisition transactions, future business combinations could involve the acquisition of significant tangible and intangible assets, which could require us to record ongoing amortization expense with respect to identified intangible assets acquired. In addition, we may need to record write-downs from future impairments of identified tangible and intangible assets and goodwill. These and other similar accounting charges would reduce any future earnings or increase any losses. In future acquisitions, we could also incur debt to pay for acquisitions or issue additional equity securities as consideration, either of which could cause our stockholders to suffer significant dilution. Additionally, our ability to utilize net operating loss carryforwards, if any, acquired in any acquisitions may be significantly limited or unusable by us under Section 382 or other sections of the Internal Revenue Code (as has been the case with our net operating loss carryforwards attributable to the acquisition of Breakthrough Products, Inc.).

Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

As part of our growth strategy, we have a history of pursuing acquisitions of companies with products that are similar or complementary to those that we provide in our businesses to better leverage our existing, scalable infrastructure, and may continue to pursue this strategy in the future. These acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully integrate our acquired businesses into our company, and therefore, we may not be able to realize the intended benefits of an acquisition. If we fail to successfully integrate acquisitions, our financial condition and results of operations may be materially adversely affected. These acquisitions could result in difficulties integrating acquired operations, technologies, and personnel into our business. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or employer customers acquired through these acquisitions, which may negatively impact the integration efforts. These acquisitions could also harm our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

In addition, these acquisitions involve risks that the acquired businesses will not perform in accordance with expectations, that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations, that the expected synergies associated with acquisitions will not be achieved, and that business judgments concerning the value, strengths, and weaknesses of businesses acquired will prove incorrect, which could have a material adverse effect on our financial condition and results of operations.

The nutritional supplement industry increasingly relies on intellectual property rights and although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us, which claims may result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition and operating results. Our inability to acquire, protect or maintain our intellectual property could harm our ability to compete or grow.

Recently it has become more and more common for suppliers and competitors to apply for patents or develop proprietary technologies and processes. We seek to ensure that we do not infringe the intellectual property rights of others, but there can be no assurance that third parties will not assert intellectual property infringement claims against us. These developments could prevent us from offering or supplying competitive products or ingredients in the marketplace. They could also result in litigation or threatened litigation against us related to alleged or actual infringement of third-party rights. If an infringement claim is asserted or litigation is pursued, we may be required to obtain a license of rights, pay royalties on a retrospective or prospective basis or terminate our manufacturing and marketing of our products that are alleged to have infringed. Litigation with respect to such matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition and results of operations.

We have one U.S. patent (which expires in April 2025) and numerous U.S. and foreign trademarks and service marks. There can be no assurance that the protection afforded by the patent and these trademarks and service marks will provide us with a competitive advantage or that we will be able to assert our intellectual property rights in infringement actions. We may be required to defend our intellectual property against such infringement, which could result in substantial costs and diversion of management and other resources. In addition, results of such litigation are difficult to predict and if we are not successful in defending our intellectual property rights, this could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to adequately prevent disclosure of proprietary knowledge, the value of our products could be materially diminished.

Trade secrets are difficult to protect. We rely on trade secrets to protect our proprietary knowledge, especially where we do not believe patent protection is appropriate or obtainable, or where such patents would be difficult to enforce. We rely in part on confidentiality agreements to protect our trade secrets and other proprietary knowledge. We cannot guarantee that we have entered into such agreements with each party that may have had access to our proprietary knowledge, or that such agreements, even if in place, will not be circumvented. These agreements may not effectively prevent disclosure of proprietary knowledge and may not provide an adequate remedy in the event of unauthorized disclosure of such information. In addition, others may independently discover our trade secrets and proprietary knowledge, in which case we may have no right to prevent them from using such trade secrets or proprietary knowledge to compete with us. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could materially adversely affect our business, financial condition and results of operations.

International expansion will subject our business to additional economic and operational risks that could increase our costs and make it difficult to operate profitably.

One of our key growth strategies is to pursue international expansion. Expansion of our international operations may require significant expenditure of financial and management resources and result in increased administrative and compliance costs. As a result of such expansion, we will be increasingly subject to the risks inherent in conducting business internationally, including:

•        foreign currency fluctuations, which could result in reduced revenues and increased operating expenses;

•        longer or less predictable payment and sales cycles;

•        difficulty in collecting accounts receivable;

•        applicable foreign tax structures, including tax rates that may be higher than tax rates in the United States or taxes that may be duplicative of those imposed in the United States;

•        tariffs and trade barriers;

•        general economic and political conditions in each country;

•        inadequate intellectual property protection in foreign countries;

•        uncertainty regarding liability for information retrieved and replicated in foreign countries;

•        the difficulties and increased expenses of complying with a variety of foreign laws, regulations and trade standards; and

•        unexpected changes in regulatory requirements.

As a result of these risks, we may be required to incur higher than expected costs to implement or we may not be able to achieve the expected benefits of our international strategy. If we are unsuccessful in this international expansion, we would be required to reevaluate our growth strategy, and we may have incurred substantial expenses and devoted significant management time and resources in pursuing international growth.

We may experience product recalls, withdrawals or seizures, which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to product recalls, withdrawals or seizures if any of the products we sell are believed to cause injury or illness or if we are alleged to have violated governmental regulations in the manufacturing, labeling, promotion, sale or distribution of those products. A significant recall, withdrawal or seizure of any of the products we manufacture or sell may require significant management attention, would likely result in substantial and unexpected costs and may materially and adversely affect our business, financial condition or results of operations. Furthermore, a recall, withdrawal or seizure of any of our products may adversely affect consumer confidence in our brands and thus decrease consumer demand for our products. As is common in the nutritional supplements industry, we rely on our contract manufacturers and suppliers to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek representations and warranties, indemnification and/or insurance from our contract manufacturers and suppliers. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of those products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations.

Increases in the price or shortages of supply of key raw materials could materially and adversely affect our business, financial condition and results of operations.

Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices charged to us. Raw material prices may increase in the future and we may not be able to pass on those increases to customers who purchase our products. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our business, financial condition and results of operations.

We are subject to credit risk.

We are exposed to credit risk primarily on our accounts receivable. We provide credit to our customers in the ordinary course of our business and perform ongoing credit evaluations. While we believe that our exposure to concentrations of credit risk with respect to accounts receivable is mitigated by our large retail partner base, and we make allowances for doubtful accounts, we nevertheless run the risk of our customers not being able to meet their payment obligations, particularly in a future economic downturn. If a material number of our customers were not able to meet their payment obligations, our results of operations could be harmed.

Natural disasters and unusually adverse weather conditions could cause permanent or temporary damage to our distribution centers, impair our ability to purchase, receive or replenish inventory or cause customer traffic to decline, all of which could result in lost sales and otherwise materially and adversely affect our results of operations.

The occurrence of one or more natural disasters, such as hurricanes, fires, floods, earthquakes, tornadoes, high winds and other severe weather, could materially and adversely affect our operations and results of operations. To the extent these events result in the suspension of shipping by our distributors, closure of our corporate headquarters, or a significant number of the stores in which our products are sold, or to the extent they adversely affect one or more of our key suppliers, our operations and results of operations could be materially and adversely affected through an inability to make deliveries to stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from suppliers, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems, as noted above. These events also could have indirect consequences, such as increases in the cost of insurance, if they were to result in significant loss of property or other insurable damage.

Loss of key vendor relationships or failure of a vendor to protect our data or confidential and proprietary information could affect our operations.

We rely on services and products provided by many vendors in the United States and abroad. These include, for example, outsourcing of manufacturing services. In the event that any vendor suffers a bankruptcy or otherwise becomes unable to continue to provide products or services, or fails to protect our confidential, proprietary, or other information, we may suffer operational impairments and financial losses. In addition, while we generally monitor vendor risk, including the security and stability of our critical vendors, we may fail to properly assess and understand the risks and costs involved in the third-party relationships, and our financial condition and results of operations could be materially and adversely affected.

We anticipate that we will continue to rely on third-party vendors in the future. Although we believe that there are commercially reasonable alternatives to the third-party vendors we currently utilize, this may not always be the case, or they may be difficult or costly to replace. In addition, integration of new third-party vendors may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party vendors would require us to enter into agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party vendors cannot be eliminated, and these risks could negatively affect our business.

Our e-commerce business is dependent on certain third parties. Changes in business practices or terms by such third parties could have a material adverse effect on our results of operations.

Our e-commerce business has several third-party relationships that contribute to our ability to generate revenue from a variety of online sources. These relationships may be dependent upon third-party tools, such as search engines, established business terms negotiated by us, or utilization of third-party marketplaces. If the economics of these relationships or the use of the third-party tools used to drive revenue change materially, this could affect our decision to maintain these relationships, and could result in lost sales and otherwise materially and adversely affect our financial performance.

If we do not successfully develop and maintain a relevant omni-channel experience for our customers, our business and results of operations could be materially and adversely affected.

Omni-channel retailing is rapidly evolving, and we must keep pace with changing customer expectations and new developments by our competitors. Our customers are increasingly using computers, tablets, mobile phones, and other devices to shop online. As part of our omni-channel strategy, we have made and will continue to make technology investments to expand our online distribution. If we are unable to make, improve, or develop relevant customer-facing technology in a timely manner, our ability to compete and our business and results of operations could be materially and adversely affected. In addition, if our e-commerce businesses or our other customer-facing technology systems do not function as designed, we may experience a loss of customer confidence, lost sales, or data security breaches, any of which could materially and adversely affect our business and results of operations.

Our officers and directors have the ability to significantly influence or control matters requiring a stockholder vote and other stockholders may not have the ability to influence corporate transactions.

Currently, our officers and directors beneficially own approximately 61% of our outstanding common stock, and following this offering, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, will beneficially own approximately 49% of our outstanding common stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions.

We are highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategies, impair our relationships with customers and adversely affect our business, results of operations and growth prospects.

Our success depends, in large degree, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. Our active senior executive leadership team, including Jack Ross, Stacy McLaughlin and Alfred Baumeler, have significant experience, and their knowledge and relationships would be difficult to replace. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in our industry is intense, which means the cost of hiring, paying incentives and retaining skilled personnel may continue to increase.

We need to continue to attract and retain key personnel and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, we must attract and retain qualified personnel to continue to grow our business, and competition for such personnel can be intense. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by cash flow and other operational restraints. The loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition or results of operations. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss. Due to the political uncertainty involving Russia and Ukraine and the Middle East, there is an increased likelihood that escalation of tensions could result in cyber-attacks that could either directly or indirectly impact our business and lead to financial loss.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing loans or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of June 30, 2024 and December 31, 2023, our outstanding current liabilities were approximately $14.7 million and $14.0 million, respectively.

We may need to raise additional capital in the future, and our failure to do so could restrict our operations or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise additional capital on favorable terms or at all and if and when we need it.

If we need to raise additional capital in the future for any reason, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings may result in additional dilution to holders of the common stock. For instance, debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. Additionally, if we enter into secured debt arrangements, we could be required to dispose of material assets or operations to meet our debt service and other obligations, which could negatively impact the business or cause the business to be discontinued. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives and be unable to continue operating as a going concern.

Legal and Regulatory Risks

Our products are subject to government regulation, both in the United States and abroad, which could increase our costs significantly and limit or prevent the sale of our products.

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous national and local governmental agencies in the United States and other countries. The primary regulatory bodies in the United States are the FDA and FTC, and we are also subject to similar regulatory bodies in all the countries in which we do business. Failure to comply with regulatory requirements may result in various types of penalties or fines. These include injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Individual U.S. states also regulate nutritional supplements. A state may seek to interpret claims or products presumptively valid under federal law as illegal under that state’s regulations. For example, in February 2015, the New York Attorney General issued cease and desist letters to several national retailers regarding certain herbal supplements, and since that time both the New York Attorney General and other states’ Attorneys General have engaged in inquiries regarding the manufacture and sale of various supplements, and pursuant to such inquiries could seek to take actions against industry participants or amend applicable regulations in their state. In markets outside the United States, we are usually required to obtain approvals, licenses, or certifications from a country’s ministry of health or comparable agency, as well as labeling and packaging regulations, all of which vary from country to country. Approvals or licensing may be conditioned on reformulation of products or may be unavailable with respect to certain products or product ingredients. Any of these government agencies, as well as legislative bodies, can change existing regulations, or impose new ones, or could take aggressive measures, causing or contributing to a variety of negative consequences, including:

•        requirements for the reformulation of certain or all products to meet new standards;

•        the recall or discontinuance of certain or all products;

•        additional record keeping;

•        expanded documentation of the properties of certain or all products;

•        expanded or different labeling;

•        adverse event tracking and reporting; and

•        additional scientific substantiation.

Any or all of these requirements could have a material adverse effect on us. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us.

Congress and/or regulatory agencies may impose additional laws or regulations or change current laws or regulations, and state attorneys general may increase enforcement of existing or new laws, and compliance with new or changed governmental regulations, or any state attorney proceeding, could increase our costs significantly and materially and adversely affect our business, financial condition and results of operations.

From time to time, Congress, the FDA, the FTC, or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect that additional governmental regulation, when and if it occurs, would have on our business in the future. Those developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products (including products that we sell) not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. For example, in recent years, the FDA has issued warning letters to several cosmetic companies alleging improper claims regarding their cosmetic products. If the FDA determines that we have disseminated inappropriate drug claims for our products intended to be sold as cosmetics, we could receive a warning or untitled letter, be required to modify our product claims or take other actions to satisfy the FDA. Any developments of this nature could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Our failure to comply with regulations could result in substantial monetary penalties and could adversely affect our operating results.

The marketing and labeling of any food product in recent years has brought increased risk that consumers will bring class action lawsuits and that the FTC and/or state attorneys general will bring legal action concerning the truth and accuracy of the marketing and labeling of the product, seek removal of a product from the marketplace, and/or impose fines and penalties. Products that we sell carry express or implied statements relating to the ingredients or health and wellness related attributes of our products. For example, in May 2017, we were one of 45 brands that were warned by the FTC regarding influencer promotion of products on Instagram. The FTC warned the companies and influencers that any sponsored posts for a product must use clear language indicating that the post is a paid sponsorship. The lack of regulatory definition for many label statements has contributed to legal challenges against many supplements companies, and plaintiffs have commenced legal actions against several nutritional supplement companies, asserting false, misleading and deceptive advertising and labeling claims. As a result of such legal or regulatory challenges, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded.

The FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. Failure by us to comply with applicable regulations could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

Even when unmerited, class claims, action by the FTC or state attorneys general enforcement actions can be expensive to defend and adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image, which could have a material and adverse effect on our business, financial condition or results of operations. The number of private consumer class actions relating to false or deceptive advertising against nutritional supplement companies has increased in recent years. In addition, the FDA has aggressively enforced its regulations with respect to different types of product claims that may or may not be made for food products. These events could interrupt the marketing and sales of our products, severely damage our brand reputation and public image, increase our legal expenses, result in product recalls or litigation, and impede our ability to deliver our products in sufficient quantities or quality, which could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We may experience product liability claims and litigation to prosecute such claims, and although we maintain product liability insurance, which we believe to be adequate for our needs, there can be no assurance that our insurance coverage will be adequate or that we will be able to obtain adequate insurance coverage in the future. In addition, we may be subject to consumer fraud claims, including consumer class action claims regarding product labeling and advertising, and litigation to prosecute such claims; these claims are generally not covered by insurance.

We could face financial liability from product liability claims if the use of our products results in significant loss or injury. We can make no assurances that we will not be exposed to any future product liability claims. Such claims may include claims that our products contain contaminants or that we fail to provide or provide inadequate warnings concerning side effects or interactions of our products with other substances. Such claims may result in substantial settlement amounts or judgments against us, and may also require us to incur additional costs to change the packaging of our products to include adequate warning language or subject our products to additional testing. A product liability claim, regardless of its merit or ultimate outcome, could result in:

•        injury to our reputation;

•        decreased demand for our products;

•        diversion of management’s attention;

•        a change in the design, manufacturing process or the indications for which our marketed products may be used;

•        loss of revenue; and

•        an inability to commercialize product candidates.

In addition, consumer fraud claims, including consumer class action claims regarding product labeling and advertising, are increasingly common as to food and dietary supplement products. If we face such claims, we may be forced to defend the action in the applicable courts. If such claims are found to be correct, this would have a material adverse effect on us and our reputation.

We carry insurance coverage in the types and amounts that we consider reasonably adequate to cover the risks we face from product liability claims. If insurance coverage is inadequate or unavailable or premium costs continue to rise, we may face additional claims not covered by insurance, and claims that exceed coverage limits or that are not covered could have a material adverse effect on us. Moreover, liability claims arising from a serious adverse event may in addition to increasing our costs through higher insurance premiums and deductibles, make it more difficult to secure adequate insurance coverage in the future. Because insurance is generally hard to obtain for such claims, these could have a material adverse effect on us.

We may experience Lanham Act claims by competitors, and litigation to prosecute such claims.

The Lanham Act empowers competitors to file suit regarding any promotional statements that the competitor believes to be false or misleading. If a competitor prevails, it could obtain monetary damages, including potentially treble damages and attorneys’ fees. A court can also order corrective advertising, or even a product recall if the offending claims are found on the product’s packaging and labeling. If we experience a Lanham Act claim filed against us, this could have a material adverse effect on us and on our products’ reputation.

If we fail to protect the integrity and security of customer-related and other confidential information, we could be exposed to litigation, increased costs and reputational damage, and our business, results of operations and financial condition could be materially and adversely affected.

The use of individually identifiable data by us, our customers, and others is regulated at the state, federal and international levels. Privacy and information security laws and regulations change from time to time, and there may not always be clear guidance from the respective governments and regulators regarding the interpretation of these laws and regulations, which may create the risk of an inadvertent violation. In addition, the increasing costs of compliance with those laws and regulations and related technology investments could materially and adversely affect our business and results of operations. Additionally, the success of our e-commerce operations depends upon the secure transmission of confidential information over public networks, including the use of cashless payments, and we use computers in substantially all other aspects of our business operations. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. While we have taken significant steps to protect customers’ personal information, consumer preferences and credit card information, and other confidential information, including our employees’ private information and financial and strategic data about the Company and our business partners, our suppliers or others may undermine our security measures. As a result, unauthorized parties may obtain access to our data systems and misappropriate confidential data. Furthermore, because the methods used to obtain unauthorized access change frequently and may not be immediately detected, we may be unable to anticipate these methods or implement preventative measures, and our incident response efforts may not be entirely effective. Any preventative measures we implement may have the potential to negatively affect our relations with our customers or decrease activity on our websites or apps by making them less user-friendly. If our data security is compromised, it could have a material adverse effect on our reputation, results of operations and financial condition, materially increase the costs we incur to protect against those events in the future and subject us to additional legal risk and a competitive disadvantage and damage to our brand reputation. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop using our websites or apps. We are reliant on third-party electronic payment systems and platforms, such as PayPal, Stripe, Amazon Pay, Afterpay and Shopify Payments, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these third-party systems, even if unrelated to our business, could result in significant liability, could materially and adversely affect our reputation and business and could cause government agencies to enact additional regulatory requirements or to modify their enforcement or investigation activities.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Risks Related to this Offering and Ownership of Our Common Stock

An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.

Prior to September 28, 2021, shares of our common stock were quoted on the OTC Markets Group, Inc. Pink tier under the symbol “SNYR.” Trading on the OTC Pink marketplace was infrequent and in limited volume. As a result of amendments to Exchange Act Rule 15c2-11, because we do not presently make current information publicly available, our common stock was shifted to the OTC Expert Market on September 28, 2021, which means that there are no longer publicly-available quotations of our common stock. Although we have applied to list our shares of common stock on Nasdaq in connection with this offering, an active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

The price of our common stock may be volatile, and you may be unable to resell your shares at or above the price paid.

The trading price of our common stock may fluctuate substantially. The market price of our common stock may fluctuate higher or lower, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•        actual or anticipated fluctuations in our financial condition and operating results;

•        actual or anticipated changes in our growth rate relative to our competitors;

•        commercial success and market acceptance of our products;

•        success of our competitors in developing or commercializing products;

•        ability to commercialize or obtain regulatory approvals for our product, or delays in commercializing or obtaining regulatory approvals;

•        strategic transactions undertaken by us;

•        additions or departures of key personnel;

•        product liability claims;

•        prevailing economic conditions;

•        disputes concerning our intellectual property or other proprietary rights;

•        FDA or other U.S. or foreign regulatory actions affecting us or our industry;

•        sales of our common stock by our officers, directors or significant stockholders;

•        future sales or issuances of equity or debt securities by us;

•        business disruptions caused by earthquakes, fires or other natural disasters;

•        issuance of new or changed securities analysts’ reports or recommendations regarding us;

•        changes in our capital structure, such as future issuances of debt or equity securities;

•        short sales, hedging and other derivative transactions involving our capital stock; and

•        general economic and geopolitical conditions, including the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s invasion of Ukraine.

In addition, if the market for stocks in our industry or the stock market, in general, experience a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations, or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations, and financial condition.

You may be diluted by future issuances of common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our certificate of incorporation authorizes us to issue shares of our common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our Board of Directors (the “Board”) in its sole discretion. We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

A significant number of our total outstanding shares are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, without the prior written consent of Roth Capital Partners, LLC, as representative of the underwriters, we, and our officers and directors and our 5% and greater stockholders, during the period ending 180 days after the date of this prospectus, have agreed not to: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; (2) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (3) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, subject to certain exceptions. Roth Capital Partners, LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting.”

The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering.

The public offering price of our common stock will be higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our net tangible book value as of June 30, 2024 and upon the issuance and sale of shares of common stock by us at the assumed public offering price of $10.00 per share (the mid-point of the range set forth on the cover page of this prospectus), if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $10.92 per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the as adjusted net tangible book value per share of our common stock upon completion of this offering. If the underwriters exercise their option to purchase additional shares, you will experience future dilution. A total of 1,220,588 shares of common stock have been reserved for future issuance under our 2014 Equity Incentive Plan. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock-based compensation plans.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock, and you may have to sell some or all of your common stock to generate cash flow from your investment.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.

We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

We were a public reporting company until July 17, 2020, the date on which we filed a Form 15 to voluntarily suspend our duty to file reports under Sections 13 and 15(d) of the Exchange Act. At that time, because our common stock was not listed on a national securities exchange, we believed that the significant cost reductions associated with ceasing to be a reporting company would benefit us and our stockholders. After review, we felt that being on the over the counter market was not valuable due to the illiquidity and limited investor base. We now believe that listing our common stock on a national securities exchange, although accompanied by reporting requirements, is in our best interest because we expect such listing to improve the liquidity of our common stock, broaden the pool of investors that may be interested in investing in us, improve the attractiveness of using our stock as consideration for acquisitions and make our common stock a more attractive investment for institutional investors.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations involves significant legal and financial compliance costs, may make some activities more difficult, time-consuming or costly and may increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

Furthermore, although we are permitted to purchase and maintain insurance on behalf of our directors and officers, we do not currently do so and may have to expend significant funds to cover our commitments to indemnify our directors and officers. However, we are considering obtaining such insurance coverage with terms of coverage appropriate for a company of our size and nature.

We may be subject to additional regulatory burdens resulting from our public listing.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on Nasdaq. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our common stock that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on Nasdaq on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on Nasdaq will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

The existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our articles of incorporation allow for us to, and our amended and restated bylaws will provide that we are obligated to, indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the redemption of such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance or thereafter by both the board of directors and 60% of the disinterested stockholders. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations.

We are subject to U.S. federal and state income taxes and taxes in certain other non-U.S. jurisdictions. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without advance notice, due to economic, political and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. Our effective tax rates could be affected by numerous factors, such as changes in tax, accounting and other laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction or our ownership or capital structures. For example, the United States government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to certain income earned overseas and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. No specific United States tax legislation has been proposed at this time and the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. We urge investors to consult with their legal and tax advisers regarding implications of potential changes in U.S. tax laws on an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus, which include, but are not limited to, risks related to the following:

•        our ability to compete in our industry, including against competitors that have significantly greater financial, technical and marketing resources than we do;

•        our ability to respond to customer preferences and successfully develop new and innovative products in a timely manner and effectively manage the introduction of new or enhanced products;

•        risks related to a loss of, or material cancellation, reduction, or delay in purchases by, one or more of our largest customers;

•        our outside suppliers and manufacturers failing to supply products in sufficient quantities and in a timely fashion;

•        our ability to execute on our strategic initiatives (including acquisitions);

•        our ability to maintain the reputation of our brands;

•        the risks related to consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies in our industry;

•        the risks related to third parties asserting intellectual property infringement claims against us;

•        the risks related to our planned expansion into additional international markets;

•        the risks related to adverse economic conditions;

•        the risks related to catastrophic events;

•        our ability to retain key personnel, manage our business effectively, and continue to grow;

•        the impact of numerous laws and regulations that apply to the manufacture, sale, and manufacturing of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, on us and our suppliers;

•        the risks related to product recalls;

•        the risks related to product liability claims and litigation to prosecute such claims; and

•        the other factors described in “Risk Factors.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

Assuming a public offering price of $10.00 per share, the midpoint of the range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $17.4 million (or $20.2 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by approximately $1.9 million (or $2.1 million if the underwriters exercise their over-allotment option in full), assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. The principal reasons for this offering are to raise capital for general corporate purposes, including working capital, and to facilitate the listing of our common stock on Nasdaq.

We do not have a specific plan for the use of the net proceeds of this offering; rather we intend to use the net proceeds (which will be approximately $17.4 million, or $20.2 million if the underwriters exercise their over-allotment option in full) for general corporate purposes.

As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on each allocation. As a result, our management will have broad discretion over how these proceeds are used.

Pending out use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET FOR OUR COMMON STOCK

As a result of amendments to Exchange Act Rule 15c2-11, because we do not presently make current information publicly available, our common stock was shifted from the OTC Markets Group, Inc. Pink tier to the OTC Expert Market on September 28, 2021, which means that there are no longer publicly-available quotations of our common stock. Prior to September 28, 2021, shares of our common stock were quoted on the OTC Pink under the symbol “SNYR.” Although our shares were quoted on the OTC Pink from July 2020 to September 2021, because trading on the OTC Pink was infrequent and limited in volume, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. From April 2014 to July 2020, our common stock was quoted on the OTC Markets Group, Inc. OTCQB under the symbol “SNYR.” As of September 16, 2024, there were approximately 37 record holders of our common stock.

We have applied to list our common stock on the Nasdaq Global Market under the symbol “SNYR.” However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the public offering price.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2024:

•        on an actual basis, giving effect to the 1-for-11.9 reverse stock split that was effected on September 11, 2024; and

•        on an as adjusted basis to give effect to the issuance and sale by us in this offering of 2,000,000 shares of our common stock at an assumed public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2024
	Actual	As Adjusted
Cash and cash equivalents	$87,293	17,484,293

Capitalization:
Current debt:
Current portion of long-term notes payable, net of debt discount and debt issuance cost, related party	$2,000,000	2,000,000
Short term loans payable, related party, net of debt discount	1,181,222	1,181,222
Current portion of long term debt	5,887,602	5,887,602
Total current debt	9,068,824	9,068,824
Long-term debt:
Note payable, net of debt discount, related party	10,333,053	10,333,053
Loans payable	12,057,022	12,057,022
Total long-term debt	22,390,075	22,390,075
Stockholders’ deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 7,553,726 shares issued and outstanding, actual; and 9,553,726 shares issued and outstanding, as adjusted	76	96
Additional paid in capital	19,153,318	36,550,298
Accumulated other comprehensive income	84,906	84,906
Accumulated deficit	(45,116,573)	(45,116,573)
Total stockholders’ deficit	(25,878,273)	(8,261,273)
Total Capitalization	$5,580,626	22,977,626

Unless we indicate otherwise, all information in this Capitalization section:

•        assumes no exercise by the underwriters of their over-allotment option;

•        excludes 336,136 shares of common stock issuable upon the exercise of outstanding options at a weighted exercise price of $7.29 per share; and

•        excludes 1,220,588 shares of common stock reserved for future issuance pursuant to our 2014 Equity Incentive Plan.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our historic net tangible book value of our common stock as of June 30, 2024 was approximately $(26.2 million), or $(3.47) per share, based on the number of shares of our common stock outstanding as of June 30, 2024. Historic net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. The per share data gives effect to the 1-for-11.9 reverse stock split of our common stock, which was effected on September 11, 2024.

After giving effect to the receipt of the net proceeds from our sale of 2,000,000 shares of common stock in this offering at an assumed public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024, would have been $(8.8 million), or $(0.92) per share. This represents an immediate increase in as adjusted net tangible book value of $2.55 per share to our existing stockholders and an immediate dilution of $10.92 per share to investors purchasing common stock in this offering.

We calculate dilution per share to new investors by subtracting the historic net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed public offering price per share		$10.00
Historic net tangible book value (deficit) per share as of June 30, 2024	$(3.47)
Increase in net tangible book value per share attributable to new investors in this offering	$2.55
As adjusted net tangible book value per share as of June 30, 2024 after this offering		(0.92)
Dilution in net tangible book value per share to new investors in this offering		$10.92

Each $1.00 increase (decrease) in the assumed public offering price of $10.00 per share would increase (decrease) our as adjusted net tangible book value per share after this offering by $0.19 per share and the dilution to new investors by $0.81 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the as adjusted net tangible book value per share after giving effect to this offering would be $(0.61) per share, representing an immediate increase to existing stockholders of $2.86 per share, and immediate dilution to new investors in this offering of $10.61 per share.

The following table summarizes, as of June 30, 2024, on the as adjusted basis described above:

•        the total consideration paid to us by our existing stockholders and by new investors purchasing common stock in this offering, assuming a public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this prospectus), before deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering; and

•        the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,553,726	79%	$19,153,394	49%	$2.54
New investors	2,000,000	21%	20,000,000	51%	$10.00
Total	9,553,726	100.0%	$39,153,394	100.0%	$4.10

A $1.00 increase (decrease) in the assumed public offering price of $10.00 per share would increase (decrease) total consideration paid by new investors by $1.86 million and increase (decrease) the total consideration paid to us by new investors by 11%, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the number of shares held and the percentage of total consideration paid by the existing stockholders after this offering would be reduced to 77% and 45%, respectively, and the number of shares held and the percentage of total consideration paid by new investors would increase to 23% and 55%, respectively.

The foregoing calculations exclude:

•        336,136 shares of common stock issuable upon the exercise of outstanding options at a weighted exercise price of $7.29 per share; and

•        1,220,588 shares of common stock reserved for future issuance pursuant to our 2014 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with “Summary Historical Consolidated Financial and Other Data” and the financial statements and related notes included elsewhere in this prospectus. Such discussion and analysis reflects our historical results of operations and financial position and does not give effect to the completion of this offering. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

We are a provider of consumer health care, beauty, and lifestyle products. Our current brand portfolio consists of two core brands: FOCUSfactor, a clinically-tested brain health supplement (this study was performed independently and is not related to any FDA-approved IND application) that has been shown to improve memory, concentration and focus and Flat Tummy, a lifestyle brand that provides a suite of nutritional products to help women achieve their weight management goals.

Our management’s discussion and analysis of our financial condition and results of operations are only based on our current business and should be read in conjunction with our unaudited interim condensed consolidated financial statements and audited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. Key factors affecting our results of operations include revenues, cost of revenue, operating expenses and income and taxation.

Non-GAAP Financial Measures

We currently focus on EBITDA to evaluate our business relationships and our resulting operating performance and financial position. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization.

We believe that EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), provides useful information to investors.

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
	(Unaudited)	(Unaudited)
Net income (loss)	$1,235,716	$2,463,257	$6,338,750	$(32,631,288)
Interest income	(761)	(789)	(1,616)	(569)
Interest expense	1,855,508	1,720,561	4,236,149	6,450,365
Taxes	306,571	52,262	234,980	32,172
Depreciation and amortization	66,667	—	33,333	340,000
EBITDA	$3,463,701	$4,235,291	$10,841,596	$(25,809,320)

EBITDA is considered non-GAAP financial measures. EBITDA represents earnings before interest, taxes, depreciation and amortization. Our definition of EBITDA might not be comparable to similarly titled measures reported by other companies.

Results of Operations for the Six Months Ended June 30, 2024 and June 30, 2023

During both the six months ended June 30, 2024 and 2023, we focused on developing our currently owned brands into new markets and by product extensions. Our objective is to grow our two targeted verticals (Nutraceuticals and RTDs) to provide a balanced and synergistic portfolio that drives consumer demand via multiple channels. Our Nutraceuticals vertical consists of FOCUSfactor, including RTDs, and Flat Tummy consumables.

Revenue

For the six months ended June 30, 2024, we had revenue of $17,436,703 from sales of our products, as compared to revenue of $18,753,705 for the six months ended June 30, 2023. The revenue is comprised of the following categories:

	June 30, 2024	June 30, 2023
Nutraceuticals	$17,436,703	$18,739,201
Consumer Goods	—	14,504
	$17,436,703	$18,753,705

For the six months ended June 30, 2024, our Nutraceuticals revenue consisted of $14,787,546 from our FOCUSfactor brand and $2,649,157 from our Flat Tummy brand, as compared to $15,104,463 and $3,634,737, respectively, for the six months ended June 30, 2023.

We had a decrease in Nutraceuticals revenue in the six months ended June 30, 2024 as compared to the six months ended June 30, 2023 due to: (i) the launch of our FOCUSfactor vision product line to some of our major retailers, such as CVS, Walmart and Costco in 2023, and (ii) a delay in a significant shipment of FOCUSfactor supplements due to delayed receipt of key ingredients from a supplier in the second quarter of 2024, which pushed the shipment into the third quarter of 2024. This expansion included SKUs within our FOCUSfactor vision line as well as focus and energy Ready-to-Drink (RTD). The decrease was due primarily to sales volume increases in 2023, as prices for our products did not decrease year-over-year. We had a decrease in Consumer Goods revenue in 2024 as compared to 2023 due to no longer selling consumer goods products.

Cost of Revenue

For the six months ended June 30, 2024, our cost of revenue was $5,086,029. Our cost of revenue for the six months ended June 30, 2023, was $5,323,622. The decrease in cost of sales was primarily due to the decrease in revenue.

Gross Profit

Gross profit was $12,350,674, or 71% of revenue, for the six months ended June 30, 2024, as compared to gross profit of $13,430,083, or 72% of revenue, for the same period in 2023, a decrease of $1,079,409, or 8%. The decrease in gross profit is directly related to the decrease in net sales.

Operating Expenses

Selling and Marketing Expenses

For the six months ended June 30, 2024, our selling and marketing expenses were $6,639,863 as compared to $6,231,183 for the six months ended June 30, 2023, which is primarily due to an increase in promotions in 2024.

General and Administrative Expenses

For the six months ended June 30, 2024, our general and administrative expenses were $2,252,223. For the six months ended June 30, 2023, our general and administrative expenses were $2,967,770. The decrease is primarily due to improved management of operating costs.

Depreciation and Amortization Expenses

For the six months ended June 30, 2024, our depreciation and amortization expenses were $66,667 as compared to $0 for the six months ended June 30, 2023. The increase is due to amortization of a license fee recorded in the fourth quarter of 2023.

Other Income and Expenses

For the six months ended June 30, 2024 and 2023 we had other income and expense items as follows:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Interest income	$(761)	$(789)
Interest expense	1,855,508	1,720,561
Remeasurement loss (gain) on translation of foreign subsidiary	(5,113)	(4,161)
Total other expense	$1,849,634	$1,715,611

For the six months ended June 30, 2024, we had interest expense of $1,855,508 as compared to $1,720,561 for the six months ended June 30, 2023. The increase is primarily due to fees paid to Knight, a lender, to extend our credit facility in 2024.

Net Income

For the six months ended June 30, 2024, our net income was $1,235,716 as compared to a net income of $2,463,257 for the six months ended June 30, 2023 due to lower revenue.

Results of Operations for the Years Ended December 31, 2023 and December 31, 2022

During both 2023 and 2022, we focused on developing our currently owned brands into new markets and by product extensions.

Revenue

For the year ended December 31, 2023, we had revenues of $42,777,633 from sales of our products, as compared to revenue of $38,410,674 for the year ended December 31, 2022. This is comprised of the following categories:

	December 31, 2023	December 31, 2022
Nutraceuticals	$42,753,052	$38,328,591
Consumer Goods	24,581	54,588
Cosmeceuticals	—	27,495
	$42,777,633	$38,410,674

For the year ended December 31, 2023, our Nutraceuticals revenue consisted of $37,202,521 from our FOCUSfactor brand and $5,550,531 from our Flat Tummy brand, as compared to $31,800,526 and $6,528,064, respectively, for the year ended December 31, 2022.

The increase in our Nutraceutical category was due to increased FOCUSfactor sales volume and velocity at existing customers (including the launch of FOCUSfactor vision products in the second quarter of 2023) as well as expansion of sales into new customers. The decrease in the Consumer Goods category is due to normalization of business after the 2019 launch of our online application. The decrease in the Cosmeceuticals category was due to the Company focusing on our two platform brands.

Cost of Sales

For the year ended December 31, 2023, our cost of sales was $10,697,323. Our cost of sales for the year ended December 31, 2022 was $25,112,988. The decrease in cost of sales was primarily due to an inventory write-off in 2022 of $12,456,346.

Gross Profit

Gross profit was $32,080,310, or 75% of revenue for the year ended December 31, 2023, as compared to gross profit of $13,297,686 or 35% of revenue for the same period in 2022, an increase of $18,782,624 or 141%. The increase in gross profit is largely related to the write off of obsolete inventory of $12,456,346 in 2022 which is recorded through cost of sales.

Operating Expenses

Selling and Marketing Expenses

For the year ended December 31, 2023, our selling and marketing expenses were $15,188,528 as compared to $28,504,524 for the year ended December 31, 2022. The decrease is due to a decrease in promotions and advertising in 2023, including $6,000,000 in media spending with NASCAR in 2022 that did not repeat in 2023.

Bad debts

For the year ended December 31, 2023, our bad debts expenses were $0. For the year ended December 31, 2022, our bad debts expenses were $222,357. The decrease is due to a write off in 2022 that was not necessary in 2023.

General and Administrative Expenses

For the year ended December 31, 2023, our general and administrative expenses were $6,051,703. For the year ended December 31, 2022, our general and administrative expenses were $9,197,068. The decrease is largely due to an accrual for legal fees in 2022 that did not repeat in 2023.

Impairment of Intangible Assets

For the year ended December 31, 2023, our impairment of intangible assets expense was $0 as compared to $1,204,167 for the year ended December 31, 2022. The decrease is due to the impairment of intangible assets in 2022 as a result of management’s reevaluation of such intangible assets arising out of the purchase of Hand MD.

Depreciation and Amortization Expenses

For the year ended December 31, 2023, our depreciation and amortization expenses were $33,333 as compared to $340,000 for the year ended December 31, 2022. The decrease is due to the impairment of intangible assets during 2022, thus lower amortization costs during 2023.

Other Income and Expenses

For the years ended December 31, 2023 and December 31, 2022, we had other (income) and expense items of the following:

	Year ended December 31, 2023	Year ended December 31, 2022
Interest income	$(1,616)	$(569)
Interest expense	4,236,149	6,450,365
Remeasurement (gain) loss on translation of foreign subsidiary	(1,517)	(21,110)
Total	$4,233,016	$6,428,686

The decrease in interest expense in 2023 was due to accruals of success fees and warrants converted to debt in 2022.

Income tax expense

For the year ended December 31, 2023, we incurred income tax expense of $234,980. For the year ended December 31, 2022 we incurred income tax expense of $32,172. The increase in 2023 relates to an accrual of estimated future taxes.

Net Income (Loss)

For the year ended December 31, 2023, our net income was $6,338,750. For the year ended December 31, 2022 our net loss was $(32,631,288). This increase was due to an impairment of intangible assets, a write off of obsolete inventory and one time marketing commitments in 2022.

Liquidity and Capital Resources

Overview

As of June 30, 2024, we had $87,293 cash on hand and restricted cash of $100,000 which is held for credit card collateral.

Our sources of cash have historically consisted of proceeds from issuances of loans from related parties and revenues generated from operations. We believe the existing cash and cash equivalents and cash provided by sales of our products will be sufficient to meet working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors, including growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings, and the continuing market acceptance of our products. In the future, we may enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

We may be required to seek additional equity or debt financing, including to fund these acquisitions or investments. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand operations and invest in new products, our ability to compete successfully could be reduced and our results of operations may be adversely impacted.

Short- and Long-Term Borrowings

On June 26, 2015, we, through our wholly owned subsidiary, Neuragen Corp. (“Neuragen”), issued a 0% promissory note in a principal amount of $950,000 in connection with an Asset Purchase Agreement. The note required that $250,000 be paid on or before June 30, 2016, and $700,000 to be paid in quarterly installments (beginning with the quarter ending September 30, 2015) equal to the greater of $12,500 or 5% of U.S. net sales, and 2% of U.S. net sales of Neuragen for 60 months thereafter. The payment of such amounts was secured by a security interest in certain assets, undertakings and property (“Collateral”) pursuant to the Security Agreement, which will be released upon receipt of total payments of $1.2 million. During March 2024, this Security Agreement was consolidated with the other outstanding loans to Knight Therapeutics (Barbados) Inc. (“Knight”).

On August 9, 2017, we entered into a Second Amendment to Loan Agreement (“Second Amendment”) with Knight, pursuant to which Knight agreed to loan us an additional $10 million, and an ongoing credit facility of up to $20 million, and which amount was borrowed at closing (the “Financing”) for working capital purposes. At closing, we paid Knight an origination fee of $200,000 and a work fee of $100,000 and also paid $100,000 of Knight’s expenses associated with the Loan.

On May 8, 2020, we entered into a Third Amendment Agreement (the “Third Amendment”) to the Amended and Restated Loan Agreement (the “Loan Agreement”) with Knight, pursuant to which Knight agreed to loan us an additional $2.5 million (the “Additional Loan”). That same day (the “Closing”), we paid Knight a work fee of $36,000, and $25,000 for Knight’s legal costs and expenses incurred in connection with the Third Amendment. The Third Amendment amends the original loan agreement that we entered into with Knight in January 2015 and subsequently amended (as amended, the “Original Loan Agreement”). The Additional Loan matured on May 8, 2021 (the “TA Maturity Date”) and bore interest at 12.5% per annum compounding quarterly. On the TA Maturity Date, we were obligated to pay Knight a success fee (the “Success Fee”) of $83,250. The Success Fee was payable in cash or stock as set forth in the Loan Agreement. The Third Amendment includes customary representations, warranties, and affirmative and restrictive covenants, including covenants to attain and maintain certain financial metrics, including an undertaking to maintain at all times a cash balance of $600,000 and EBITDA of $3,000,000 for the twelve months ended June 30, 2020 and $4,000,000 for the twelve-month period ending on the last day of each fiscal quarter thereafter.

Terms of the $10,000,000 August 9, 2017 loan (“Third Tranche”) were modified in the Third Amendment. The Third Tranche bore interest from May 8, 2020 at a rate equal to 12.5% per annum compounded quarterly. We were obligated to pay a success fee in the amount of $1,000,000 with respect to the Third Tranche, which was fully earned on May 8, 2020 and payable no later than August 31, 2022. The Third Tranche success fee bore interest at 12.5% per annum compounding quarterly. The loan was extended to a maturity date of December 31, 2021. Because these amendments were considered not substantive changes, we accounted for the modifications as modification of debt.

On July 7, 2022, we entered into a Fourth Amendment Agreement (the “Fourth Amendment”) to the Loan Agreement with Knight, pursuant to which Knight agreed to loan us an additional $2.0 million (the “Second Additional Loan”). The Fourth Amendment amended the Original Loan Agreement. The Second Additional Loan matured on the earlier of October 31, 2022 and the date that is ninety days after the date, if any, on which Knight delivers a Second Additional Loan Repayment Notice to us. We were obligated to pay Knight a success fee of $40,000 and an amendment fee of $30,000 which was fully earned and payable as of the Fourth Amendment Date. The loan bore interest at the greater of 14% or the prime rate plus 8% per annum, compounded quarterly. This $2.0 million Second Additional Loan (only) had a personal guarantee by Jack Ross, our chief executive officer and chairman of the board.

On September 30, 2023, we entered into a Fifth Amendment Agreement (the “Fifth Amendment”) to the Loan Agreement with Knight, pursuant to which Knight agreed to extend the maturity date of the Loan to March 31, 2024. The loan bore interest at 15.5% per annum compounding quarterly. We were obligated to pay Knight a closing fee of $1,000,000 and $150,000 as reimbursement for Knight’s legal fees incurred in connection with the Fifth Amendment. These have been accrued for during the year ended December 31, 2022 since this was earned upon renegotiation of the loan during 2022. We have also paid Knight an extension fee of $136,000 per month from October 2023 through February 2024.

The Fifth Amendment amended our financial covenants to be as follows: We will maintain a minimum EBITDA of $1,000,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting June 30, 2023. We shall at all times maintain FOCUSfactor net sales on a trailing twelve-month basis of at least $30,000,000.

On October 1, 2023 (effective date), we entered into a second amendment to the Distribution Agreement with Knight with an initial term ending on February 25, 2026 and an automatic renewal of one year for a payment of $450,000 by us within 180 days from the effective date. We have recorded this payable in terms of a Note Payable to Knight Therapeutics in relation to a license fee of an intangible asset. The balance outstanding at December 31, 2023 was $450,000.

During March 2024, the Company entered into an Amended Agreement with Knight Therapeutics for its existing secured debt, which we finalized in June 2024. The consolidated loan will bear minimum interest rate at 12% per annum compounded quarterly and will be paid on the last day of each month. The principal repayment will begin in the first quarter of 2025 with $1,000,000 due quarterly until March 31, 2026 when the loan becomes due in full. As part of this agreement the outstanding royalties of $536,730 were converted to long term debt.

On June 6, 2024, we entered into a Sixth Amendment Agreement (the “Sixth Amendment”) to the Loan Agreement with Knight. This amendment amends certain sections and inserts or restates certain definitions. In addition, we are obligated to pay Knight principal of $1,000,000 at the end of the fiscal quarters ending March 31, 2025, June 30, 2025, September 30, 2025, and December 31, 2025, with the outstanding balance of the loan due on the maturity date. Additionally, we are obligated to pay Knight all accrued and unpaid interest on the principal amount monthly, on the last day of each month. The final payment will be on the maturity date. One of the covenants was updated so that we must maintain a minimum EBITDA of $1,250,000 for the three-month period ending on the last day of each fiscal quarter, starting March 31, 2024. In addition, we must provide Knight our quarterly and annual operating budget for approval prior to implementation.

On February 10, 2022, we entered into a promissory note for $2,000,000 with an individual which was to be repaid with subsequent financing. On March 31, 2024, we entered into a Modification Agreement in relation to this loan. Effective March 31, 2024, the interest rate is 12%, compounded quarterly. Cash payments of interest shall be made monthly, on the final day of each month commencing in April 2024. We are required to make principal payments of $1,000,000 each quarter starting from March 31, 2025 until December 31, 2025. The remaining principal and unpaid interest is fully due on March 31, 2026. In addition, a loan renegotiation fee of $500,000 shall be earned and payable on March 31, 2026 or at such time the loan is paid in full. Upon closing of a sale transaction, as defined in the agreement, a bonus success fee of $1,800,000 will be earned and payable. An event of default, as defined in the agreement, will trigger a default interest rate increase by 5% to 17%. An incentive fee of a maximum of $563,092 will be paid, prorated if the loan is paid off early. If the loan is not repaid by March 31, 2026, Jack Ross, majority shareholder, shall grant warrants covering 10% of his stock struck at $0.12 per share. There is a cross-default clause in the agreement which states that if Knight triggers an event of default on its own loan facility, this loan will also be under default. This Agreement consolidates this $2,000,000 loan and the $6,000,000 March 8, 2022 loan as detailed below.

On March 8, 2022, we entered into Securities Purchase Agreements with debenture holders for the Senior Subordinated Debentures in the amount of $6,000,000 with an original maturity date of September 8, 2022 and warrants with a term of 3 years. The Senior Subordinated Debentures were modified on June 14, 2023 in conjunction with the promissory note. The modification included the exercise of $1.5 million on cash payment in lieu of the exercise of warrants. Pursuant to ASC 480 warrants were liability classified and we accrued the warrant liability of $1.5 million on March 8, 2022, the date of issuance. Upon September 8, 2022, the date of exercise of the warrants, we offset this warrant liability and added the $1.5 million balance to the Senior Subordinated Debentures, for a combined outstanding balance of $7.5 million. The terms of the warrants were, at the sole option of the holder, to convert the warrant at a 25% discount in the event we consummated an IPO, a cash option whereby the holder could convert the warrants at a cash value of $1.5 million or convert the warrants into the private entity valued by an independent third-party appraiser. On March 31, 2024, we entered into a Modification Agreement in relation to this loan, which consolidates it with the $2,000,000 February 10, 2022 loan above.

On May 10, 2022, we entered into a loan agreement of $355,950 with Shopify Capital Inc. for an advancement of working capital from our online processing account. We received $315,000 from Shopify Capital Inc. and $40,950 was an original issue discount. The loan bears a repayment rate of 17% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $355,950. We recognized amortization original issue discount of $13,746 and $27,204, respectively, which are included in interest expense in the statement of income during the years ended December 31, 2023 and 2022. The outstanding loan balance at December 31, 2023 and 2022 was $0 and $105,385, respectively.

On April 13, 2023, we entered into a loan agreement of $226,000 with Shopify Capital Inc. for an advancement of working capital from our online processing account. We received $200,000 from Shopify Capital Inc. and $26,000 was an original issue discount. The loan bears a repayment rate of 17% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $226,000. We recognized amortization original issue discount of $26,000, which is included in interest expense in the statement of income during the year ended December 31, 2023. The outstanding loan balance at December 31, 2023 was $0.

On July 12, 2023, we entered into a loan agreement of $180,800 with Shopify Capital Inc. for an advancement of working capital from our online processing account. We received $160,000 from Shopify Capital Inc. and $20,800 was an original issue discount. The loan bears a repayment rate of 17% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $180,800. We recognized amortization original issue discount of $8,512, which is included in interest expense in the statement of income during the year ended December 31, 2023. The outstanding loan balance at December 31, 2023 was $94,525, net of unamortized original issue discount of $12,288.

On December 28, 2023, we entered into a confidential settlement agreement and mutual general release with a former supplier. The loan bears interest at 5% per annum and is payable in full with the last payment. This settlement resulted in a gain to us of $2,235,986 and is reflected as a reduction of cost of sales (See Note 13). During 2023, we made payments of $1,000,000 toward this loan. The outstanding loan balance at December 31, 2023 was $4,802,445, including interest of $352,445.

On January 29, 2024, we entered into a loan agreement of $141,250 with Shopify Capital Inc. for an advancement of working capital from our online processing account. We received $125,000 from Shopify Capital Inc. and $16,250 was an original issue discount. The loan bears a repayment rate of 17% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $141,250. We recognized amortization original issue discount of $16,250, which is included in interest expense in the statement of income during the six months ended June 30, 2024. The outstanding loan balance at June 30, 2024 was $0.

During March 2024, we received $1,400,000 in exchange for a short term note payable issued to an entity owned and controlled by our Chief Executive Officer.

On May 1, 2024, we entered into a loan agreement with Shopify Capital Inc. for an advancement of working capital from our online processing account. We received $370,000 from Shopify Capital Inc. and $48,100 was an original issue discount. The loan bears a repayment rate of 25% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $418,100. The Company recognized amortization original issue discount of $5,639, which is included in interest expense in the statement of income during the six months ended June 30, 2024. The outstanding loan balance at June 30, 2024 was $333,454.

On March 27, 2024 we entered into a confidential settlement agreement and mutual general release with a supplier. During 2024, we made payments of $100,000 toward this loan. The outstanding loan balance at June 30, 2024 was $2,920,824.

On May 22, 2024, we entered into a loan agreement with Shopify Capital Inc. for an advancement of working capital from our online processing account. We received $105,000 from Shopify Capital Inc. and $13,650 was an original issue discount. The loan bears a repayment rate of 25% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $118,650. We recognized amortization original issue discount of $1,464, which is included in interest expense in the statement of income during the six months ended June 30, 2024. The outstanding loan balance at June 30, 2024 was $93,736.

As of the date of this prospectus, we were in compliance with all of the terms, conditions and covenants associated with the loan agreements described above.

Approximately $4.1 million of our outstanding indebtedness comes due in the year ending December 31, 2024, and approximately $12.3 million comes due in the year ending December 31, 2025. We believe that cash provided by sales of our products will be sufficient to meet these obligations as they come due, or that we may refinance our indebtedness to extend the term. As of September 16, 2024, we have approximately $0.6 million of cash. Furthermore, although BoomBod Ltd. is obligated to repay to us the outstanding balance of $4,424,547 by December 31, 2024, we do not expect to rely on repayment of the outstanding balance to fund our operations or meet our near-term debt obligations.

Operating Activities

For the six months ended June 30, 2024, net cash used by operating activities was $1,140,005 compared to net cash used in operating activities of $1,806,712 for the six months ended June 30, 2023. This decrease in net cash used by operating activities for the six months ended June 30, 2024 was primarily attributable to a decrease in accounts payable and accrued expenses.

For the six months ended June 30, 2024, net cash used in operating activities of $1,140,005 consisted of our net income of $1,235,716 adjusted by:

Depreciation and amortization	$66,667
Foreign currency transaction loss	23,345
Stock based compensation expense	4,611
Remeasurement gain on translation of foreign subsidiary	(5,113)
Non cash implied interest	4,799
Changes in operating assets and liabilities:
Accounts receivable	(1,161,992)
Loan receivable, related party	35,449
Inventory	1,805,950
Prepaid expense	(276,818)
Prepaid expense, related party	(326,682)
Income taxes payable	262,374
Contract liabilities	(2,949)
Accounts payable and accrued liabilities	(2,804,381)
Accounts payable, related party	(980)

For the six months ended June 30, 2023, net cash used by operating activities of $1,806,712 consisted of our net income of $2,463,257 adjusted by:

Foreign currency transaction loss	$(90,237)
Remeasurement loss on translation of foreign subsidiary	(4,161)
Non cash implied interest	14,854
Changes in operating assets and liabilities:
Accounts receivable	(1,430,158)
Loan receivable, related party	276,367
Inventory	3,194,220
Prepaid expense	(926,388)
Prepaid expense, related party	(68,056)
Income taxes receivable	14,339
Income taxes payable	37,480
Contract liabilities	(195)
Accounts payable and accrued liabilities	(5,196,328)
Accounts payable, related party	(91,707)

For the year ended December 31, 2023, we had net cash provided by operating activities of $421,729 as compared to $8,431,439 of net cash used in operating activities for the year ended December 31, 2022. The increase was primarily due to decreases of inventory and an increase of accounts payable, related party, which was offset by a decrease in accounts payable and accrued liabilities and an increase in prepaid expense.

For 2023, net cash provided by operating activities of $421,729 consisted of our net income of $6,338,750 adjusted by:

Amortization of debt issuance cost	$48,610
Depreciation and amortization	33,333
Gain on settlement of liabilities	(4,635,986)
Foreign currency transaction gain	(105,192)
Remeasurement gain on translation of foreign subsidiary	(1,517)
Non cash implied interest	29,401
Accrual of loan success fee and warrants converted to loan	83,250
Write-off of inventory	251,021
Changes in operating assets and liabilities:
Accounts receivable	1,378,620
Loan receivable, related party	(51,245)
Inventory	3,990,456
Prepaid expenses	(288,789)
Prepaid expense, related party	(369,427)
Income taxes receivable	14,339
Income taxes payable	185,665
Contract liabilities	9,005
Accounts payable and accrued liabilities	(6,645,324)
Accounts payable, related party	156,759

For 2022, net cash used in operating activities of $8,431,439 consisted of our net loss of $32,631,288 adjusted by:

Amortization of debt issuance cost	$65,026
Depreciation and amortization	340,000
Impairment of intangible assets	1,204,167
Foreign currency transaction loss	287,096
Bad debts	222,357
Remeasurement gain on translation of foreign subsidiary	(21,110)
Non cash implied interest	31,817
Impairment of fixed assets	9,778
Accrual of loan success fee and warrants converted to loan	3,000,000
Write-off of inventory	12,456,346
Changes in operating assets and liabilities:
Accounts receivable	1,773,144
Loan and accounts receivable, related party	(392,536)
Inventory	(7,464,832)
Prepaid expenses	1,499,875
Prepaid expense, related party	(131,894)
Income taxes receivable	34,613
Contract liabilities	(12,096)
Short term disputed payables	8,433,363
Accounts payable and accrued expenses	3,523,160
Accounts payable, related party	(658,425)

Investing Activities

For the six months ended June 30, 2024 and 2023, we used net cash of $0 in investing activities.

For the years ended December 31, 2023 and 2022, we used net cash of $0 in investing activities.

Financing Activities

For the six months ended June 30, 2024, net cash provided by financing activities was $407,391 compared to net cash used in financing activities of $381,351 for the six months ended June 30, 2023. The increase was attributable to an advance from a related party.

Financing activities during the six months ended June 30, 2024 and June 30, 2023:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Advances from related party	$1,509,226	$—
Repayment of notes payable, related party	(84,500)	(12,500)
Proceeds from notes payable	600,000	200,000
Repayment of notes payable	(1,617,335)	(568,851)

For the year ended December 31, 2023, net cash used in financing activities was $2,090,782, as compared to $8,963,301 provided by financing activities for the year ended December 31, 2022. The decrease was attributable to the issuance of new notes in 2022 and repayment of such notes in 2023.

Financing activities during 2023:

Advances from related party	$1,170,000
Repayments of advances to related party	(1,170,000)
Repayment of notes payable, related party	(145,500)
Proceeds from notes payable	360,000
Repayment of notes payable	(2,305,282)

Financing activities during 2022:

Repayment of notes payable, related party	$(62,500)
Proceeds from notes payable	8,315,000
Proceeds from note payable, related party	2,000,000
Repayment of notes payable	(1,289,699)

Key Near-Term Initiatives

During 2024, we intend to organically grow our current product lines by developing and launching new products and expanding into new markets. Specifically, for FOCUSfactor, we are working on increased distribution for our recently launched ready-to-drink beverage. Lastly, we intend to grow further through additional strategic acquisitions and we continue to evaluate opportunities and candidates that we believe fit well with our brand portfolio.

Off-Balance Sheet Arrangements

During the six months ended June 30, 2024, and during the years ended December 31, 2023 and 2022, we had no off-balance sheet arrangements.

Inflation

The effect of inflation on our operating results was not significant in the six months ended June 30, 2024 or the years ended December 31, 2023 and 2022.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition and allowance for doubtful accounts. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities and common stock issued for services. Significant estimates are assumptions about collection of accounts receivable, current income taxes, deferred income taxes valuation allowance, useful life of intangible assets, accrual of sales returns and accrual of legal expense. The results of any changes in accounting estimates are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

Revenue recognition

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration we expect to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We recognize revenue upon shipment from our fulfillment centers. Certain of our distributors may also perform a separate function as a co-packer on our behalf. In such cases, ownership of and title to our products that are co-packed on our behalf by those co-packers who are also distributors, passes to such distributors when we are notified by them that they have taken transfer or possession of the relevant portion of our finished goods. Freight billed to customers is presented as revenues, and the related freight costs are presented as cost of goods sold. Cancelled orders are refunded if not already dispatched, refunds are only paid if stock is damaged in transit, discounts are only offered with specific promotions and orders will be refilled if lost in transit. We recognize revenue for our digital products in the month the download by the customer occurs.

All product sales were initiated based upon the retailer’s purchase orders at a fixed transaction price and revenues recognized when the products were delivered and accepted by the customer.

Contract Liabilities

Our contract liabilities consist of advance customer payments and deferred revenue. Contract liability results from transactions in which we have been paid for products by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the contract liabilities are recognized.

Income Taxes

We utilize FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

We generated a deferred tax asset through net operating loss carry-forward. However, a valuation allowance of 100% has been established due to the uncertainty of our realization of the net operating loss carry forward prior to its expiration.

NomadChoice Pty Ltd, our wholly-owned Australian subsidiary, is subject to income taxes in the jurisdictions in which it operates. Significant judgment is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. We recognize liabilities for anticipated tax audit issues based on our current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Synergy CHC Inc., our wholly-owned Canadian subsidiary, is subject to income taxes in the jurisdictions in which it operates. Significant judgment is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. We recognize liabilities for anticipated tax audit issues based on our current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Effect of Exchange Rate on Results

The functional currency of one of our foreign subsidiaries (NomadChoice Pty Ltd.) is the U.S. Dollar. This foreign subsidiary maintains its records using local currency (Australian Dollar–“AUD”). All monetary assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at period end exchange rates, non-monetary assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at transaction day exchange rates. Income and expense items related to non-monetary items were translated at exchange rates prevailing during the transaction date and other incomes and expenses were translated using average exchange rate for the period. The resulting translation adjustments were recorded in statements of operations as Remeasurement gain or loss on translation of foreign subsidiary.

The functional currency of our other foreign subsidiary (Synergy CHC Inc.) is the Canadian Dollar (CAD). This foreign subsidiary maintains its records using local currency (CAD). All assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at period end exchange rates and stockholders’ equity is translated at the historical rates. Income and expense items were translated using average exchange rate for the period. The resulting translation adjustments, net of income taxes, are reported as other comprehensive income and accumulated other comprehensive income in the stockholder’s equity in accordance with ASC 220 — Comprehensive Income.

The exchange rates used to translate amounts in AUD and CAD into USD for the purposes of preparing the consolidated financial statements were as follows:

Balance sheet:

	December 31, 2023	December 31, 2022
Period-end AUD: USD exchange rate	$0.6805	$0.6813
Period-end CAD: USD exchange rate	$0.7561	$0.7383

Income statement:

	December 31, 2023	December 31, 2022
Average Yearly AUD: USD exchange rate	$0.6644	$0.6948
Average Yearly CAD: USD exchange rate	$0.7411	$0.7688

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated into either Australian Dollars or Canadian Dollars, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

BUSINESS

Our Company

We are a provider of consumer health care, beauty, and lifestyle products. Our current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement (this study was performed independently and is not related to any FDA-approved IND application) that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their nutrition and weight management goals. During the year ended December 31, 2023, FOCUSfactor represented 87% of our net revenue and Flat Tummy was 13%. During the six months ended June 30, 2024, FOCUSfactor represented 85% of our net revenue and Flat Tummy represented 15%. Our products are sold through some of the nation’s leading club, mass drug, and other retailers such as Costco, Amazon.com, Walmart, Walgreens, CVS, The Vitamin Shoppe, Target.com, H-E-B, Meijer, and Albertson’s. Additionally, we have expanded into Canada and the UK.

We built our brand portfolio through strategic acquisitions. We acquired the FOCUSfactor brand in January 2015 for cash consideration of $6.0 million, including earnout. In November 2015, we acquired our second marquee brand, Flat Tummy, for AUD 10.0 million (or approximately $7.0 million), using a mix of cash and stock. Our capital structure following the acquisitions of our key brands in 2015 has been highly levered, and our focus has been on paying our debt and, as a result, we do not have the resources to grow our business. We have grown our FOCUSfactor brand from 3 SKUs at acquisition to over 34 SKUs, and our Flat Tummy Brand from 1 SKU to 13 SKUs.

Our growth from 2022 to the present was driven by expanded distribution of our FOCUSfactor product line to some of our major retailers, such as Costco, CVS and Walmart, among others. This expansion included SKUs within our FOCUSfactor vision line as well as focus and energy Ready-to-Drink (RTD). As a result, net revenue for the year ended December 31, 2023 was $42.8 million, an increase of $4.4 million, or 11%, over net revenue for the year ended December 31, 2022. Net revenue for the six months ended June 30, 2024 was $17.4 million, a decrease of $1.3 million, or 7.0% over net revenue for the six months ended June 30, 2023. FOCUSfactor net revenue decreased from $15.1 million for the six months ended June 30, 2023 to $14.8 million for the six months ended June 30, 2024, which represents a 1.9% decrease. FOCUSfactor net revenue for the year ended December 31, 2023 was $37.2 million, a 17.0% increase over FOCUSfactor net revenue for the year ended December 31, 2022 of $31.8 million.

Following the completion of this offering, although we do not have a specific plan for the use of the net proceeds of this offering, we intend to use the proceeds on initiatives to accelerate the growth of both our FOCUSfactor supplements and FOCUSfactor energy RTD products. Our asset-light business model, in which we partner with third-party manufacturers to produce our brand offerings, allows us to scale quickly and profitably while satisfying growing demand.

For the six months ended June 30, 2024, our net revenues, net income and EBITDA were $17.4 million, $1.2 million and $3.5 million, respectively, representing a decrease of 7.0%, 50%, and 18% over the same period in the prior fiscal year. During the year ended December 31, 2023, our net revenues, net income (loss) and EBITDA were $42.8 million, $6.3 million and $10.8 million, respectively, as compared to $38.4 million, $(32.6) million and $(25.8) million for the prior year.

Our Brands

Our flagship brand, FOCUSfactor, is a brain health nutritional supplement with over 24 years of history and a clinically-tested formula (this study was performed independently and is not related to any FDA-approved IND application) comprised of a proprietary blend of key brain supporting ingredients along with vitamins, minerals, and other nutrients. We believe FOCUSfactor is the only product in its category whose entire formula has been shown to support memory, concentration and focus. Our FOCUSfactor brand consists of over 34 SKUs and is sold primarily through leading retailers in the United States, including Costco, Walmart, Amazon.com, Walgreens, CVS, Meijer, and Albertson’s, in addition to selling direct to consumer through the FOCUSfactor website. Across three of our key partners, we have increased the number of SKUs sold through the retailer from the single SKU available at the beginning of our relationship in 2015 or 2016. In addition, we have increased our presence in retail locations for these key partners, resulting in a significant increase in points of distribution, being the number of SKUs multiplied by the number of retail locations for each retailer. We have also expanded the brand internationally into Canada (2020), the UK (2023) and we anticipate being in Taiwan and Mexico in the second quarter of 2025 and in Australia and Asia in the first quarter of 2026.

FOCUSfactor has expanded into the beverage market with its focus plus energy RTD. According to Zion Research in January 2024, the beverage market is a large ($176 billion in 2022) and growing (projected 8.6% CAGR covering eight years from 2022 through 2030) market with an expanding range of functional benefits such as energy, hydration, cognition/focus, weight loss, gut health and immunity. Examples such as Celsius and Beyond Raw offer dual-benefit products that deliver fat burning plus energy while C4 Smart Energy and FocusAid deliver focus plus energy. Additionally, consumers are looking for not only refreshing drinks but health perks such as zero sugar and low-calorie drinks. This consumer shift in preferences towards more functional benefits can be seen in the evolution of the energy RTD category where originally competitors like Red Bull and Monster delivered conventional energy, then the category offered more performance energy products with added vitamins and amino acids in products such as Reign and C4 Performance to products with more natural energy characteristics and then to the dual-benefit energy products that we see today.

FOCUSfactor is well-positioned to capitalize on the evolving energy RTD category (U.S. sales of $19.2 billion in 2023 and a CAGR of 6.3% from 2018 to 2023, according to Euromonitor in December 2023) with its new focus plus energy RTD. We believe this represents a major growth opportunity, with our dual-benefit RTD formula offering both focus and energy behind a 24+ year brand with strong heritage and awareness in the area of brain health. The FOCUSfactor brand name clearly communicates the differentiation benefit of adding focus to energy. The FOCUSfactor formula does not have to rely as heavily on caffeine as other brands such as Celsius, Bang, Reign and C4, as its formula is a balanced blend of vitamins, cognitive nutrients and caffeine all in a zero sugar, low calorie, great-tasting drink. The brand also delivers a significant value relative to many competitors. Additionally, FOCUSfactor has long-term relationships with large retailers where it has an established presence, which will assist in market penetration for its RTD products. FOCUSfactor is looking to attract both existing consumers of supplement products (typically age 50+) to RTDs as well as a younger demographic (age 18-49).

FOCUSfactor has successfully demonstrated the ability to leverage its existing retailer relationships to expand its RTDs. From March 2023 through August 2023, FOCUSfactor conducted a 5-month trial of its RTD products in 44 clubs of a warehouse club retailer throughout Texas with sales ranging from $550 per club per week to $2,382 per club per week. From April 2024 through July 2024, a second pilot was successfully completed at a major Canadian club retailer throughout Canada with results ranging from C$378 per club per week to C$2,206 per club per week. Another rotation is planned in the second half of 2024 with the major Canadian club retailer.

Our second marquee brand, Flat Tummy, consists of a range of lifestyle and wellness products and accessories including tea, shakes, lollipops, supplements, apparel, and exercise accessories. We also provide a Flat Tummy mobile app, which, as of June 30, 2024, had approximately 1.6 million unique downloads and is intended as a tool to promote the Flat Tummy lifestyle centered around general wellness and health. Our Flat Tummy brand consists of 13 SKUs and is sold direct to consumer through the Flat Tummy website and application, as well as through Amazon.com, Target.com and iherb.com.

We also own six additional, non-core brands. These developing brands are:

•        Hand MD — complete hand care brand to help maintain clean and healthy hands while reducing the signs of aging.

•        Perfekt Beauty — beauty line of products for the eyes, lips, brows, cheeks and skin.

•        Sneaky Vaunt — a lingerie brand with a line of women’s shapewear, bralettes and panties.

•        The Queen Pegasus — eyelash enhancement products for longer, thicker, natural lashes.

•        Neuragen — fast-acting topical treatments for neuropathic (nerve) pain.

•        UrgentRx — line of fast-acting, portable, powdered over-the-counter medications.

While we may elect to promote these brands and commercialize their products in the future, we have prioritized our key brands, FOCUSfactor and Flat Tummy, and management is focused on the growth of these core products.

Our net revenues by brand for the six months ended June 30, 2024 are below:

Net Revenue by Brand for the Six Months Ended June 30, 2024

Our Competitive Strengths

We believe that we have attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:

Well-Positioned in Growing Categories Driven by Favorable Consumer Trends

An increased focus on health, beauty and wellness by consumers has served as a tailwind for our brands. The nutritional supplement market has experienced significant growth across a range of areas including immune health, brain health, heart health, sleep/stress, and overall nutrition and wellness as a result of an aging population, increased obesity, pandemic concerns and a desire for more natural solutions and treatments over prescription medication. We believe that we are well positioned to benefit from these favorable trends. The brain health segment is slated to grow at 8% per year in the United States and 13% per year globally, according to Grand View Research. We believe our focus on lifestyle products has also benefited from the growth and prevalence of social media.

Results Backed by Independent Study for FOCUSfactor

We believe the FOCUSfactor brand is strengthened by an independent clinical study to support the product claims for improved memory, concentration, and focus. FOCUSfactor has been tested in a single-center, randomized, double-blind, placebo-controlled, parallel group study to evaluate its effect on memory, concentration, and focus in healthy adults. The study was not a clinical trial conducted pursuant to an FDA-approved IND application, and the FDA has not reviewed this study or evaluated these performance claims.

In this study, FOCUSfactor was tested on its entire 52-ingredient formulation rather than testing one or two ingredients within a formulation. FOCUSfactor was shown to provide a 44% increase in recall memory (an increase of 6.5 words compared to 4.5 words for the placebo group) after six weeks of use versus placebo. This differentiates FOCUSfactor from other brain-health supplements and is a prime reason why FOCUSfactor has been placed in premier retailers. See “ — FOCUSfactor Study” for additional information.

Experienced Management Team with Proven Track Record of Value Creation

Our executive team has a combined 90 years of experience in consumer marketing and distribution and has been instrumental in acquiring and building our core brands. Management has exercised strong financial discipline in its acquisition strategy, with a focus on acquiring brands at attractive valuations. For example, we acquired FOCUSfactor for approximately 3x trailing EBITDA. For the six months ended June 30, 2024, the year ended December 31, 2023 and the year ended December 31, 2022, FOCUSfactor generated net revenue of $14.8 million, $37.2 million and

$31.8 million, respectively. Management’s philosophy is to acquire promising brands that fit within our health, beauty and lifestyle offerings, and apply our marketing and distribution strategies to develop brands to their full potential. We believe we are adept at identifying promising opportunities that build out and complement our core brand portfolio.

Premier Retail Partners

Our premier retail partners include Costco, BJ’s Wholesale Club, Walmart, Amazon.com, Publix, Meijer, Albertson’s, CVS, Walgreens and others. We sell products to these partners under their standard arrangements, which do not include a term or duration as sales under each vendor agreement are generally made on a purchase order basis. Our partners provide a platform to expand the breadth of our current offerings through product line extensions and new product innovation. We continue to introduce new SKUs to our current retail partners, such as the addition of FOCUSfactor RTDs and vision products to our membership club and other channels. Additionally, the international footprint of certain of our various retail partners facilitates our geographic expansion plans.

Scalable and Flexible Asset-Light Model to Support Growth

Our focus is on brand management, marketing, product development and distribution, and we utilize contract manufacturing partners in order to produce our various brand offerings. The use of third-party manufacturing partners allows us to scale quickly, as we ensure that our partners have sufficient capacity to meet our demand needs. We also maintain multiple relationships with different contract manufacturers, ensuring diversification of our manufacturing base and reducing the likelihood of supply bottlenecks or deficits that could potentially slow our growth.

Our Growth Strategy

We intend to drive growth and increased profitability in our business through these key elements of our strategy:

Broaden Media Advertising Strategy

We have experienced significant acceleration in sales growth for the FOCUSfactor brand as a result of our television advertising in prior years. We launched a national advertising campaign in August 2020, which aired on major news and entertainment networks such as Fox News, CNN, MSNBC, TLC, and TNT, targeting adults 45 years of age and older. We anticipate a coordinated expansion of our advertising strategy towards the end of 2024, as we focus on pushing additional SKUs within our retail sales partner network to continue to build brand awareness and increase reach for FOCUSfactor. We also plan to invest in online marketing to promote all of our brands, including social media and influencer driven marketing. We have also experienced significant growth through our increased distribution, which we continue to drive forward.

Acquire Brands which Complement Our Existing Portfolio

We will continue to evaluate acquisition opportunities that we believe fit well within our brand portfolio and create value for our stockholders, such as further retail expansion in nutraceuticals and market expansion in health and beauty. In spite of historical capital constraints, our opportunistic approach to acquisitions has resulted in a successful track record of identifying promising targets that align with our overall brand strategy in the health, beauty and lifestyle segments.

Partner with Additional Leading Retailers to Expand the Reach of Our Products

We have established distribution relationships with premier retail partners, including Costco, Walmart, Amazon.com, Walgreens, CVS, The Vitamin Shoppe, Target.com, H-E-B, Meijer, and Albertson’s. Based on the success of our products with these leading retail partners, we believe that we are well positioned to add new retailers that will enhance our distribution footprint. We believe we have expansion opportunities with food retailers, including those focused on health foods. We intend to introduce three to five new SKUs across three potential retailers, which would potentially result in the addition of approximately 50,000 points of distribution.

Diversify Our Geographic Presence through Entry into New Markets

We seek to accelerate our sales growth by expanding and further diversifying our geographic footprint. In the year ended December 31, 2023, markets outside of North America represented 5% of our total net revenues. Our goal is to increase our net revenues generated from new markets. As we target new international markets, our strategy is to develop highly competitive and differentiated products that are produced in-country for ease of entry, with support from our regulatory group and an in-country regulatory consultant to help expedite the approval process. In the United Kingdom, where we have distribution with Costco and Holland & Barrett, we have established relationships with manufacturers who began producing FOCUSfactor in-country in December 2021. We currently plan to enter the Taiwan and Mexico markets in the second quarter of 2025 and in Australia and Asia in the first quarter of 2026, initially with FOCUSfactor, then followed by Flat Tummy. In Mexico, we have identified local manufacturers and will begin connecting with retailers in Mexico in 2024. We then plan to expand our brands into Australia (where we have TGA approval for our FOCUSfactor products) and Asian markets in 2026. In addition, we are developing our marketing plans in compliance with applicable law, and are initiating retailer meetings as we seek to gain distribution across these new retail markets.

Use Innovative Strategies to Boost Consumer Engagement

We have made investments in promoting an app for Flat Tummy and view this as a key aspect of growing our customer base and maintaining high levels of engagement. We have also focused on developing our social media presence, in particular through Instagram, in order to foster and grow our relationship with customers. Our brands appeal to both specific consumer needs as well as lifestyle choices and we seek to deepen our understanding of our customers and boost recognition of our brands through increased engagement.

Continue to Develop and Expand Our Current Brands

Our plan is to further develop and expand our brands by reaching a broader set of customers through advertising and product expansion. More specifically, we look to develop new products for our brands to satisfy the various customer segment opportunities (i.e., baby boomers, millennials, etc.) and satisfy various consumer needs as they relate to new and improved formulations, expanded and improved product benefits, alternative delivery formats and sizes. As we increase the product line-up behind our brands, we leverage our current retail distribution network by expanding our presence as well as adding incremental distribution with new retail partners. With a broader brand presence, we believe our advertising becomes even more efficient at driving sales velocity.

This is evidenced by our expanded FOCUSfactor product line, including focus and energy Ready-to-Drink (RTD) and liquid shots that are marketed to a younger adult audience. In 2023, we successfully launched an RTD pilot program in the United States through a major retailer. This major retailer will be re-launching the RTDs at the end of 2024. Additionally, in the second quarter of 2024, we launched three core FOCUSfactor focus and energy RTD products in Canada. In 2025, we plan to introduce an additional FOCUSfactor supplement for Taiwan, RTDs for the UK and focus and energy coffee for the United States. We also look to introduce new graphics for the FOCUSfactor line that provide a more impactful design, in the third quarter of 2024. In the fourth quarter of 2024, we plan on introducing new complementary products to the Flat Tummy line-up, including new protein shakes, gut-healthy ready-to-drink beverage, hydration powder and pre-workout powder. Additionally, we plan to employ this strategy of expanding our brands into international markets that include Mexico and Asia, among others.

Marketing and Sales

Our targeted, consumer-driven marketing strategy has been key to building our brands and driving revenue growth. We manage dedicated marketing strategies for each of our brands in order to build deep connections with our customers.

FOCUSfactor.    Our marketing strategy for FOCUSfactor is primarily focused on increased distribution and advertising campaigns that appeal to the demographics of our wellness focused customer base. In the year ended December 31, 2023, FOCUSfactor net revenue increased 17% year-over-year, to $37.2 million, primarily due to increased distribution at new and existing retailers. As our flagship brand, FOCUSfactor accounted for 85% of our net revenue in the six months ended June 30, 2024, compared with 81% in the six months ended June 30, 2023, 87% in the year ended December 31, 2023 and 83% in the year ended December 31, 2022.

We also utilize in-store promotions along with online and social media advertising to promote our FOCUSfactor brand. We leverage the following online and social media assets as part of our marketing strategy:

•        Website:    Our FOCUSfactor website helps to educate and inform consumers on our line of products. The website also serves as a direct-to-consumer sales channel for most FOCUSfactor products.

•        Instagram:    Our main social media platform is Instagram. As of June 30, 2024, we had approximately 13,800 followers.

•        FOCUSfactor — Brain Hub App:    Early in 2021 we launched our Brain Hub app on the Android and Apple iOS platforms to provide an additional point of engagement with customers. The app contains a library of brain games and guided meditation sessions on topics related to mindfulness and brain health in order to keep consumers engaged. As of June 30, 2024, we have approximately 11,000 app downloads.

Flat Tummy.    We employ a primarily online and social media driven strategy for our Flat Tummy brand. The brand is focused primarily on women. We employ campaigns to reach our core target segments through a mix of traditional online advertising as well as influencer-based marketing. In the six months ended June 30, 2024, Flat Tummy accounted for 15% of our net revenue, compared with 19% in the six months ended June 30, 2023, 13% in the year ended December 31, 2023 and 17% in the year ended December 31, 2022.

•        Website:    Our Flat Tummy website acts as a platform for engagement with our customers. In addition to offering a direct-to-consumer sales channel for our products, we also host a lifestyle blog on our website with a focus on health and fitness.

•        Instagram:    Our primary social media platform is Instagram. As of June 30, 2024, we had approximately 1.5 million followers. Our marketing strategy for Flat Tummy seeks to leverage our large online following to promote products from across the Flat Tummy brand. More recently we have engaged with social media influencers as a new strategy to promote our products.

•        Facebook:    As of June 30, 2024, we had approximately 534,000 followers. We mainly use the platform to share promotions and to relay content and advertisements.

•        Flat Tummy App:    Our Flat Tummy app had approximately 1.6 million unique downloads as of June 30, 2024, across both the Apple and Android platforms. The app provides customized workouts, nutrition information, and diet plans. The app is currently free to customers; however, we are exploring different strategies to monetize our large user base.

FOCUSfactor Study

FOCUSfactor has been tested in a single-center, randomized, double-blind, placebo-controlled, parallel group study to evaluate its effect on memory, concentration, and focus in healthy adults. The controlled study was conducted in normal, healthy, male and female subjects between the ages of 18 and 65 who had responded to advertisements. A total of 96 subjects were enrolled and randomized to one of the two treatment groups (FOCUSfactor and placebo). Subjects were compensated for their participation. The study was sponsored by Factor Nutrition Labs, LLC, the developer of FOCUSfactor, and was conducted in 2011 at Cognitive Research Corporation (“CRC”) in Saint Petersburg, Florida. The sponsor, in consultation with CRC, was responsible for study design including selection of dose, eligibility criteria, efficacy and safety assessments, and vitamin/nutraceutical supply. CRC, a contract research organization, was responsible for data collection, database preparation, overall project management, site monitoring, data management, statistical analyses, and preparation of the final study report.

The primary endpoint was sum recall for five trials of the Rey Auditory Verbal Learning Test (RAVLT), a standardized neuropsychological test of memory. The RAVLT is one of the most commonly used tests of memory in psychopharmacology research. The test was originally developed in the 1940s and has proven useful in evaluating verbal learning and memory, including proactive inhibition, retroactive inhibition, retention, encoding versus retrieval, and subjective organization. The standard RAVLT begins with a subject being read a list of 15 unrelated words at the rate of one word per second. The examiner then asks the subject to recall as many words as possible. This procedure is then repeated four more times with the same list of words and the number of correct responses is summed. This summed score was chosen as the primary outcome measure, or endpoint, for the current study.

The study demonstrated that, compared to placebo, FOCUSfactor improved abilities referred to as memory (i.e., short term memory), attention (e.g., focus), concentration and working memory in healthy adults. Following six weeks of treatment, subjects who received FOCUSfactor had a mean increase in recall of 6.5 words compared to 4.5 words for those who received placebo (t = -4.32, df = 87, p <0.001). The total words recalled over the five trials following six weeks of treatment (corrected for baseline score) was 51.9 words for subjects receiving FOCUSfactor compared to 49.7 words for subjects receiving placebo (t = -2.98, df = 87, p = 0.002). The significant effect on the RAVLT summed score supports the hypothesis that FOCUSfactor improves memory, attention (e.g., focus), and concentration. In addition, FOCUSfactor was found to be very well tolerated.

Our History

We were organized as a corporation under the laws of the State of Nevada on December 29, 2010 under the name “Oro Capital Corporation.” In April 2014, Synergy Strips Corp., a Delaware corporation, became our wholly-owned subsidiary, and we changed our name from “Oro Capital Corporation” to “Synergy Strips Corp.” In August 2015, we changed our name to “Synergy CHC Corp.” In January 2019, our other U.S. subsidiaries, Neuragen Corp., Sneaky Vaunt Corp., The Queen Pegasus Corp. and Breakthrough Products Inc., merged with and into the Company. In July 2021, we acquired Hand MD Corp. as a wholly-owned subsidiary.

We were a public reporting company until July 17, 2020, the date on which we filed a Form 15 to voluntarily suspend our duty to file reports under Sections 13 and 15(d) of the Exchange Act. As a result of this offering, we will become subject again to the information and reporting requirements of the Exchange Act and we will file periodic reports, proxy statements and other information with the SEC.

Our Industry

The global nutritional supplement market is expected to grow at a compound annual growth rate (CAGR) of approximately 9.3% from 2018 to 2028 according to Inkwood Research. One of the drivers of this growth is the increasing availability of over-the-counter products as an alternative to prescription medication.

FOCUSfactor competes in the brain health supplement category. The global brain health supplements market was estimated to be $8.6 billion in 2022 and is expected to grow at a compound annual growth rate of 13.3% from 2023 to 2030, according to Grand View Research. FOCUSfactor’s growth in the year ended December 31, 2023 was 17% year-over-year, significantly outpacing the overall brain health supplement market. The industry is fragmented, with both global and domestic competitors, which gives us an opportunity to scale and continue to take market share.

Our Flat Tummy brand competes in the weight management and wellbeing market, which in 2022 was estimated to be an $11.3 billion global market, with forecasted growth of 4.0% annually from 2023 to 2032, according to Business Research Insights.

Demographic trends and changing consumer habits, including a focus on reducing obesity prevalence, have been drivers of this market. We expect these trends will benefit the Flat Tummy brand and allow for new and innovative products to appeal to the changing market demographics.

Research and Development

The development of new products is comprised of two distinct steps. First, our marketing team reviews new product opportunities by analyzing market data and consumer trends in the market as well as products offered by our competition and then develops preliminary new product concepts which include claims/benefits, delivery form, packaging, and pricing targets, among others. We then work with our third-party manufacturers and leverage their research and development to finalize our new product initiative (including formula and specifications), as these partners are experienced in product development and formulation. When we acquire a brand, we typically further expand the SKUs under that brand, through internal development and with our existing partners. Generally, we take ownership of the formulas and related intellectual property, unless the products use a generic formulation.

Manufacturing and Related Operations

Our company collaborates with external manufacturers, known for their reliability, to produce our diverse range of products. We carefully select partners based on their expertise and manufacturing capabilities, ensuring our products are of the highest quality. The FOCUSfactor line is produced by several respected manufacturers, such as Nutrition Formulators Inc., Vit-Best Nutrition, and ProTab, to ensure supply continuity and support brand growth. For the Flat Tummy line, we work closely with manufacturers: Caraway Tea Company to make our teas, Vit-Best Nutrition for shakes and capsules, Global Widget for gummies, and Clever Foods for appetite suppression lollipops.

Distribution

Most of our revenues are generated through the retail channel, primarily due to our FOCUSfactor brand which is sold mainly through leading retailers. These retailers include club, mass, drug and other retailers such as Costco, Walmart, Amazon.com, Walgreens, Meijer, Albertson’s and CVS. All of our brands are also sold direct to consumer through their respective brand websites.

Competition

The U.S. nutritional supplements retail industry is a large and highly fragmented industry with few barriers to entry. We compete against other domestic and international manufacturers, specialty retailers, mass merchants, multi-level marketing organizations, mail-order and direct-to-consumer companies, and e-commerce companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. In addition, our competitors may be more effective and efficient in introducing new products.

Although there are many competing products on the market across our product categories, we believe that the FOCUSfactor brand is strengthened by an independent study to support its claim of improving memory, concentration and focus. FOCUSfactor’s competitors include a wide range of products, from targeted brain-enhancement supplements to indirect competitors such as energy drinks that claim to improve concentration. Our Flat Tummy brand competes in well-established segments with a diverse range of competition both domestically and internationally.

Government Regulation

Domestic (United States) Overview

The processing, formulation, safety, manufacturing, packaging, labeling, advertising and distribution of our products in the United States are subject to regulation by several agencies, including the U.S. Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”), the Consumer Product Safety Commission, and by various agencies and programs of the states and localities in which our products are sold. The FDA, which exercises regulatory authority over foods, dietary supplements (a subset of the foods category), and cosmetics, is the primary U.S. regulatory body for the product categories in which we participate within the U.S. market. While the FDA doesn’t mandate pre-approval or registration for dietary supplements or food products, it does stipulate that these items must adhere to current good manufacturing practices (“cGMPs”) and be produced in FDA-registered and audited facilities. Additionally, the FDA exercises regulatory oversight of ingredients and labeling of these products.

All FOCUSfactor products and Flat Tummy products are governed by the FDA regulations in 21 CFR Part 111 (dietary supplements) or 21 CFR Part 117 (foods). Neuragen (NDC 15377-010-04) is a homeopathic product and has not been evaluated by the FDA for safety or efficacy. The FDA is not aware of scientific evidence to support homeopathy as effective. UrgentRx is an over-the-counter (“OTC”) drug, which has specific regulatory requirements, including ingredient and manufacturing requirements. Under the OTC monograph system, selected OTC drugs are generally recognized as safe and effective and do not require the submission and approval of a new drug application. The FDA OTC monographs include well-known ingredients and specific requirements for permitted indications, required warnings and precautions, allowable combinations of ingredients and dosage levels. Products marketed under the OTC monograph system must conform to specific quality, formula and labeling requirements. We do not currently sell UrgentRx.

The U.S. Food and Drug Administration

Dietary Supplements and Foods

The Dietary Supplement Health and Education Act of 1994 (“DSHEA”) amended the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under the FD&C Act, dietary ingredients (i.e., vitamins; minerals; herbs or other botanicals; amino acids; or dietary substances for use by humans to supplement the diet by increasing total dietary intake; or any concentrate, metabolite, constituent, extract or combination of any of the above) that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe.

Such a determination could prevent the marketing of such dietary ingredient. In 2011 and 2016, the FDA issued draft guidance setting forth recommendations for complying with the new dietary ingredient notification requirement. In 2024, FDA has issued another guidance finalizing New Dietary Ingredient Notification (“NDIN”) procedures and timeframes, noting that other parts of the 2016 draft guidance will be finalized in due time. Although FDA guidance is non-binding and does not establish legally enforceable responsibilities, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA’s view on the topic discussed in the guidance, including its position on enforcement. At this time, the NDIN draft guidance, and finalized timelines and procedures guideline are not anticipated to have a material impact on our operations. As a part of our product development process, ingredients in products are vetted for compliance with FDA’s regulations for dietary supplements. Any ingredient suspected to fall under the NDIN classification is further vetted to confirm the ingredient is Generally Recognized As Safe (GRAS) or that the ingredient manufacturer/distributor has submitted NDIN to the FDA.

The FDA or other agencies could take actions against products or product ingredients that, in their determination, present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products that we sell. Such actions or warnings could be based on information received through FD&C Act-mandated reporting of serious adverse events.

The Bioterrorism Act, enacted in 2002, is a U.S. federal law aimed at bolstering the nation’s ability to prevent, prepare for, and respond to bioterrorism and other public health emergencies. Key provisions include mandatory registration of food facilities with the FDA, prior notification of imported food shipments, recordkeeping requirements for food facilities, and the FDA’s authority to administratively detain food products posing serious health risks. This legislation enhanced food safety by facilitating better monitoring of food facilities and imports, improving traceability and recall efforts, and strengthening the FDA’s ability to respond swiftly to potential threats to public health.

In June 2007, pursuant to the authority granted by the FD&C Act as amended by DSHEA, the FDA published detailed current Good Manufacturing Practice (“cGMP”) regulations that govern the manufacturing, packaging, labeling, and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, imposed significant recordkeeping requirements on manufacturers. The cGMP requirements are in effect for all dietary supplement manufacturers, and the FDA conducts inspections of dietary supplement manufacturers pursuant to these requirements. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility “adulterated,” and subjects such products and the manufacturer to a variety of potential FDA enforcement actions. In addition, the Food Safety Modernization Act (“FSMA”), which was enacted in January 2011, aimed to modernize and strengthen the food safety system by shifting the focus from responding to foodborne illness outbreaks to preventing them. The act granted the FDA new regulatory authority over the way foods are grown, harvested, and processed. It also required food facilities to implement preventive controls to identify and address potential hazards in their operations. FSMA represents a fundamental shift in food safety regulation, emphasizing prevention, risk-based approaches, and enhanced collaboration throughout the food supply chain, which has increased the costs of dietary ingredients and has subjected the suppliers of such ingredients to more rigorous inspections and enforcement. FSMA also requires importers of food, including dietary supplements and dietary ingredients, to conduct verification activities to ensure that the food or ingredients they import meet applicable domestic requirements.

We take several actions to ensure manufacturers we engage comply with the Bioterrorism Act, have implemented FSMA procedures (as applies), and are operating under cGMPs. As is common in our industry, we rely on our third-party suppliers and manufacturers to have policies and procedures that ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. Internally, we have a set of supplier onboarding procedures that ensure that the third-party facilities are registered with the FDA and are operating a quality system up to cGMP standards for the respective product category. We make an intentional effort to engage manufacturers that have additional quality certifications and third-party audits, such as food safety certifications under the Global Food Safety Initiative (GFSI) or dietary supplement cGMP certifications audited by the National Sanitation Foundation (NSF), whenever possible. During this onboarding process, the supplier’s history is also researched for any recent recalls, warning letters, or import alerts related to their facility or products manufactured by the supplier. Additionally, each third-party manufacturer is required to enter into a quality agreement with us. This document specifically outlines responsibilities and cGMP/documentation expectations for each party. In general, we also seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations. A removal or recall could also result in negative publicity and damage to our reputation which could reduce future demand for our products. In such case, we may attempt to offset any losses related to recalls and removals with reformulated or alternative products; however, there can be no assurance that we would be able to offset all or any portion of losses related to any future removal or recall.

The FD&C Act permits structure/function claims to be included in labels and labeling for dietary supplements without FDA pre-market approval. However, companies must have substantiation that the claims are “truthful and not misleading,” and must submit a notification with the text of the claims to the FDA no later than 30 days after marketing the dietary supplement with the claims. Permissible structure/function claims may describe how a particular nutrient or dietary ingredient affects the structure, function, or general well-being of the body, or characterize the documented mechanism of action by which a nutrient or dietary ingredient acts to maintain such structure or function. The label or labeling of a product marketed as a dietary supplement may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease (i.e., a disease claim). If the FDA determines that a particular structure/function claim is an unacceptable disease claim that causes the product to be regulated as a drug, a conventional food claim, or an unauthorized version of a “health claim,” or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading in any particular way, we would be prevented from using the claim and would have to update our product labels and labeling accordingly. We have an in-house regulatory team that reviews the scientific literature and develops substantiation as part of the product development process to ensure the crafting of compliant structure-function claims and product positioning. Our regulatory team engages in the review of web copy, e-commerce copy, and other marketing copy at the request of the brand directors of each respective brand.

In addition, DSHEA provides that so-called “third-party literature,” e.g., “a publication, including an article, a chapter in a book, or an official abstract of a peer-reviewed scientific publication that appears in an article and was prepared by the author or the editors of the publication” supplements, when reprinted in its entirety, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. Such literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view or is displayed or presented with other such items on the same subject matter so as to present a balanced view of the available scientific information; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any continued dissemination could subject our product to regulatory action as an illegal drug.

The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, require the reporting of serious adverse events, require a recall of illegal or unsafe products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in United States courts.

Federal Trade Commission

The FTC exercises jurisdiction over the advertising of all products, including foods, dietary supplements and cosmetics, and requires that all advertising to consumers be truthful and non-misleading. The FTC actively monitors the dietary supplement space and has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims or practices. These enforcement actions have resulted in consent decrees and significant monetary judgments against the companies and/or individuals involved. Regulators require a company to convey product claims clearly and accurately and further require marketers to maintain adequate substantiation for their claims. More specifically, the FTC requires such substantiation to be based upon competent and reliable scientific evidence and requires a company to have a reasonable basis for the expressed and implied product claim before it disseminates an advertisement. A reasonable basis is determined based on the claims made, how the claims are presented in the context of the entire advertisement, and how the claims are qualified. The FTC’s standard for evaluating substantiation is designed to ensure that consumers are protected from false and/or misleading claims by requiring scientific substantiation of product claims at the time such claims are first made. The failure to have this substantiation violates the Federal Trade Commission Act.

Foreign

Our products sold in foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, testing, advertising, and distribution of these products within their respective categories. Some foreign entities categorize these products/formulations as “Medicines” or subsets of a medicinal category instead of as “food supplements” or “dietary supplements”, based on the regionally-specific regulations and the nature of the product. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

In foreign markets, our regulatory department works with an in-country regulatory consultant group to guide us through the regulatory process needed to launch our product in a particular country such as Canada, the United Kingdom and Australia. For example, Canada and Australia require a product submission packet and approval from Health Canada (“HC”) and the Therapeutic Goods Administration (“TGA”), respectively, for products that would be considered “Natural Health Products” (in Canada) or “Listed Medicines” (in Australia). In the United Kingdom, on the other hand, no formal regulatory submission or pre-approval is needed for products within the food supplement category. Launch timing varies by country. In the United States and United Kingdom, once a formula is established and labeling has been approved by our regulatory and legal advisors, the product can be launched upon production. The Australian approval process generally takes four to eight weeks from the time the packet is submitted, while in Canada the approval process can take from six to twelve months from submission.

In Canada, HC has oversight over our FOCUSfactor and Flat Tummy products. Our FOCUSfactor and Flat Tummy products are considered natural health products (“NHPs”) by HC, and each has been issued, so they each have a natural product number (“NPN”) that was assigned by HC upon its review and approval. This applies to all products currently marketed or licensed in Canada, except for the FOCUSfactor energy drinks, which are considered supplemented foods and are not subject to pre-approval. Energy drinks are instead subject to supplemented foods regulations and manufacturing standards.

In the United Kingdom, FOCUSfactor products are considered food supplements that are regulated by the Food Standards Agency (“FSA”). There is no requirement for licensing or registering food supplement products in the United Kingdom. Products must comply with relevant food law, which include formulation/ingredient restrictions, specific labeling requirements, and other parameters. Brexit has introduced significant challenges for the sale of food supplements from the UK into the EU. These challenges primarily stem from regulatory misalignment and new border controls. Previously, products could be freely traded within the EU under harmonized regulations, but now, UK-based supplements must adhere to separate EU regulations to be sold in the European market. This necessitates costly and time-consuming compliance efforts, including product testing and re-labelling. Additionally, customs procedures and tariffs introduced post-Brexit have further impeded the flow of goods, increasing costs for businesses and potentially limiting consumer access to certain products. Flat Tummy products are not currently sold in the United Kingdom.

In Australia, FOCUSfactor products are “Listed Medicines” that are regulated by the TGA and require an AUST L (Australia Listed Medicine) number. Listed Medicines are regulated by the TGA, and the advertising of these products is also regulated by the TGA under the Therapeutic Goods Administrative Code (“TGAC”). Flat Tummy products are not currently sold in Australia.

New Legislation or Regulation

Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation or revised labeling of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, or impose additional record keeping or submission requirements. Moreover, emerging or future regulations might introduce additional challenges beyond those currently foreseen, further affecting the industry landscape.

Fragmented state-level regulations develop in the United States from time-to-time. Once such bill, the New York Weight Loss Products Bill, effective as of April 22, 2024, imposes stricter regulations on weight loss and athletic performance products. Among its provisions, it requires manufacturers to implement age verification measures for the sale of consumers in the state of New York. Despite its passage, opposition from industry trade groups persists, citing concerns over its impact on the dietary supplement industry. Another noteworthy and continuously-evolving state-level regulation is Proposition 65, which is a California initiative that governs the presence of some chemicals and associated warnings and is managed by the California Office of Environmental Health Hazard Assessment (OEHHA).

On a federal level in the United States, repeated legislative attempts have been made within the last several years to introduce a mandatory product listing (MPL) for the dietary supplement industry through the FDA, which would require notification to the FDA before bringing a product to the market and for label information to be submitted to and maintained in a central database. While the most recent MPL attempt failed in 2022, the FDA’s outlined budget and legislative proposals for 2025 continue to include the modernization of DSHEA regulations and the introduction of an MPL. Several trade association groups within the dietary supplement industry continue to express opposition to the current proposal, citing a clear lack of scope and definition of what it ultimately may require.

In Canada, Health Canada is in the process of reviewing and updating the database of ingredient and product monographs. While this effort is considerably focused on the clarification and harmonization of existing monographs and resources, the changing of certain ingredient monographs may have the potential to impact formulation or labeling, if any such ingredient is included in one of our licensed products. If this does occur, Health Canada is expected to provide phase-in and guidance for any such changes. Health Canada has also provided updated labeling formatting for Natural Health Products (NHPs), with a compliance date for existing products of 2028. Concurrently, Health Canada is in the consultation period for an updated fee schedule for Health Canada-related activities, such as the review of product submission packets, site licensing, and other activities relevant to maintaining operations and regulatory compliance in Canada. These discussions are still ongoing, but present potential additional future expenses to companies with natural health product registrations in the Canadian regions, as well as manufacturers or importers of such products. The benefit of this proposed pay scheme is that it may significantly reduce the number of product submissions from other companies in the Canadian market, which may reduce competition in the Canadian market and perhaps reduce review timelines by Health Canada for new product registrations and other such activities, therefore decreasing the time barrier to entry.

Intellectual Property

We own 23 trademarks that have been registered with the United States Patent and Trademark Office and have filed applications to register additional trademarks. In addition, we claim domestic trademark and service mark rights in numerous additional marks that we use. We own a number of trademark registrations in countries outside the United States. Federally registered trademarks in the United States have a perpetual life, as long as they are maintained and renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage. Most foreign trademark offices use similar trademark renewal processes. We regard our trademarks and other proprietary rights as valuable assets and believe they make a significant positive contribution to the marketing of our products.

We protect our legal rights concerning our trademarks by appropriate measures, which may include legal action. We possess a portfolio of both registered and unregistered (i.e., common law) trademarks. In certain circumstances, we seek and obtain registrations for our trademarks, which may confer certain advantages, and the decision to register a trademark is made on a case-by-case basis. We have registered and intend to register certain trademarks in certain limited jurisdictions outside the United States where our products are sold, but we may not register all or even some of our trademarks in every country in which we conduct business or intend to conduct business.

We own U.S. Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” This patent was issued by the United States Patent and Trademark Office in December 2012 and expires in April 2025.

In addition to this intellectual property, we also rely on our proprietary knowledge and ongoing technological innovation to develop a competitive position in the market for our products. Each of our patents and know-how are integral to the conduct of our business and the loss of any could have a material adverse effect on our business.

Human Capital Management

We recognize that attracting, motivating and retaining passionate talent at all levels is vital to continuing our success. By improving employee retention and engagement, we also improve our ability to support our customers and protect the long-term interests of our stakeholders and stockholders. We invest in our employees through continuously improving benefits and various health and wellness initiatives, and offer competitive compensation packages, working to continuously improve fairness in internal compensation practices.

As of September 16, 2024, we had 25 full-time employees. We intend to grow our employee base in response to the demands and requirements of the business. We believe that the employer-employee relationships in our Company are positive. We have no labor union contracts.

Properties

The following table describes our principal properties leased as of September 16, 2024:

Purpose	Location	Square Footage
Technology Center(1)	Halifax, NS	8,500
Main Office(2)	Westbrook, ME	3,510

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(1)      Monthly rental payments are $0 Canadian Dollars per month on a month-to-month basis.

(2)      Monthly rental payments are $4,290 per month on a month-to-month basis.

Legal Proceedings

From time to time, we are involved in various litigation matters arising in the ordinary course of our business. We do not believe that any of these matters, individually or in the aggregate, are currently material to us.

On July 25, 2022, plaintiff Barbara Valenti (“Valenti”) filed a putative class action complaint against Synergy CHC Corp. in the United States District Court for the Eastern District of New York, Case No. 1:22-cv-4361-BMC, for alleged violations of New York General Business Law Sections 349 and 350, arising out of advertising for the FOCUSfactor product. On August 18, 2022, we filed a motion to dismiss and a motion to strike class claims. Valenti’s counsel filed an opposition to the motions on August 30, 2022, and we withdrew the motions on September 1, 2022. We filed an answer to the complaint on September 16, 2022. On December 29, 2022, and while denying all liability, we settled with

Valenti for a payment of $340,000 to be paid in twelve installments ending on December 1, 2023, in exchange for a full release of Valenti’s individual claims. On December 29, 2022, plaintiff filed a stipulation of voluntarily dismissal of the individual claims with prejudice. During 2023, we fully paid the $340,000, per the agreement.

In August 2022, we filed a lawsuit in the Superior Court of Maine against one of our contract manufacturers, bringing several claims arising out of allegations that the contract manufacturer’s failure to timely produce and deliver our products in 2020 and 2021 damaged our business. The contract manufacturer brought counterclaims demanding payment in full for its manufacture of these products. This lawsuit was moved to federal court in the United States District Court for the District of Maine, Synergy CHC Corp. v. HVL, LLC d/b/a Atrium Innovations, Case No. 2:22-cv-00301-JAW (D. Me). The case was settled during December 2023, resulting in a net gain to us of $2,235,986, reflected as a reduction of cost of sales, and a loan payable of $5,450,000.

On July 28, 2023, L.O.D.C. Group (“LODC”) asserted claims of over $1,000,000 against us for breach of contract arising from their alleged failure to comply with contracts related to the delivery of hand sanitizer in L.O.D.C. Group, Ltd. v. Synergy CHC Corp., 4:23-cv-691; United States District Court for the Eastern District of Texas, Sherman Division. We deny all allegations and believe we are the aggrieved party in the relationship with LODC, and we filed a counterclaim. The case was settled during April 2024 by way of a confidential settlement agreement and mutual release, the settlement of the claim has been accounted for and reported as a charge to operations for the year ended December 31, 2023. During May 2024, the Company paid in full the settlement to L.O.D.C Group, Ltd.

MANAGEMENT

The following table sets forth certain information as of September 16, 2024 about our executive officers and members of our Board.

Name	Age	Position
Jack Ross	58	Chief Executive Officer and Chairman
Stacy B. McLaughlin	43	Chief Financial Officer
Alfred Baumeler(1)	59	President and Director Nominee
Jaime Fickett	46	Senior Vice President of Finance and Operations
J. Paul SoRelle	68	Director
Nitin Kaushal	58	Director Nominee
Scott Woodburn	60	Director Nominee

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(1)      Alfred Baumeler will be appointed to the Board effective upon the closing of the offering described in this prospectus.

Executive Officers

Jack Ross has served as our Chief Executive Officer and Chairman since October 2014, served as our Chief Financial Officer from August 2018 until July 2021 and from October 2014 until October 2017, and served as our President from May 2020 until January 2021 and from October 2014 until October 2017. Mr. Ross has also served as the Chief Executive Officer of Kenek Brands Inc., an executive consulting firm, since January 2014, and as the Chief Executive Officer of BoomBod Ltd., a supplements company, since December 2018. In addition, Mr. Ross has served as the Chairman and Chief Executive Officer of Gowan Capital Inc. since May 2011. The other entities with which Mr. Ross is affiliated are holding companies with limited operations, and Mr. Ross devotes substantially all of his time to his roles at Synergy CHC. Mr. Ross’ significant leadership experience at various private and public companies led to the conclusion that he should serve as a member of our Board of Directors, in light of our business and structure.

Stacy B. McLaughlin was appointed as our Chief Financial Officer in April 2024. Prior to joining the Company, Ms. McLaughlin was the Chief Financial Officer of Splash Beverage Group, Inc. (NYSE American: SBEV) from January 2024 to March 2024 and Chief Financial Officer of Material Technologies, Corp. from 2022 to 2023. From 2013 to 2021, Ms. McLaughlin was the Vice President and Chief Financial Officer of Willdan Group, Inc. (Willdan), and prior to that, she was Willdan’s Compliance Manager from 2010 to 2013. During her tenure at Willdan, she was responsible for accounting and finance functions, SEC reporting, investor relations, treasury, and managed a follow-on equity offering. Prior to Willdan, Ms. McLaughlin was, from 2009 to 2010, Senior Associate at Windes & McClaughry Accountancy Corporation and, from 2004 to 2009, Senior Audit Associate at the public accounting firm KPMG LLP. Ms. McLaughlin has a Masters in Accounting from the University of Southern California and a BS from the University of Arizona. Ms. McLaughlin is a Certified Public Accountant (CPA).

Alfred Baumeler has served as our President since January 2021 and has agreed to serve on our Board of Directors upon the completion of this offering. From August 2015 to December 2020, Mr. Baumeler served as our Executive Vice President of Sales and Marketing. From September 2012 to August 2015, Mr. Baumeler served as Senior Vice President of Marketing for Healthy Natural Systems/Core Science Medica (CSM)/Lifeagen, a nutritional supplement company. From January 2012 to August 2012, Mr. Baumeler was self-employed as a marketing consultant. From November 2009 to November 2011, Mr. Baumeler was the Senior Vice President and Chief Marketing Officer for Natrol, Inc., a manufacturer of vitamins, minerals and supplements. Mr. Baumeler has also held senior positions in Sales and Marketing with Rexall Sundown, Wyeth and Novartis. Mr. Baumeler earned his Bachelor of Science from Rutgers University in Engineering and his Master of Business Administration in Marketing and Finance from Columbia Business School. Mr. Baumeler’s 30 years of experience in consumer goods, of which 20 were in the nutritional supplement industry, led to the conclusion that he should serve as a member of our Board of Directors.

Jaime Fickett has served as our Senior Vice President of Finance and Operations since January 2015. From August 2006 to January 2015, Ms. Fickett served as Chief Financial Officer of Factor Nutrition Labs, LLC, a company that developed dietary supplements. From 1999 to 2006, Ms. Fickett was employed in the public accounting sector as an auditor. Ms. Fickett earned a Bachelor of Science in Accounting from the University of Maine. Ms. Fickett earned her Master of Science in Accounting from Southern New Hampshire University.

Directors and Director Nominees

J. Paul SoRelle was appointed as a director in December 2014. From 1999 to April 2020, Mr. SoRelle served as the President and Chief Executive Officer of Pioneer Press of Greeley, Inc., a commercial printing company. Since April 2020, Mr. SoRelle has continued to consult for Pioneer Press. Prior to joining Pioneer Press, Mr. SoRelle acquired RamStar, Inc. in November 1988 and served as President and CEO, as well as in other roles. RamStar, Inc. was acquired by International Thunderbird Gaming Corporation in 1994, where Mr. SoRelle served on the board of directors and as Executive Vice President until October 1996. In November 1982, Mr. SoRelle acquired three convenience stores, expanded to eight stores and sold them in 1988. Mr. SoRelle’s significant leadership experience at Pioneer Press of Greeley, Inc. led to the conclusion that he should serve as a member of our Board of Directors, in light of our business and structure.

Nitin Kaushal has agreed to serve on our Board of Directors upon the completion of this offering. Since March 2020, Mr. Kaushal has served as President of Anik Capital Corp. He retired from PricewaterhouseCoopers LLP (Canada), where he was a Managing Director in the Corporate Finance Practice from April 2012 until February 2020. He has over thirty five years of experience in the financial services industry and has held senior roles in investment banking, venture capital and consulting firms including Desjardins Securities Inc., Orion Securities Inc., Vengate Capital, HSBC Securities Inc. and Gordon Capital and in the venture capital industry with MDS Capital Corp. Mr. Kaushal serves on the board of VieMed Healthcare, Inc., High Tide Inc., Delta 9 Cannabis Inc., and Everyday People Financial Inc. Mr. Kaushal earned his Bachelor of Science in Chemistry from the University of Toronto and is a Chartered Accountant in Canada. Mr. Kaushal’s experience as a member of various boards of directors and as a Chartered Accountant provides the Board with additional perspective on financial reporting, governance and management issues and led to the conclusion that he should serve as a member of our Board of Directors.

Scott Woodburn has agreed to serve on our Board of Directors upon the completion of this offering. Since April 2021, Mr. Woodburn has served as Chief Executive Officer of S&W Industry Advisory Group, a business consulting firm specializing in global sales strategy, business development, and executive leadership, collaborating with the licensing and entertainment industry, investment banks, and private equity firms. Additionally, he serves as Executive Vice President of Sales for FulPac, a global manufacturer of eco-friendly service ware, partnering with top Quick Service Restaurant chains and retailers like Walmart. From November 1992 to March 2021, Mr. Woodburn was Vice President of National and Global Sales at Coca-Cola North America, where he led global sales strategy and managed a cross-functional team, handling P&L responsibilities for over $300 million in annual sales. He possesses extensive international experience across North America, Central and South America, Europe, Asia, Australia, and New Zealand. Mr. Woodburn’s experience as a sales leader with over 30 years of experience in the foodservice, beverage, and consumer packaged goods industries, known for building strong teams, growing market share, and optimizing organizational capabilities, led to the conclusion that he should serve as a member of our Board of Directors.

Corporate Governance

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board. The number of directors will be fixed by our Board, subject to the terms of our certificate of incorporation and amended and restated bylaws. Our Board currently consists of two directors (Mr. Ross and Mr. SoRelle), and will consist of five directors (Mr. Ross, Mr. Baumeler, Mr. SoRelle, Mr. Kaushal and Mr. Woodburn) upon the completion of this offering.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Corporate Governance Profile

We intend to structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure will include the following:

•        our Board will not be classified, with each of our directors subject to re-election annually;

•        we expect that a majority of our directors will satisfy the Nasdaq listing standards for independence;

•        generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;

•        we intend to comply with the requirements of the Nasdaq marketplace rules, including having committees comprised solely of independent directors; and

•        we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, regulatory and cyber risks. The Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee assists the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about the risks.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Prior to the completion of this offering, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. SoRelle, Kaushal and Woodburn qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three members, one of whom must be independent on the date of listing on Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing this prospectus, and all of whom must be independent within one year of the effective date of the registration statement containing this prospectus.

Board Leadership

The offices of the chairman of the Board and chief executive officer are currently combined. Mr. Ross serves as the Company’s chairman and chief executive officer. The Board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Ross is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of Board discussions, Mr. Ross is the director best qualified to chair those discussions. In addition, Mr. Ross’ experience and knowledge of the Company and the industry are critical to Board discussions and the Company’s success. The Board believes that Mr. Ross is well qualified to serve in the combined roles of chairman and chief executive officer and that Mr. Ross’ interests are sufficiently aligned with the stockholders he represents.

The Board does not have a lead independent director. To help ensure the independence of the Company’s Board, the independent directors of the Board intend to meet without members of management at various times during the year.

Board Committees

Our Board of Directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our Board of Directors and will be effective upon the effectiveness of the registration statement of which this prospectus is a part. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations.

Following the completion of this offering, the full text of our audit committee charter, compensation committee charter, and nominating and corporate governance charter will be posted on the investor relations portion of our website at www.synergychc.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Each of the committees will report to our board of directors as such committee deems appropriate and as our board of directors may request. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Upon completion of this offering, Messrs. SoRelle, Kaushal and Woodburn will serve on the Audit Committee, which will be chaired by Mr. Kaushal. The committee’s primary duties are to:

•        review and discuss with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;

•        review our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;

•        oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee;

•        provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;

•        review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;

•        prepare the Audit Committee report for inclusion in our proxy statement for our annual stockholder meetings;

•        establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters; and

•        approve all audit and permissible non-audit services conducted by our independent registered public accounting firm.

All members of our Audit Committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. Our Board of Directors has determined that Mr. Kaushal qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our Board of Directors considered the nature and scope of experience that Mr. Kaushal has previously had with public reporting companies. Our Board of Directors has determined that all of the directors that will become members of our audit committee upon the effectiveness of the registration statement of which this prospectus forms a part satisfy the relevant independence requirements for service on the Audit Committee set forth in the rules of the SEC and the Nasdaq listing rules. Both our independent registered public accounting firm and management will periodically meet privately with our Audit Committee.

Compensation Committee

Upon completion of this offering, Messrs. SoRelle, Kaushal and Woodburn will serve on the Compensation Committee, which will be chaired by Mr. Kaushal. The committee’s primary duties are to:

•        approve corporate goals and objectives relevant to chief executive officer compensation and evaluate performance in light of those goals and objectives;

•        determine and approve executive officer compensation, including base salary and incentive awards;

•        make recommendations to the Board regarding compensation plans; and

•        administer our stock plan.

Our Compensation Committee determines and approves all elements of executive officer compensation. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules. Each member of our Compensation Committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee

Upon completion of this offering, Messrs. SoRelle, Kaushal and Woodburn will serve on the Nominating and Corporate Governance Committee, which will be chaired by Mr. SoRelle. The committee’s primary duties are to:

•        consider director nominees recommended by stockholders and recommend nominees for election as directors;

•        oversee the evaluation of the Board;

•        review our Board’s committee structure and composition and make recommendations; and

•        develop, recommend and oversee our corporate governance principles, including our Code of Business Ethics and Conduct.

Code of Business Ethics and Conduct

Prior to the effectiveness of the registration statement of which this prospectus is a part, we will adopt a written code of business ethics and conduct that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of the code will be posted on the investor relations section of our website, which is located at www.synergychc.com. If we make any substantive amendments to, or grant any waivers from, the code of business ethics and conduct for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

Legal Proceedings

To our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION

We are a “smaller reporting company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for 2023, consisting of Jack Ross, our Chief Executive Officer and Chairman, and our two other most highly compensated executive officers as of December 31, 2023, Alfred Baumeler, our President, and Jaime Fickett, our Senior Vice President of Finance and Operations.

Fiscal Year 2023 and 2022 Summary Compensation Table

The following Fiscal Year 2023 and 2022 Summary Compensation Table contains information regarding compensation for 2023 and 2022 that we paid to Mr. Ross and our two other most highly compensated executive officers as of December 31, 2023.

Name and Principal Position	Year	Salary ($)		Bonus ($)	All other compensation ($)		Total ($)
Jack Ross	2023	500,000	(2)	—	20,000	(3)	520,000
Chief Executive Officer and Chairman(1)	2022	738,483	(2)	—	37,500	(4)	775,983
Alfred Baumeler	2023	349,993		—	48,977	(5)	398,970
President	2022	345,827		150,000	50,782	(5)	546,608
Jaime Fickett	2023	379,493		—	13,712	(6)	393,204
Senior Vice President of Finance and Operations	2022	366,243		150,000	21,065	(6)	537,308

____________

(1)      Mr. Ross serves as our Chief Executive Officer and Chairman, and is not an employee of the Company.

(2)      Consists of amounts paid to Kenek Brands Inc., a related party. See “Consulting Agreement” below.

(3)      Consists of a vehicle allowance of $2,500 per month for eight months.

(4)      Consists of a vehicle allowance of $2,500 per month for fifteen months.

(5)      Consists of a vehicle allowance of $600 per month, a retirement allowance of $7,500 and a health insurance allowance of $34,277 and $36,082, for 2023 and 2022, respectively.

(6)      Consists of a health insurance allowance of $13,712 for 2023 and a retirement allowance of $7,500 and a health insurance allowance of $13,565 for 2022.

Consulting Agreement

The following discussion relates to compensation arrangements on behalf of, and compensation paid by us to an entity controlled by Mr. Ross. We do not have an employment agreement with Mr. Baumeler or Ms. Fickett.

We are party to a Sales and Marketing Consultant and Distribution Agreement dated April 2, 2014 (the “Consulting Agreement”) with Kenek Brands Inc. (“Kenek”). Mr. Ross is the owner of Kenek and its sole officer and director. Pursuant to the Consulting Agreement, Kenek has been retained to serve as a consultant and advisor to us, including developing, expanding and managing sales, marketing and distribution and aiding in strategic direction of our sales and planning. As compensation for Kenek’s services, we pay Kenek $9,000 per month plus a 2% commission on all product sales on products that Kenek or its agents or brokers introduce to us. In addition, on April 2, 2014, we granted Kenek fully-vested options to purchase 84,034 shares of our common stock at an exercise price of $2.98 per share, which have expired. We have also agreed to reimburse Kenek for all out-of-pocket expenses incurred to perform the duties set out in the Consulting Agreement, including travel, meals and lodging. The Consulting Agreement had an initial period of one year and automatically renews for successive one-year periods unless terminated by either party upon 90 days’ prior written notice. For two years following termination, we have agreed to pay to Kenek a 1% commission on all product sales on products that Kenek or its agents or brokers introduced to us. See “Certain Relationships and Related Party Transactions” for additional information.

Fiscal Year 2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists all of the outstanding equity awards held on December 31, 2023 by each of the Company’s named executive officers, giving effect to the 1-for-11.9 reverse stock split that was effected on September 11, 2024.

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Jack Ross	—	—	—	—	—	—	—	—	—
Alfred Baumeler	84,034	—	—	7.74	12/14/2025	—	—	—	—
Jaime Fickett	84,034	—	—	7.74	12/14/2025	—	—	—	—

Equity Incentive Plans

The following table summarizes information about our equity compensation plans as of December 31, 2023, giving effect to the 1-for 11.9 reverse stock split that was effected on September 11, 2024. All outstanding awards relate to our common stock.

Plan category	Number of securities to be issued upon vesting of grants and exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan approved by stockholders(1)	252,102	$6.15	1,052,520
Equity compensation plan not approved by stockholders	—	$—	—
Total	252,102	$6.15	1,052,520

____________

(1)      The Company’s 2014 Stock Incentive Plan was approved by stockholders in July 2015.

Fiscal Year 2023 Director Compensation

Our named executive officer and director, Mr. Ross, did not receive any compensation for his service as a director for the year ended December 31, 2023. All compensation paid to Mr. Ross is set forth above under “— Fiscal Year 2023 and 2022 Summary Compensation Table.” No compensation was paid to our non-employee directors during the fiscal year ended December 31, 2023.

Director Compensation

We do not currently have a formal policy with respect to compensating non-employee directors for service as directors. Following the consummation of this offering, we anticipate that directors who are not also our officers or employees will receive compensation for their service on our board and committees thereof. The amount and form of such compensation has not yet been determined. Each non-employee director will be reimbursed for out-of-pocket expenses incurred in connection with attending board and committee meetings.

Summary of the 2024 Equity Incentive Plan

The Synergy CHC Corp. 2024 Equity Incentive Plan (the “2024 Plan”) was adopted by the Board and stockholders on June 26, 2024 (the “Plan Effective Date”) and amended by the Board and stockholders on July 25, 2024.

This section summarizes certain principal features of the 2024 Plan, which may be subject to change. The summary is qualified in its entirety by reference to the complete text of the 2024 Plan.

Awards

The 2024 Plan allows the Company to make equity and equity-based incentive awards to officers, employees, directors, consultants, and advisors. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The 2024 Plan will provide for the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Compensation Awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the 2024 Plan. All awards will be set forth in an award agreement which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

A brief description of each award type follows.

•        Non-Qualified Stock Options or “NQSO” means the right to purchase shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Stock Options;

•        Incentive Stock Options or “ISO” means the right to purchase shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive equity option within the meaning of Code Section 422 of the United States Internal Revenue Code of 1986, as amended;

•        Stock Appreciation Rights or “SAR” means a right, designated as an SAR, to receive the appreciation in the fair market value of shares;

•        Restricted Stock means an award of shares subject to vesting conditions;

•        Restricted Stock Units or “RSUs” shall mean a right to receive shares or cash upon vesting; and

•        Performance Compensation Awards means an award granted to a participant that entitles the participant to delivery of shares upon achievement of performance goals.

The Company has initially reserved one million three hundred four thousand six hundred twenty-two (1,304,622) shares of common stock for the issuance of awards under the 2024 Plan (the “Initial Limit”). The Initial Limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Company’s capitalization. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2024 Plan shall not exceed the Initial Limit, as adjusted. Shares underlying any awards under the 2024 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.

The 2024 Plan will be administered by the compensation committee of the Board, the Board or such other similar committee pursuant to the terms of the 2024 Plan. The plan administrator, which initially will be the compensation committee of the Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. The plan administrator may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer, the authority to make awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in the 2024 Plan will be officers, employees, non-employee directors, consultants, and advisors of the Company and its subsidiaries as selected from time to time by the plan administrator in its discretion. Approximately 25 individuals are eligible to participate in the 2024 Plan, which includes approximately 4 officers, 21 employees who are not officers, 3 non-employee directors, and 4 consultants/independent contractors.

The 2024 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2024 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2024 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of common stock that is beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to common stock, or cash, equal to the value of the appreciation in the Company’s stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

The plan administrator may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. The plan administrator may also grant shares of common stock that are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares common stock.

The plan administrator may grant cash-based awards under the 2024 Plan to participants, subject to the achievement of certain performance goals, including continued employment with the Company. The 2024 Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2024 Plan, to certain limits in the 2024 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Except as set forth in a stock award agreement issued under the 2024 Plan, in the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of Company’s then outstanding capital stock, each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) Company’s continuation of such outstanding stock awards (if Company is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (e) the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

The 2024 Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the 2024 Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between the Company or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Participants in the 2024 Plan are responsible for the payment of any federal, state or local taxes that the Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock to be issued pursuant to award shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company or its subsidiaries in an amount that would satisfy the withholding amount due.

The 2024 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the 2024 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Plan will require the approval of the Company’s stockholders. Generally, without shareholder approval, (i) no amendment or modification of the 2024 Plan may reduce the exercise price of any stock option or the strike price of any stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange.

All stock awards granted under the 2024 Plan will be subject to recoupment in accordance with any clawback policy that Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

No awards may be granted under the 2024 Plan after the date that is ten years from the Plan Effective Date. No awards under the 2024 Plan have been made prior to the date of this prospectus.

Clawback Policy

We intend to adopt a clawback policy that is compliant with the Nasdaq rules, as required by the Dodd-Frank Act, to be effective upon the closing of this offering, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Following is a description of transactions since January 1, 2021, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family members of and any entities affiliated with any such person, had or will have a direct or indirect material interest.

We may encounter business arrangements or transactions with businesses and other organizations in which one of our directors or executive officers, significant stockholders or their immediate families is a participant and the amount exceeds $120,000. We refer to these transactions as related party transactions. Related party transactions have the potential to create actual or perceived conflicts of interest between us and our directors, officers and significant stockholders or their immediate family members. All services listed below are provided at cost.

On April 2, 2014, we entered into a Sales and Marketing Consultant and Distribution Agreement with Kenek Brands, Inc. (“Kenek”), a company owned by Jack Ross, our Chief Executive Officer. For the years ended December 31, 2023, 2022 and 2021, we expensed consulting fees of $500,000, $738,483 and $1,287,296, respectively. For the year ended December 31, 2023, we paid eight months of a vehicle allowance of $2,500 per month. For the year ended December 31, 2022, we paid fifteen months of a vehicle allowance of $2,500 per month. We advanced $501,321 and $131,894 in the manner of a prepaid bonus in the years ended December 31, 2023 and 2022, respectively. We advanced $326,683 during the six months ended June 30, 2024. During the six months ended June 30, 2024 we were advanced $1,400,000 and $149,500 Canadian Dollars (US Dollars $109,225) in the form of a short-term note. During the six months ended June 30, 2024 we applied advances of $328,003 to the note balance. The balance owing at June 30, 2024 was $1,181,222. During 2023, we were advanced $1,170,000 in the form of a short-term note. We repaid this during 2023 with interest of $210,000.

On June 26, 2015, we entered into a Security Agreement with Knight Therapeutics, Inc. (“Knight Therapeutics”) (an affiliate of an owner of greater than 10% of our outstanding common stock) through its wholly owned subsidiary Neuragen Corp., for the purchase of the assets of Knight Therapeutics, Inc. At March 31, 2024, December 31, 2023, December 31, 2022 and December 31, 2021, we owed $275,000, $287,500, $325,000 and $387,000, respectively, in relation to this agreement. We recorded present value of future payments of $199,640, $204,941, $213,040 and $243,723 as of March 31, 2024, December 31, 2023, December 31, 2022 and December 31, 2021, respectively. This agreement was consolidated into the Amended and Restated Loan Agreement with Knight in June 2024.

Pursuant to our Amended and Restated Loan Agreement with Knight, as amended by the Sixth Amendment dated June 6, 2024, amounts owing under the loan bear interest at a rate of 12% per year. At December 31, 2023, 2022 and 2021, we owed Knight $12,335,452, $12,426,997 and $6,743,723, respectively, on this loan, net of debt issuance cost. Since January 1, 2021, the highest aggregate principal amount outstanding under this loan was $12,335,452 during the year ended December 31, 2023. During the years ended December 31, 2023, 2022 and 2021, $145,500, $62,500 and $37,500 of principal was paid, respectively. During the years ended December 31, 2023, 2022 and 2021, $1,693,642, $1,319,295 and $1,365,534 of interest was expensed, respectively. During 2024, through June 30, 2024, $84,500 of principal and $1,110,261 of interest was paid.

On December 23, 2016, we entered into an agreement with Knight Therapeutics, Inc. for the distribution rights of FOCUSfactor in Canada. In conjunction with this agreement, we are required to pay Knight Therapeutics a distribution fee equal to 30% of gross sales for sales achieved through a direct sales channel and 5% of gross sales for sales achieved through retail sales. The minimum due to Knight under this agreement is $100,000 Canadian dollars. On and after February 15, 2021, the agreement automatically renews for additional one-year terms unless either party gives notice of nonrenewal at least 180 days prior to the end of the then-current term. During the year ended December 31, 2023, we expensed $133,502 Canadian dollars ($98,939 U.S. Dollars). During the year ended December 31, 2022, we expensed $114,363 Canadian dollars (US Dollars $87,920). During the year ended December 31, 2021, we expensed $123,023 Canadian dollars (US Dollars $98,174). As of December 31, 2023, 2022 and 2021, the total outstanding balance was $549,229, $415,728 and $301,364 Canadian dollars, respectively. In U.S. Dollars, the total outstanding balance was $415,272, $306,932 and $237,716 as of December 31, 2023, 2022 and 2021, respectively. As of June 30, 2024, the total outstanding balance was $549,229 Canadian dollars ($403,936 U.S. Dollars). The outstanding distribution fees have been added to the related party notes payable.

On December 23, 2016, we entered into an agreement with Knight Therapeutics, Inc. for the distribution rights of Hand MD in Canada. In conjunction with this agreement, we are required to pay Knight Therapeutics a distribution fee equal to 60% of gross sales for sales achieved through a direct sales channel until the sales in the calendar year equal the threshold amount and then 40% of all such gross sales in such calendar year in excess of the threshold amount and 5% of gross sales for sales achieved through retail sales. The minimum due to Knight Therapeutics under this agreement is $25,000 Canadian dollars. On and after February 15, 2021, the agreement automatically renews for additional one-year terms unless either party gives notice of nonrenewal at least 180 days prior to the end of the then-current term. During the year ended December 31, 2023, the Company expensed was $25,000 Canadian dollars (US Dollars $18,531). During the year ended December 31, 2021, we expensed $25,000 Canadian dollars ($19,950 U.S. Dollars). As of December 31, 2023, 2022 and 2021, the total outstanding balance was $160,637, $135,637 and $135,637 Canadian dollars, respectively. In U.S. Dollars, the total outstanding balance was $121,458, $100,141 and $106,990 as of December 31, 2023, 2022 and 2021, respectively. As of June 30, 2024, the total outstanding balance was $160,637 Canadian dollars ($118,550 U.S. Dollars). The outstanding distribution fees have been added to the related party notes payable.

On January 1, 2017, we entered into agreements with Knight Therapeutics, Inc. for the distribution rights of Sneaky Vaunt in Canada, and with Knight Therapeutics International S.A. (formerly Knight Therapeutics (Barbados) Inc.) for the distribution rights of Sneaky Vaunt in Israel, Romania, Russia and Sub-Saharan Africa. In conjunction with these agreements, for sales in Canada, we are required to pay Knight Therapeutics a distribution fee equal to 60% of gross sales until the sales in the calendar year equal the threshold amount and then 40% of gross sales in such calendar year in excess of the threshold amount. For sales in Israel, Romania, Russia and Sub-Saharan Africa, we are required to pay Knight Therapeutics International S.A. a distribution fee equal to 60% of gross sales. On and after February 15, 2021, the agreements automatically renew for additional one-year terms unless either party gives notice of nonrenewal at least 180 days prior to the end of the then-current term. We expensed royalties under the agreements of $0, $849 and $1,459 for the years ended December 31, 2023, 2022 and 2021, respectively, related to Sneaky Vaunt. At December 31, 2023, 2022 and 2021, we owed $0, $41 and $0, respectively, in connection with the royalty distribution agreements. We expensed royalties under the agreements of $0 during the six months ended June 30, 2024. At June 30, 2024, we owed $0 in connection with the royalty distribution agreements.

On February 15, 2016, Nomad Choice Pty Ltd entered into agreements with Knight Therapeutics, Inc. for the distribution rights of Flat Tummy in Canada and with Knight Therapeutics International S.A. (formerly Knight Therapeutics (Barbados) Inc.) for the distribution rights of Flat Tummy in Israel, Romania, Russia and Sub-Saharan Africa. In conjunction with these agreements, for sales in Canada, we are required to pay Knight Therapeutics a distribution fee equal to 60% of gross sales. For sales in Israel, Romania, Russia and Sub-Saharan Africa, we are required to pay Knight Therapeutics International S.A. a distribution fee equal to 60% of gross sales. On and after February 15, 2021, the agreements automatically renew for additional one-year terms unless either party gives notice of nonrenewal at least 180 days prior to the end of the then-current term. We expensed royalties under the agreements of $82,810, $74,088 and $124,836 for the years ended December 31, 2023, 2022 and 2021, respectively, related to Flat Tummy. At December 31, 2023, 2022 and 2021, we owed $19,324, $11,084 and $3,853, respectively, in connection with the royalty distribution agreements. We expensed royalties under the agreements of $41,277 during the six months ended June 30, 2024. At June 30, 2024, we owed $25,905 in connection with the royalty distribution agreements.

We entered into transactions with BoomBod Ltd., a related party 100% indirectly owned by Jack Ross, our Chief Executive Officer, during the six months ended June 30, 2024 and years ended December 31, 2023, 2022 and 2021. We paid for inventory and marketing expenses on BoomBod’s behalf, and charged BoomBod for reimbursement of the same. As of June 30, 2024, December 31, 2023 and December 31, 2022 and December 31, 2021 we were owed $4,424,547, $4,459,996, $4,408,751 and $4,016,215, respectively. Pursuant to a non-interest-bearing promissory note from BoomBod, BoomBod is obligated to repay to us the outstanding amount of $4,424,547 by December 31, 2024; however, the note does not contain any security interest, personal guarantee, or special default terms or rights or remedies in the event of BoomBod’s failure to repay other than our normal right to pursue collection through the legal process and BoomBod’s agreement to pay for costs and expenses of enforcement.

We entered into transactions with Gowan Properties Inc., a related party 100% indirectly owned by Jack Ross, our Chief Executive Officer. The transactions are related to rent expense of $25,000 Canadian Dollars per month for our Fall River office. During the year ended December 31, 2021, we expensed $300,000 Canadian Dollars ($239,405 US Dollars) for rent expense. During the year ended December 31, 2022, the related party waived rent payments. During the years ended December 31, 2023 and 2022, the related party waived the expense.

On October 1, 2023 (effective date), we entered into second amendment to the Distribution Agreement with Knight with an initial term ending on February 25, 2026 with an automatic renewal of one year for a payment of $450,000 by us within 180 days from the effective date. We have recorded this payable in terms of a Note Payable to Knight in relation to a license fee of an intangible asset. The balance outstanding at both June 30, 2024 and December 31, 2023 was $450,000. At June 30, 2024 this Distribution Agreement was consolidated into one loan under the sixth amendment.

PRINCIPAL STOCKHOLDERS

Our only outstanding class of voting securities is our common stock. The following table sets forth information known to us about the beneficial ownership of our common stock on September 16, 2024 by (i) each current director and director nominee; (ii) each named executive officer; and (iii) all of our executive officers and directors as a group. Other than as set forth below, no person known to us beneficially owns 5% or more of the outstanding common stock as of September 16, 2024.

Unless otherwise indicated in the footnotes, each person listed in the following table has sole voting power and investment power over the common stock listed as beneficially owned by that person. The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering and are based on 7,553,726 shares of our common stock outstanding as of September 16, 2024 and 9,553,726 shares of our common stock outstanding after the completion of this offering. The percentages assume the underwriters do not exercise their option to purchase any additional shares. Unless otherwise indicated in the footnotes, the address for each listed person is Synergy CHC Corp., 865 Spring Street, Westbrook, Maine 04092. The information in the table gives effect to the 1-for-11.9 reverse stock split with respect to our common stock, which was effected on September 11, 2024.

			After this Offering
	Prior to this Offering		If Underwriters’ Option is Not Exercised		If Underwriters’ Option is Exercised in Full
	Shares Beneficially Owned(1)		Shares Beneficially Owned		Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
5% Stockholders:
Gowan Private Equity Inc.(2)	3,679,056	47.1%	3,679,056	38.5%	3,679,056	37.3%
Knight Therapeutics International S.A.(3)	1,482,844	19.0%	1,482,844	15.5%	1,482,844	15.0%
Named executive officers, directors and director nominees:
Jack Ross(4)	4,411,760	58.4%	4,411,760	46.2%	4,411,760	44.8%
Alfred Baumeler(5)	84,034	1.1%	84,034	*	84,034	*
Jaime Fickett(6)	84,034	1.1%	84,034	*	84,034	*
Stacy B. McLaughlin	—	—	—	—	—	—
J. Paul SoRelle(7)	192,997	2.5%	192,997	2.0%	192,997	1.9%
Nitin Kaushal	—	—	—	—	—	—
Scott Woodburn	—	—	—	—	—	—
All executive officers and directors as a group (6 persons)	4,772,825	61.1%	4,772,825	48.7%	4,772,825	47.2%

____________

*        Less than 1% of the outstanding common stock.

(1)      Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock which may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of shares of common stock shown as beneficially owned includes shares of common stock subject to stock options exercisable and restricted stock units that were outstanding on September 16, 2024 and that will vest within 60 days of September 16, 2024. Shares of common stock subject to stock options exercisable and restricted stock units that will vest within 60 days after September 16, 2024 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)      This stockholder’s address is 156 Heddas Way, Fall River NS B2T 0J4, Canada. Consists of 3,679,056 shares of common stock owned by Gowan Private Equity Inc. Jack Ross is the Chief Executive Officer of Gowan Private Equity Inc. Decisions regarding the voting or disposition of the shares held by Gowan Private Equity Inc. are made by Mr. Ross.

(3)      Consists of 1,482,844 shares of common stock. This stockholder’s address is 3622 Saldanha da Gama, Office 311, Montevideo, Uruguay. Decisions regarding the voting or disposition of the shares held by Knight Therapeutics International S.A. are made by Arvind Utchanah.

(4)      This stockholder’s address is 156 Heddas Way, Fall River NS B2T 0J4, Canada. Consists of 326,507 shares of common stock owned by Jack Ross, 3,679,056 shares of common stock owned by Gowan Private Equity Inc., 269,635 shares of common stock owned by Dunhill Distribution Group, Inc. and 136,559 shares of common stock owned by Gowan Capital Inc. Jack Ross is the Chief Executive Officer of Gowan Private Equity Inc., Dunhill Distribution Group, Inc. and Gowan Capital Inc. Decisions regarding the voting or disposition of the shares held by Gowan Private Equity Inc., Dunhill Distribution Group, Inc. and Gowan Capital Inc. are made by Mr. Ross.

(5)      Consists of options to purchase 84,034 shares of common stock.

(6)      Consists of options to purchase 84,034 shares of common stock.

(7)      Consists of 108,963 shares of common stock owned by the SoRelle Family Partnership LLLP and options to purchase 84,034 shares of common stock held by Mr. SoRelle. Decisions regarding the voting or disposition of the shares held by the SoRelle Family Partnership LLLP are made by its general partners, Mr. SoRelle, Carroll V. SoRelle, Carol S. Pederson and Merrie S. Foreman, and each general partner individually has voting and dispositive power over such shares.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and amended and restated bylaws as proposed to be in effect upon consummation of the offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and amended and restated bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.00001 per share, of which 7,553,726 shares are issued and outstanding as of September 16, 2024, held by approximately 37 stockholders of record, after giving effect to the 1-for-11.9 reverse stock split that was effected on September 11, 2024. Upon completion of this offering, there will be 9,553,726 shares of common stock outstanding.

Common Stock

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock outstanding at that time after payment of other claims of creditors.

Anti-Takeover Effects of Certain Provisions of Nevada Law

Effect of Nevada Anti-takeover Statute.    We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if after the date that the stockholder becomes an interested stockholder the business combination is approved by the board of directors and by 60% of the voting power of all disinterested stockholders at either an annual or special meeting of the stockholders of the corporation. Section 78.439 provides that business combinations after the two-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless either approved by the corporation’s directors before the stock acquisition, or by a majority of the disinterested stockholders or unless the price and terms of the transaction meet other criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

•        any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder, with a market value of 5% or more of the value of the outstanding shares of the corporation;

•        the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of voting shares of securities convertible into voting shares of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•        the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisitions.    Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Indemnification of Directors and Officers

Neither our articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws will provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation and amended and restated bylaws.

We do not currently carry directors’ and officers’ insurance. However, we may in the future purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Listing

We have applied to list our common stock on the Nasdaq Global Market under the symbol “SNYR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there are no publicly-available quotations of our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Further, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, 9,553,726 shares of common stock will be outstanding. Of these shares, 2,000,000 shares of our common stock (or 2,300,000 shares if the underwriters exercise in full their option to purchase additional shares) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining shares of common stock that will be outstanding, 6,003,567 shares are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the contractual 180-day lock-up period described below, the shares subject to lock-up agreements will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to resale limitations).

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately 95,537 shares immediately after this offering; or

•        the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up Agreements

The Company, each of our directors and executive officers following this offering, and our 5% and greater stockholders, have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Roth Capital Partners, LLC, as representative of the underwriters. See “Underwriting — Lock-up Agreements.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) and does not discuss the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; a corporation that is subject to the accumulated earnings tax; a person that owns or has owned, actually or constructively, more than 5% of our common stock; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. taxpayer for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate and former citizens or long-term residents of the United States.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address any state, local, foreign, gift, Medicare, estate (except to the limited extent set forth herein), or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS) OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “— Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock, will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty, provided the non-U.S. Holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form or other documentation) to us or our paying agent certifying qualification for the lower treaty rate) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States subject to the discussion below regarding foreign accounts and backup withholding. A non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaties.

If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless:

(a)     that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

(b)    the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

(c)     we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits, as adjusted for certain items.

If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the non-U.S. holder is described in clause (c) of the preceding paragraph, the non-U.S. holder will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation. Such withheld tax is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to such withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

U.S. Federal Estate Tax

The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property it is treated as the owner of, or has made certain life transfers of, having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that has certain connections with the United States.

Withholding on Payments to Foreign Accounts

Certain withholding taxes may apply under Section 1471 through 1472 of the Code (which are commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied or (c) the foreign financial institution or non-financial foreign entity otherwise qualified for an exemption from these rules.

“Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely until final regulations are issued) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2019. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If an investor does not provide us with the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax.

Holders should consult their own tax advisers regarding the implications of FATCA on their investment in our common stock.

UNDERWRITING

We have entered into an underwriting agreement, dated          , 2024, with Roth Capital Partners, LLC acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below has agreed to purchase, and we have agreed to sell to it, the number of shares of common stock listed next to its name at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Roth Capital Partners, LLC

Total	2,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.

The Representative of the underwriters has advised us that the underwriters propose to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $         per share for the common stock. After the completion of this offering, the underwriters may change the offering price and other selling terms.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Pricing of the Offering

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the Representative. In determining the initial public offering price, we and the Representative expect to consider a number of factors including:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 300,000 additional shares from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.

	Per Share	Total Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.7 million, which includes our legal, accounting and printing costs and various other fees associated with registration and listing of our common stock. We have agreed to reimburse the Representative for its reasonable out-of-pocket expenses actually incurred in the offering, up to a maximum of $325,000. We have agreed to reimburse the Representative for its reasonable out-of-pocket expenses actually incurred up to $75,000 if the offering is not consummated.

Underwriter Warrants

Upon the closing of this offering, we have agreed to issue Underwriter Warrants to purchase 9% of the total number of shares of common stock sold in this offering (including the shares of common stock sold upon the underwriters’ exercise of the over-allotment option). The Underwriter Warrants will have an exercise price equal to 130% of the public offering price set forth on the cover page of this prospectus (or $            per Underwriter Warrant), subject to standard anti-dilution adjustments for share splits and similar transactions. The Underwriter Warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing six months after issuance with (i) 25% expiring in three years, (ii) 25% expiring in four years, and (iii) the remaining 50% expiring in five years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8)(A). The Underwriter Warrants are also exercisable on a cashless basis. The Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). Except as permitted by Rule 5110(e)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will any of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of sales under this prospectus. The Underwriter Warrants shall not have the right to demand registration rights for the common stock underlying the Underwriter Warrants more than five years from the earlier of the effective date of the registration statement or the commencement of sales in connection with this offering. In addition, the Underwriter Warrants shall not have the right to piggyback registration rights for the common stock underlying the Underwriter Warrants more than seven years from the earlier of the effective date of the registration statement or the commencement of sales in connection with this offering.

Lock-Up Agreements

Each of our directors and executive officers following this offering, and our 5% and greater stockholders have agreed to a 180-day “lock-up” from the date of this prospectus relating to shares of our common stock that they beneficially own. This means that, for a period of 180 days following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative, subject to certain exceptions.

The Representative may, in its sole discretion and at any time or from time to time, release all or any portion of the common stock or other securities subject to the lock-up agreement. Any determination to release any common stock would be based upon a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market of the common stock, general market conditions, the number of shares of common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. The Representative does not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of common stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

In addition, the underwriting agreement provides that, subject to certain exceptions, we will not, for a period of 180 days following the date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the underwriters.

Nasdaq Global Market

We have applied to have our shares of common stock listed on the Nasdaq Global Market under the symbol “SNYR.” Our application might not be approved and the completion of this offering is contingent upon such approval.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M:

•        Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•        Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

We and the representative hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

In relation to the Member States of the European Economic Area (each, a “Relevant State”), no offer of shares of our common stock which are the subject of the offering contemplated by this prospectus to the public may be made in that Relevant State other than:

•        to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representative or representatives nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock described in this prospectus shall result in a requirement for the publication of a prospectus, by us or any of the underwriters, pursuant to Article 3 of the Prospectus Regulation.

Each purchaser of shares of our common stock described in this prospectus located within a Relevant State will be deemed to have represented, acknowledged and agreed that (1) it is a “qualified investor” within the meaning of the Prospectus Regulation; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Regulation as having been made to such persons. For purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•        to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the United Kingdom, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”); and/or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of any shares in the United Kingdom within the meaning of the FSMA. Any person in the United Kingdom who is not a relevant person should not take any action on the basis of this prospectus and should not act or rely on it.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina. Loeb & Loeb LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Synergy CHC Corp. as of December 31, 2023 and 2022 and for the years then ended included in this prospectus have been so included in reliance on the reports of RBSM LLP, an independent registered public accounting firm, which are included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Upon completion of this offering, we will be subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at www.synergychc.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Synergy CHC Corp.
Condensed Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$87,293	$632,534
Restricted cash	100,000	100,000
Accounts receivable, net	3,268,086	2,106,094
Loan receivable (related party)	4,424,547	4,459,996
Prepaid expenses (including related party amount of $500,000 and $501,321, respectively)	1,073,482	797,985
Inventory, net	1,920,290	3,726,240
Total Current Assets	10,873,698	11,822,849

Intangible assets, net	350,000	416,667
Total Assets	$11,223,698	$12,239,516

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities (including related party payable of $25,905 and $26,885, respectively)	$5,183,780	$11,727,490
Income taxes payable	448,039	185,665
Contract liabilities	11,253	14,202
Short term loans payable, related party, net of debt discount	1,181,222	—
Current portion of long-term debt, net of debt discount and debt issuance cost, related party	2,000,000	—
Current portion of long-term debt, net of debt discount and debt issuance cost	5,887,602	2,094,525
Total Current Liabilities	14,711,896	14,021,882

Long-term Liabilities:
Note payable, net of debt discount and debt issuance cost, related party	10,333,053	12,426,997
Notes payable	12,057,022	13,096,610
Total Long-term Liabilities	22,390,075	25,523,607
Total Liabilities	37,101,971	39,545,489

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 7,553,726 shares issued and outstanding	76	76
Additional paid in capital	19,153,318	19,148,707
Accumulated other comprehensive income (loss)	84,906	(102,467)
Accumulated deficit	(45,116,573)	(46,352,289)
Total stockholders’ deficit	(25,878,273)	(27,305,973)
Total Liabilities and Stockholders’ Deficit	$11,223,698	$12,239,516

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Synergy CHC Corp.
Unaudited Condensed Consolidated Statements of Income and Other Comprehensive Income

	For the six months ended
	June 30, 2024	June 30, 2023
Revenue	$17,436,703	$18,753,705
Cost of sales	5,086,029	5,323,622
Gross profit	12,350,674	13,430,083

Operating expenses
Selling and marketing	6,639,863	6,231,183
General and administrative	2,252,223	2,967,770
Depreciation and amortization	66,667	—
Total operating expenses	8,958,753	9,198,953

Income from operations	3,391,921	4,231,130

Other (income) expenses
Interest expense, net	1,854,747	1,719,772
Remeasurement (gain) loss on translation of foreign subsidiary	(5,113)	(4,161)

Total other expenses	1,849,634	1,715,611

Net income before income taxes	1,542,287	2,515,519
Income tax expense	306,571	52,262
Net income after tax	$1,235,716	2,463,257

Net income per share – basic and diluted	$0.16	$0.33

Weighted average common shares outstanding
Basic and Diluted	7,553,726	7,553,726
Comprehensive income:
Net income	1,235,716	2,463,257
Foreign currency translation adjustment	187,373	(109,655)
Comprehensive income	$1,423,089	$2,353,602

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Synergy CHC Corp.
Unaudited Condensed Consolidated Statement of Stockholders’ Deficit

	Common stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2022	7,553,726	$76	$19,148,707	$22,389	$(52,691,039)	$(33,519,867)
Foreign currency translation loss				(109,655)	—	(109,655)
Net income					2,463,257	2,463,257
Balance as of June 30, 2023	7,553,726	$76	$19,148,707	$(87,266)	$(50,227,782)	$(31,166,264)
	Common stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2023	7,553,726	$76	$19,148,707	$(102,467)	$(46,352,289)	$(27,305,973)
Fair value of vested stock options			4,611			4,611
Foreign currency translation gain				187,373		187,373
Net income					1,235,716	1,235,716
Balance as of June 30, 2024	7,553,726	$76	$19,153,318	$84,906	$(45,116,573)	$(25,878,273)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Synergy CHC Corp.
Unaudited Condensed Consolidated Statements of Cash Flows

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash Flows from Operating Activities
Net income	$1,235,716	$2,463,257
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	66,667	—
Stock based compensation expense	4,611	—
Foreign currency transaction loss	23,345	(90,237)
Remeasurement loss on translation of foreign subsidiary	(5,113)	(4,161)
Non cash implied interest	4,799	14,854
Changes in operating assets and liabilities:
Accounts receivable	(1,161,992)	(1,430,158)
Loan receivable, related party	35,449	276,367
Inventory	1,805,950	3,194,220
Prepaid expenses	(276,818)	(926,388)
Prepaid expense, related party	(326,682)	(68,056)
Income taxes receivable	—	14,339
Income taxes payable	262,374	37,480
Contract liabilities	(2,949)	(195)
Accounts payable and accrued liabilities	(2,804,381)	(5,196,328)
Accounts payable, related party	(980)	(91,707)
Net cash used in operating activities	(1,140,005)	(1,806,712)

Cash Flows from Investing Activities

Cash Flows from Financing Activities
Advances from related party	1,509,226	—
Repayment of notes payable, related party	(84,500)	(12,500)
Proceeds from notes payable	600,000	200,000
Repayment of notes payable	(1,617,335)	(568,851)
Net cash provided by (used in) financing activities	407,391	(381,351)

Effect of exchange rate on cash, cash equivalents and restricted cash	187,373	(109,013)
Net decrease in cash, cash equivalents and restricted cash	(545,241)	(2,297,076)

Cash, Cash Equivalents and restricted cash, beginning of year	732,534	2,526,443
Cash, Cash Equivalents and restricted cash, end of period	$187,293	$229,367

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$1,850,896	$1,705,784
Income taxes	$44,197	$—

Supplemental Disclosure of Noncash Investing and Financing Activities:
Accounts payable converted to loan payable upon settlement	$3,770,824	$—
Reduction of short term related party note payable by reduction of prepaid balance	$328,003	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of the Business

Synergy CHC Corp. (“Synergy”, “we”, “us”, “our” or the “Company”) (formerly Synergy Strips Corp.) was incorporated on December 29, 2010 in Nevada under the name “Oro Capital Corporation.” On April 21, 2014, the Company changed its fiscal year end from July 31 to December 31. On April 28, 2014, the Company changed its name to “Synergy Strips Corp.”. On August 5, 2015, the Company changed its name to “Synergy CHC Corp.”

The Company is a consumer health care company that is in the process of building a portfolio of best-in-class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisition.

Effective January 1, 2019 the Company has merged its U.S. subsidiaries (Neuragen Corp., Breakthrough Products, Inc., Sneaky Vaunt Corp., and The Queen Pegasus Corp.) into the parent company.

Synergy is the sole owner of two subsidiaries: NomadChoice Pty Ltd., and Synergy CHC Inc. and the results have been consolidated in these statements.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements as of June 30, 2024 and December 31, 2023 and for the six months ended June 30, 2024 and 2023 are unaudited. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2024. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2023 and footnotes thereto.

All amounts referred to in the notes to the consolidated financial statements are in United States Dollars ($) unless stated otherwise.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included are assumptions about collection of accounts receivable, current income taxes, deferred income taxes valuation allowance, useful life of intangible assets, impairment analysis of intangible assets, estimates used in the fair value calculation of stock based compensation, assumptions used in Black-Scholes-Merton, or BSM, valuation methods, such as expected volatility, risk-free interest rate and expected dividend rate, accrual of sales returns, and accrual of legal expense. The results of any changes in accounting estimates are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. As of June 30, 2024 and December 31, 2023, the Company had no cash equivalents. The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At June 30, 2024 and December 31, 2023, the uninsured balances amounted to $50,667 and $441,711, respectively.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$87,293	$632,534
Restricted cash	100,000	100,000
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$187,293	$732,534

Amounts included in restricted cash represent amounts held for credit card collateral.

Intangible Assets

We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. Intangible assets are amortized on a straight line basis over the useful lives.

Long-lived Assets

Long-lived assets include equipment and intangible assets other than those with indefinite lives. We assess the carrying value of our long-lived asset groups when indicators of impairment exist and recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable when compared to undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Indicators of impairment include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected, net, undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, and an impairment charge is recorded for the excess of carrying value over fair value.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”), Accounting Standards Codification (“ASC”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes revenue upon shipment from its fulfillment centers. Certain of our distributors may also perform a separate function as a co-packer on our behalf. In such cases, ownership of and title to our products that are co-packed on our behalf by those co-packers who are also distributors, passes to such distributors when we are notified by them that they have taken transfer or possession of the relevant portion of our finished goods. Freight billed to customers is presented as revenues, and the related freight costs are presented as cost of goods sold. Cancelled orders are refunded if not already dispatched, refunds are only paid if stock is damaged in transit, discounts are only offered with specific promotions and orders will be refilled if lost in transit. The Company recognizes revenue for its digital products in the month the download by the customer occurs.

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s condensed consolidated balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless short term in nature. As a practical expedient, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of June 30, 2024 and December 31, 2023.

Contract Liabilities

The Company’s contract liabilities consist of advance customer payments. Contract liability results from transactions in which the Company has been paid for products by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the contract liabilities are recognized.

	June 30, 2024	December 31, 2023
Beginning balance	$14,202	$5,197
Additions	11,253	14,202
Recognized as revenue	(14,202)	(5,197)
Ending balance	$11,253	$14,202

Accounts receivable

Accounts receivable are generally unsecured. The Company establishes an allowance for doubtful accounts receivable based on the age of outstanding invoices and management’s evaluation of collectability. Accounts are written off after all reasonable collection efforts have been exhausted and management concludes that likelihood of collection is remote. Any future recoveries are applied against the allowance for doubtful accounts. As of June 30, 2024 and December 31, 2023, allowance for doubtful accounts was $7,422 and $149,446, respectively.

Advertising Expense

The Company expenses marketing, promotions and advertising costs as incurred. Such costs are included in selling and marketing expense in the accompanying consolidated statements of operations.

Research and Development

Costs incurred in connection with the development of new products and processing methods are charged to general and administrative expenses as incurred.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company utilizes FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company generated a deferred tax asset through net operating loss carry-forward. However, a valuation allowance of 100% has been established due to the uncertainty of the Company’s realization of the net operating loss carry forward prior to its expiration.

NomadChoice Pty Ltd, the Company’s wholly-owned subsidiary is subject to income taxes in the jurisdictions in which it operates. Significant judgment is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The company recognizes liabilities for anticipated tax audit issues based on the Company’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Synergy CHC Inc. is a wholly-owned foreign subsidiary, is subject to income taxes in the jurisdictions in which it operates. Significant judgment is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The company recognizes liabilities for anticipated tax audit issues based on the Company’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Net Earnings (Loss) Per Common Share

The Company computes earnings per share under ASC subtopic 260-10, Earnings Per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Diluted earnings per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock (using the “treasury stock” method), unless their effect on net income per share is anti-dilutive. As of June 30, 2024 and 2023, options to purchase 336,136 and 252,102 shares of common stock, respectively, were outstanding.

The following is a reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the six months ended June 30, 2024, and 2023:

	For the six months ended
	June 30, 2024	June 30, 2023
Net income after tax	$1,235,716	$2,463,257

Weighted average common shares outstanding	7,553,726	7,553,726
Incremental shares from the assumed exercise of dilutive stock options	—	—
Dilutive potential common shares	7,553,726	7,553,726

Net earnings per share:
Basic	$0.16	$0.33
Diluted	$0.16	$0.33

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The following securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive:

	2024	2023
Options to purchase common stock	336,136	252,102

Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1	—	Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.
Level 2	—	Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	—	Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

As of both June 30, 2024 and December 31, 2023, the Company has determined that there were no assets or liabilities measured at fair value.

Inventory

Inventory consists of raw materials, components and finished goods. The Company’s inventory is stated at the lower of cost (FIFO cost basis) or net realizable value. Finished goods include the cost of labor to assemble the items.

Foreign Currency Translation

The functional currency of one of the Company’s foreign subsidiaries (Nomadchoice Pty Ltd.) is the U.S. Dollar. The Company’s foreign subsidiary maintains its records using local currency (Australian Dollar). All monetary assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at quarter end exchange rates, non-monetary assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at transaction day exchange rates. Income and expense items related to non-monetary items were translated at exchange rates prevailing during the transaction date and other incomes and expenses were translated using average exchange rate for the period. The resulting translation adjustments, net of income taxes, were recorded in statements of operations as Remeasurement gain or loss on translation of foreign subsidiary.

The functional currency of the Company’s other foreign subsidiary (Synergy CHC Inc.) is the Canadian Dollar (CAD). The Company’s foreign subsidiary maintains its records using local currency (CAD). All assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at period end exchange rates and stockholders’ equity is translated at the historical rates. Income and expense items were translated using average exchange rate for the

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

period. The resulting translation adjustments, net of income taxes, are reported as other comprehensive income and accumulated other comprehensive income in the stockholder’s equity in accordance with ASC 220 — Comprehensive Income.

The exchange rates used to translate amounts in AUD and CAD into USD for the purposes of preparing the consolidated financial statements were as follows:

Balance sheet:

	June 30, 2024	December 31, 2023
Period-end AUD: USD exchange rate	$0.6666	$0.6805
Period-end CAD: USD exchange rate	$0.7306	$0.7561

Income statement:

	June 30, 2024	June 30, 2023
Average six months AUD: USD exchange rate	$0.6585	$0.6760
Average six months CAD: USD exchange rate	$0.7361	$0.7421

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated into either Australian Dollars or Canadian Dollars, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

Concentrations of Credit Risk

In the normal course of business, the Company provides credit terms to its customers; however, collateral is not required. Accordingly, the Company performs credit evaluations of its customers and maintains allowances for possible losses which, when realized, were within the range of management’s expectations. From time to time, a higher concentration of credit risk exists on outstanding accounts receivable for a select number of customers due to individual buying patterns.

Warehousing costs

Warehouse costs include all third party warehouse rent fees and are charged to selling and marketing expenses as incurred. Any additional costs relating to assembly or special pack-outs of the Company’s products are charged to cost of sales.

Product display costs

All displays manufactured and purchased by the Company are for placement of product in retail stores. This also includes all costs for display execution and setup and retail services are charged to cost of sales and expensed as incurred.

Cost of Sales

Cost of sales includes the purchase cost of products sold, all costs associated with getting the products into the retail stores including buying and transportation costs and the hosting of our online Application.

Debt Issuance Costs

Debt issuance costs consist primarily of arrangement fees, professional fees and legal fees. These costs are netted off with the related loan and are being amortized to interest expense over the term of the related debt facilities.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Shipping Costs

Shipping and handling costs billed to customers are recorded in sales. Shipping costs incurred by the company are recorded in selling and marketing expenses.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Segment Reporting

Segment identification and selection is consistent with the management structure used by the Company’s chief operating decision maker to evaluate performance and make decisions regarding resource allocation, as well as the materiality of financial results consistent with that structure. Based on the Company’s management structure and method of internal reporting, the Company has one operating segment. The Company’s chief operating decision maker does not review operating results on a disaggregated basis; rather, the chief operating decision maker reviews operating results on an aggregated basis.

Presentation of Financial Statements — Going Concern

Going Concern Evaluation

In connection with preparing unaudited condensed consolidated financial statements for the six months ended June 30, 2024, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the unaudited condensed consolidated financial statements are issued.

The Company considered the following:

•        At June 30, 2024, the Company had an accumulated deficit of $45,116,573.

•        At June 30, 2024, the Company had working capital deficit of $3,838,198.

•        During the six months ended June 30, 2024, the Company had $1,140,005 of net cash used in operating activities.

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due.

The Company evaluated its ability to meet its obligations as they become due within one year from the date that the financial statements are issued by considering the following:

•        During the six months ended June 30, 2024, the Company repaid $0.9 million of loans and received $1.8 million through loans from related party and others.

•        During the six months ended June 30, 2024, the Company had a net income of $1,235,716.

•        The Company has the option of privately selling its common stock to raise additional capital.

•        The Company has the option of selling any of its brands to raise additional capital.

•        The Company has restructured its debt agreements in 2024 which extends the terms into 2026.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Management concluded that above factors alleviates doubts about the Company’s ability to generate enough cash from operations and other available sources to satisfy its obligations for the next twelve months from the issuance date.

The Company will take the following actions if it starts to trend unfavorably to its internal profitability and cash flow projections, in order to mitigate conditions or events that would raise substantial doubt about its ability to continue as a going concern:

•        Raise additional capital through line of credit and/or loans financing for future mergers and acquisition.

•        Implement restructuring and cost reductions.

•        Raise additional capital through a private placement.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU’) No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 amends the rules on income tax disclosures to require entities to disclose specific categories in the rate reconciliation, the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and income tax expense or benefit from continuing operations (separated by federal, state, and foreign). In addition, ASU 2023-09 requires entities to disclose their income tax payments to international, federal, state, and local jurisdictions, among other changes. The amendments can be applied on a prospective basis although retrospective application is permitted. The amendments are effective for the fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact this update will have on its Consolidated Financial Statements.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 expands segment disclosure requirements through enhanced disclosures related to significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. All disclosure requirements under ASU 2023- 07 are also required for public entities with a single reportable segment. The amendments are effective for the fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact this update will have on its Consolidated Financial Statements.

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative” (“ASU 2023-06”). ASU 2023-06 amends U.S. GAAP to reflect updates and simplifications to certain disclosure and presentation requirements referred to FASB by the Securities and Exchange Commission (“SEC”). The targeted amendments incorporate 14 of the 27 disclosures referred by the SEC into codification. Each amendment in ASU 2023-06 is effective on either the date on which the SEC’s removal of the related disclosure requirement from Regulation S-X or Regulation S-K becomes effective, or on June 30, 2027, if the SEC has not removed the requirements by that date. The Company is currently evaluating the impact this update will have on its Consolidated Financial Statements.

Note 3 — Income Taxes

The Company utilizes FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Income Taxes (cont.)

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. The Company does not have any uncertain tax positions.

For U.S. purposes, the Company has not completed its evaluation of NOL utilization limitations under Internal Revenue Code, as amended (the “Code”) Section 382/383, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited or eliminated, as to the amount that could be utilized each year, based on the Code. NOL’s attributable to Breakthrough Products, Inc., which are the majority of the Company’s domestic NOL’s are Separate Return Limitation Year (SRLY) NOL’s. Such losses may generally not be available for use (limited or eliminated).

The Company has not filed its State & Local Income/Franchise tax returns in states it is required to file, as such returns and liability remain open. The Company does not expect this to be a significant liability.

The Company had tax expense of $306,571 for the six months ended June 30, 2024 and a tax expense of $52,262 for the six months ended June 30, 2023. The Company’s provision for tax expense amount, computed by applying the statutory federal income tax rate of 21% in 2024 and 2023 to income before taxes, differs from the effective tax rate, due primarily to state income taxes and permanent items (plus utilization of NOL carryforwards in 2023.

The Company also has net operating loss carryforwards of approximately $53,100,000 and approximately $52,800,000 (United States and Canada) included in the deferred tax assets for June 30, 2024 and December 31, 2023, respectively, the majority attributable to the acquisition of Breakthrough Products, Inc. However, due to limitations of carryover attributes and separate return limitation year rules, it is unlikely the company will benefit from the NOL’s and thus Management has determined a 100% valuation allowance is required. Further, the Company has not completed an evaluation of the NOL’s attributable to Breakthrough Products, Inc. at the date of this report.

Note 4 — Accounts Receivable

Accounts receivable, net of allowances for doubtful accounts, consisted of the following:

	June 30, 2024	December 31, 2023
Trade accounts receivable	$3,275,508	$2,255,540
Less allowances	(7,422)	(149,446)
Total accounts receivable, net	$3,268,086	$2,106,094

During the six months ended June 30, 2024 and 2023, the Company charged $0 to bad debt expense.

Note 5 — Prepaid Expenses

At June 30, 2024 and December 31, 2023, prepaid expenses consisted of the following:

	June 30, 2024	December 31, 2023
Advances for inventory	$298,099	$128,025
Insurance	18,154	6,133
Deposits	14,000	60,000
Contract employee, related party	500,000	501,321
Components	116,959	97,606
Promotions	100,000	—
IT Expenses	10,404	—
Miscellaneous	15,866	4,900
Total	$1,073,482	$797,985

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Concentration of Credit Risk

Cash and cash equivalents

The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At June 30, 2024 and December 31, 2023, the uninsured balance amounted to $50,667 and $441,711, respectively.

Accounts receivable

As of June 30, 2024 and December 31, 2023, three and two customers accounted for 80% and 68%, respectively, of the Company’s accounts receivable.

Major customers

For the six months ended June 30, 2024, two customers accounted for approximately 70% of the Company’s net revenue. For the six months ended June 30, 2023, four customers accounted for approximately 83% of the Company’s net revenue. Substantially all of the Company’s business is with companies in the United States.

Accounts payable

As of both June 30, 2024 and December 31, 2023, two vendors accounted for 37% and 64%, respectively, of the Company’s accounts payable.

Major suppliers

For the six months ended June 30, 2024, one supplier accounted for approximately 21% of the Company’s purchases. For the six months ended June 30, 2023, two suppliers accounted for approximately 14% of the Company’s purchases. Substantially all of the Company’s business is with suppliers in the United States.

Note 7 — Inventory

Inventory consists of finished goods, components and raw materials. The Company’s inventory is stated at the lower of cost (FIFO cost basis) or net realizable value.

The carrying value of inventory consisted of the following:

	June 30, 2024	December 31, 2023
Finished goods	$1,781,341	$3,584,343
Components	93,949	93,949
Inventory in transit	—	2,948
Raw materials	45,000	45,000
Total inventory	$1,920,290	$3,726,240

As of January 22, 2015, inventory was pledged to Knight under the Loan Agreement (see note 12). As of June 30, 2024 and December 31, 2023, $0 and $2,948, respectively, of the Company’s inventory was in transit. During the six months ended June 30, 2024 and 2023, the Company had no inventory write-offs.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Intangible Assets

	June 30, 2024	December 31, 2023
License Fee	$450,000	$450,000
Less accumulated amortization	(100,000)	(33,333)
Intangible assets, net	$350,000	$416,667

Amortization expense for the six months ended June 30, 2024 and 2023 was $66,667 and $0, respectively.

The estimated aggregate amortization expense over each of the next five years is as follows:

2024 (remaining)	$66,666
2025	133,333
2026	133,333
2027	16,668

Note 9 — Related Party Transactions

The Company paid consulting fees through June 2024 to a company owned by Mr. Jack Ross, Chief Executive Officer of the Company. The Company expensed $0 and $388,360, respectively during the six months ended June 30, 2024 and 2023 as consulting fees. The Company advanced $326,683 in the manner of a prepaid consulting fees during the six months ended June 30, 2024 and applied $328,003 of that advance to a short term loan. The prepaid balance as of June 30, 2024 and December 31, 2023 was $500,000 and $501,321, respectively. During 2024, the Company was advanced $1,400,000 and $149,500 Canadian Dollars (US Dollars $109,225) in the form of a short term note. The balance owed as of June 30, 2024 and December 31, 2023 is $1,181,222 and $0, respectively.

On June 26, 2015, the Company entered into a Security Agreement with Knight Therapeutics, Inc., a related party (owner of greater than 10% shares of the Company), through its wholly owned subsidiary Neuragen Corp., for the purchase of Knight Therapeutics, Inc.’s assets. At March 31, 2024 and December 31, 2023, the Company owed Knight $275,000 and $287,500 in relation to this agreement (see Note 11). The Company recorded present value of future payments of $199,640 and $204,941 as of March 31, 2024 and December 31, 2023, respectively. At June 30, 2024 this Security Agreement was consolidated into one loan under the sixth amendment.

The Company entered into transactions with a related party controlled by the CEO during prior years. The transactions were a pass through and allocation of expenses and reimbursements. As of June 30, 2024 and December 31, 2023 the Company was owed $4,424,547 and $4,459,996, respectively.

The Company entered into a transaction with a related party controlled by the CEO during the year ended December 31, 2023. The transaction was in the form of a short term loan. The Company received $10,000 Canadian dollars (US Dollars $7,561). This amount was owed to the related party as of December 31, 2023 and was repaid during February 2024.

On August 9, 2017, the Company entered into a Loan Agreement with Knight Therapeutics (Barbados) Inc., a related party (owner of greater than 10% shares of the Company), for a working capital loan. At both March 31, 2024 and December 31, 2023, the Company owed Knight $5,000,000 on this loan, net of debt issuance cost (see Note 11). During the year ended December 31, 2020 a loan success fee of $1,000,000 was earned by Knight payable in August 2022 (see Note 11). At both March 31, 2024 and December 31, 2023, the Company owed Knight $1,000,000 on the loan success fee (see Note 11). At June 30, 2024 this Loan Agreement was consolidated into one loan under the sixth amendment.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related Party Transactions (cont.)

On May 8, 2020, the Company entered into a Third Amendment Agreement with Knight Therapeutics (Barbados) Inc., a related party, for working capital loan. At March 31, 2024 and December 31, 2023, the Company owed Knight $320,000 and $392,000, respectively on this loan (see Note 11). At June 30, 2024 this Third Amendment Agreement was consolidated into one loan under the sixth amendment.

On July 7, 2022, the Company entered into a Fourth Amendment Agreement with Knight Therapeutics (Barbados) Inc., a related party, for an additional $2,000,000 loan (the “Second Additional Loan”). At both March 31, 2024 and December 31, 2023, the Company owed Knight $2,000,000 on this loan (see Note 11). During the year ended December 31, 2023 a loan success fee of $83,250 was earned by Knight and is payable as of both March 31, 2024 and December 31, 2023 (see Note 11). At June 30, 2024 this Fourth Amendment Agreement was consolidated into one loan under the sixth amendment.

On September 30, 2023, the Company entered into a Fifth Amendment Agreement (the “Fifth Amendment”) to the Loan Agreement with Knight, pursuant to which Knight agreed to extend the maturity date of the Loan to March 31, 2024. The Company will pay Knight a closing fee of $1,000,000 in connection with the Fifth Amendment. This has been accrued for during the year ended December 31, 2022 since this was earned upon renegotiation of the loan during 2022 (see Note 11). At June 30, 2024 this Fifth Amendment Agreement was consolidated into one loan under the sixth amendment.

The Company recognized interest expense of $1,110,261 and $833,027 during the six month periods ended June 30, 2024 and 2023, respectively. Accrued interest was $1,760,076 as of both March 31, 2024 and December 31, 2023. Accrued interest was capitalized and included in the loan balance as of March 31, 2024 and December 31, 2023. At June 30, 2024 the accrued interest was consolidated into one loan under the sixth amendment.

On September 30, 2023, the Company entered into a Fifth Amendment Agreement with Knight Therapeutics (Barbados) Inc., a related party, to modify prior Agreements. This modification extends the maturity dates of loans to March 31, 2024 (see Note 11).

During June 2024, the Company entered into Sixth Amended Agreement with Knight Therapeutics Inc., a related party, to modify prior Agreements. This modification consolidates outstanding loans and extends the maturity dates of loans to March 31, 2026 (see Note 11).

On December 23, 2016, the Company entered into an agreement with Knight Therapeutics for the distribution rights of FOCUSFactor in Canada. In conjunction with this agreement, the Company is required to pay Knight a distribution fee equal to 30% of gross sales for sales achieved through a direct sales channel and 5% of gross sales for sales achieved through retail sales. The minimum due to Knight under this agreement is $100,000 Canadian dollars. During the year ended December 31, 2023, the Company expensed $133,502 Canadian dollars (US Dollars $98,939). As of both March 31, 2024 and December 31, 2023, the total outstanding balance was $549,229 Canadian dollars. In US Dollars, the total outstanding balance was $403,936 and $415,272 as of March 31, 2024 and December 31, 2023, respectively. At June 30, 2024 these distribution fees have been consolidated into one loan under the sixth amendment.

On December 23, 2016, the Company entered into an agreement with Knight Therapeutics for the distribution rights of Hand MD into Canada. In conjunction with this agreement, the Company is required to pay Knight a distribution fee equal to 60% of gross sales for sales achieved through a direct sales channel until the sales in the calendar year equal the threshold amount and then 40% of all such gross sales in such calendar year in excess of the threshold amount and 5% of gross sales for sales achieved through retail sales. The minimum due to Knight under this agreement is $25,000 Canadian dollars. During the year ended December 31, 2023, the Company expensed was $25,000 Canadian dollars (US Dollars $18,531). As of both March 31, 2024 and December 31, 2023, the total outstanding balance was $160,637 Canadian dollars. In US Dollars, the total outstanding balance was $118,550 and $121,428 as of March 31, 2024 and December 31, 2023, respectively. At June 30, 2024 these distribution fees have been consolidated into one loan under the sixth amendment.

The Company expensed royalty of $41,277 and $45,492 for the six months ended June 30, 2024 and 2023, respectively. At June 30, 2024 and December 31, 2023, the Company owed Knight Therapeutics $25,905 and $19,324, respectively, in connection with a royalty distribution agreement.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related Party Transactions (cont.)

On October 1, 2023 (effective date), the Company entered into second amendment to the Distribution Agreement with Knight with an initial term ending on February 25, 2026 with an automatic renewal of one year for a payment of $450,000 by the Company within 180 days from the effective date. The Company has recorded this payable in terms of a Note Payable to Knight Therapeutics in relation to a license fee of an intangible asset. The balance outstanding at both March 31, 2024 and December 31, 2023 was $450,000. At June 30, 2024 this Distribution Agreement was consolidated into one loan under the sixth amendment.

Note 10 — Accounts Payable and Accrued Liabilities

As of June 30, 2024 and December 31, 2023, accounts payable and accrued liabilities consisted of the following:

	June 30, 2024	December 31, 2023
Accrued payroll	$98,472	$329,652
Legal fees	262,375	707,590
Commissions	910,833	601,988
Manufacturers	901,427	4,424,146
Promotions	651,109	3,315,755
Accounting Fees	274,666	223,286
Royalties, related party	25,905	19,324
Warehousing	887,832	962,260
Sales taxes	9,734	18,364
Payroll taxes	843,252	871,047
Professional Fees	35,722	41,556
Inventory	—	49,972
Related party advance	—	7,561
Others	282,453	154,989
Total	$5,183,780	$11,727,490

The Company has estimated and accrued for its sales tax liability at $6,621 and $6,098 for the parent entity as of June 30, 2024 and December 31, 2023, respectively.

Note 11 — Notes Payable

The Company’s notes payable at June 30, 2024 and December 31, 2023 are as follows:

	June 30, 2024	December 31, 2023
Kenek, related party	$1,181,222	$—
Knight	12,333,053	12,426,997
Sanders	9,794,165	10,294,165
Atrium	4,802,445	4,802,445
VitBest	2,920,824	—
Shopify	482,725	94,525
Total notes payable	$31,514,434	$27,630,420
Unamortized debt issuance cost	(55,535)	(12,288)
Total notes payable, net	31,458,899	27,618,132
Short term loan payable, related party	(1,181,222)	—
Current portion, related party	(2,000,000)	—
Current portion, other	(5,887,602)	(2,094,525)
Long-term portion, related party	10,333,053	12,426,997
Long-term portion, other	$12,057,022	$13,096,610

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

$950,000 June 26, 2015 Security Agreement:

On June 26, 2015, the Company, through its wholly owned subsidiary, Neuragen Corp. (“Neuragen”), issued a 0% promissory note in a principal amount of $950,000 in connection with an Asset Purchase Agreement. The note requires $250,000 to be paid on or before June 30, 2016, and $700,000 to be paid in quarterly installments (beginning with the quarter ending September 30, 2015) equal to the greater of $12,500 or 5% of U.S. net sales, and 2% of U.S. net sales of Neuragen for 60 months thereafter. The payment of such amounts is secured by a security interest in certain assets, undertakings and property (“Collateral”) pursuant to the Security Agreement, which will be released upon receipt of total payments of $1.2 million.

The Company recorded present value of future payments of $199,640 and $204,941 as of March 31, 2024 and December 31, 2023, respectively. At March 31, 2024 and December 31, 2023 the Company owed Knight $275,000 and $287,500 in relation to this agreement. The Company recorded interest expense of $7,199 and $7,520 for the three months March 31, 2024 and 2023, respectively. The Company made payments of $12,500 and $12,500 during the three months ended March 31, 2024 and 2023, respectively.

During June 2024, this Security Agreement was consolidated with the other outstanding loans to Knight.

$10,000,000 August 9, 2017 Loan:

On August 9, 2017, the Company entered into a Second Amendment to Loan Agreement (“Second Amendment”) with Knight, pursuant to which Knight agreed to loan the Company an additional $10 million, and an ongoing credit facility of up to $20 million, and which amount was borrowed at closing (the “Financing”) for working capital purposes. At closing, the Company paid Knight an origination fee of $200,000 and a work fee of $100,000 and also paid $100,000 of Knight’s expenses associated with the Loan.

Additional Tranches under the Loan Agreement are available to the Company until August 9, 2022 provided that no event of default exists. Each Additional Tranche must be for a minimum amount of $1.0 million, may only be used to finance qualified acquisitions (as defined in the Loan Agreement), and can be denied in Knight’s absolute discretion. If an Additional Tranche is denied, the Company can effect a qualified acquisition through a special purpose entity with such special purpose entity being entitled to obtain financing from third parties so long as such financing does not adversely affect Knight or Knight’s rights under the Loan Agreement. Upon the closing of any Additional Tranche, the Company will pay Knight an origination fee equal to 2% of the Additional Tranche, a work fee equal to 1% of the amount of the Additional Tranche, and reimburse Knight for its expenses incurred in connection with its consideration of any Additional Tranche (whether or not advanced).

The Loan bears interest at 10.5% per annum. The amended Loan Agreement matures on August 8, 2020 and (b) the date that Knight, in its discretion, accelerates the Company’s obligations due to an event of default.

On the Maturity Date of the Third Tranche and every Additional Tranche (or upon the acceleration of each such loan), the Company must pay Knight a success fee (the “Success Fee”) of that number of Company common shares equal to 10% of the loan, divided by the lesser of (a) $1.50, (b) the lowest price at which any common shares were issued by the Company in any offering or equity financing or other transaction between the Closing Date and the date the Success Fee is due, and (c) the current market price on the date the Success Fee is due. The Company may also pay the Success Fee in cash pursuant to the terms of the Loan Agreement. The Success Fees have been added to the outstanding loan balance.

The Loan Agreement includes customary representations, warranties, and affirmative and restrictive covenants, including covenants to attain and maintain certain financial metrics, and to not merge or dispose of assets, acquire other businesses (except for businesses substantially similar or complementary to the Company’s business, and provided that the aggregate consideration to be paid does not exceed $100,000 and the acquired business guarantees the Company’s obligations under the Loan Agreement) or make capital expenditures in excess of $500,000. The Loan Agreement

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

also includes customary events of default, including payment defaults, breaches of covenants, change of control and material adverse effect defaults. Upon the occurrence of an event of default and during the continuation thereof, the principal amount of all loans under the Loan Agreement will bear a default interest rate of an additional 5%.

The Company’s obligations and liabilities under the Loan Agreement are secured and unconditionally guaranteed by certain of the Company’s wholly-owned subsidiaries as provided in the Loan Agreement.

On May 8, 2020, the Company entered into a Third Amendment Agreement (the “Third Amendment”) to the Amended and Restated Loan Agreement (the “Loan Agreement”) with Knight Therapeutics (Barbados) Inc. (“Knight”), pursuant to which Knight agreed to loan the Company an additional $2.5 million (the “Additional Loan”). That same day (the “Closing”), the Company paid Knight a work fee of $36,000, and $25,000 for Knight’s legal costs and expenses incurred in connection with the Third Amendment. The Third Amendment amends the original loan agreement that the Company and Knight entered into in January 2015 and subsequently amended (as amended, the “Original Loan Agreement”). The Additional Loan matures on May 8, 2021 (the “TA Maturity Date”) and bears interest at 12.5% per annum compounding quarterly. On the TA Maturity Date, the Company will pay Knight a success fee (the “Success Fee”) of $83,250. The Success Fee is payable in cash or stock as set forth in the Loan Agreement. The Third Amendment includes customary representations, warranties, and affirmative and restrictive covenants, including covenants to attain and maintain certain financial metrics, including an undertaking to maintain at all times a cash balance of $600,000 and EBITDA of $3,000,000 for the twelve months ended June 30, 2020 and $4,000,000 for the twelve month period ending on the last day of each fiscal quarter thereafter.

Terms of the $10,000,000 August 9, 2017 loan (Third Tranche) (see note 9) were modified in the Third amendment. Third tranche shall bear interest from May 8, 2020 at a rate equal to 12.5% per annum compounded quarterly. The Company shall pay success fee in the amount of $1,000,000 with respect to the Third Tranche, which shall be fully earned on May 8, 2020 and payable no later than August 31, 2022. Third Tranche success fee shall bear interest at 12.5% per annum compounding quarterly. The loan has been extended to a maturity date of December 31, 2021. Because these amendments were considered not substantive changes, the Company accounted for the modifications as modification of debt.

On July 7, 2022, the Company entered into a Fourth Amendment Agreement (the “Fourth Amendment”) to the Amended and Restated Loan Agreement (the “Loan Agreement”) with Knight Therapeutics (Barbados) Inc. (“Knight”), pursuant to which Knight agreed to loan the Company an additional $2.0 million (the “Second Additional Loan”). The Fourth Amendment amends the original loan agreement that the Company and Knight entered into in January 2015 and subsequently amended (as amended, the “Original Loan Agreement”). The Second Additional Loan matures on the earlier of October 31, 2022 and the date that is ninety days after the date, if any, on which Knight delivers a Second Additional Loan Repayment Notice to the Company. The Company will pay Knight a success fee of $40,000 and an amendment fee of $30,000 which is fully earned and payable as of the Fourth Amendment Date. The loan bears interest at the greater of 14% or the prime rate plus 8% per annum, compounded quarterly. This $2.0 million Second Additional Loan (only) has a personal guarantee by a shareholder, Jack Ross.

On September 30, 2023, the Company entered into a Fifth Amendment Agreement (the “Fifth Amendment”) to the Loan Agreement with Knight, pursuant to which Knight agreed to extend the maturity date of the Loan to March 31, 2024. The loan will bear interest at 15.5% per annum compounding quarterly. The Company will pay Knight a closing fee of $1,000,000 and $150,000 as reimbursement for Knights legal fees incurred in connection with the Fifth Amendment. These have been accrued for during the year ended December 31, 2022 since this was earned upon renegotiation of the loan during 2022. The Company has also paid Knight an extension fee of $136,000 per month from October 2023 through February 2024.

We have amended our financial covenants in the Fifth Amendment to as follows: We will maintain a minimum EBITDA of $1,000,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting June 30, 2023. We shall at all times maintain Focus Factors net sales on a trailing twelve month basis of at least $30,000,000.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

The Company recognized interest expense of $1,117,459 and $833,027 during the period ended June 30, 2024 and 2023, respectively. Accrued interest was $1,760,076 as of both March 31, 2024 and December 31, 2023. Accrued interest was capitalized and included in the loan balance as of March 31, 2024 and December 31, 2023.

On October 1, 2023 (effective date), the Company entered into second amendment to the Distribution Agreement with Knight with an initial term ending on February 25, 2026 with an automatic renewal of one year for a payment of $450,000 by the Company within 180 days from the effective date. The Company has recorded this payable in terms of a Note Payable to Knight Therapeutics in relation to a license fee of an intangible asset. The balance outstanding at March 31, 2024 and December 31, 2023 was $450,000.

During 2023, the Company accrued $83,250 as added to Notes Payable in the form of a loan success fee as earned.

During March 2024, the Company has entered into an Amended Agreement with Knight Therapeutics for its existing secured debt, which was finalized in June 2024. The consolidated loan will bear minimum interest rate at 12% per annum compounded quarterly and will be paid on the last day of each month. The principal repayment will begin in the first quarter of 2025 with $1,000,000 due quarterly until March 31, 2026 when the loan becomes due in full. As part of this agreement the outstanding royalties of $536,730 were converted to long term debt (see note 9). The loan has been extended to a maturity date of March 31, 2026. Because these amendments were considered not substantive changes, the Company accounted for the modifications as modification of debt.

Minimum interest rate is subjected to the following adjustments:

(i)     Following an uncured event of default by Synergy, the Interest Rate will increase by 5%.

(ii)    Synergy shall raise Five Million Dollars ($5,000,000) of equity no later than March 31, 2025. Should Synergy fail to raise equity of Five Million Dollars ($5,000,000) by March 31, 2025, then (1) Knight will earn an additional fee of One Million Dollars ($1,000,000) which will be added to the principal balance of the loan then outstanding and (2) the loan shall be considered to be in default. Any equity raise shall not dilute Knight’s ownership in Synergy below 10% of fully diluted basis.

Security:    This loan shall be senior secured against all current and future assets (cash, intellectual property, real property, etc.) of Synergy, its affiliates, and subsidiaries. Synergy shall not add any other debt without paying out KTI first.

Bonus Success Fee:    Upon closing of a Sale Transaction (hereinafter defined) of Synergy, KTI, shall be paid a One Million eight hundred thousand Dollar ($1,800,000) Bonus success fee (“Bonus Success Fee”). The Sale Transaction shall include but is not limited to the acquisition of Synergy by a Third Party, the merger of Synergy with a Third Party, partial or complete sale of any asset of Synergy. The obligation of Synergy to KTI under the Success Fee shall survive the Maturity Date and remain in force until a Sale Transaction. As the sole exemption from the above defined Sale transaction and herein Bonus success fee, If Synergy or any of its brands does an IPO on a publicly listed exchange, no such Bonus Success fee will be due nor payable by Synergy. An IPO shall be defined as Synergy raising at least $10 million of cash through the issuance of equity at a $50 million pre-money valuation.

Covenants:    The following covenants shall be added or amended to the existing Loan with KTI;

(i)     Jack Ross’s Synergy total annual compensation (salary, bonus and options) shall be capped at $500,000; until KTI’s loan is paid out or until such a time when Synergy is listed on a publicly traded stock exchange at such time the compensation committee will determine the annual compensation and approve by the Board of Directors.

(ii)    Synergy shall maintain a minimum EBITDA of US$1,250,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting March 31, 2024.

(iii)   Synergy shall provide KTI a quarterly and annual operating budget for approval prior to implementation;

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

(iv)   Synergy shall enter into a Shareholders Agreement with KTI, by June 30, 2024; which shall contain customary terms and conditions acceptable to all parties

(v)    This Loan becomes immediately due if Focus Factor Net Revenues fall below a trailing 12 month net sales of $30 million. Synergy shall provide KTI with monthly Net Revenues for Focus Factor;

(vi)   Synergy is required to communicate to Knight within 2 working days in the event it receives a notice of default from any third party for any debt payables or obligations. If Synergy, default on any of its third party debt obligations, then the Amended Loan will automatically enter into default.

(vii)  Timely payment of royalties due to Knight.

(viii) Synergy shall repay and terminate Shopify debt no later than December 31, 2024.

Other Loan Conditions:    In the event, Synergy does not repay the KTI in full on March 31, 2026, Jack Ross shall sell, for $1, a total of 453,782 of his Synergy shares to KTI. The purchase of the Additional Shares is at Knight’s option and Jack Ross and KTI shall execute a Share Purchase Agreement prior to April 30th, 2024. The value of the contingent guaranty is nominal as the probability of non-payment is remote.

As of June 30, 2024 and December 31, 2023 the total consolidated amount outstanding on these loans, including accrued interest and royalties is $12,333,052 and $12,426,997, respectively.

The Company is required to make future payments as follows:

2024	$—
2025	$4,000,000
2026	$8,333,052

$1,700,000 July 13, 2021 Loan:

On July 13, 2021, the Company entered into a loan agreement of $1,700,000 with Hand MD, LLC for transfer of ownership to in Hand MD Corp. to The Company. Payments are due as follows: $500,000 within 10 business days of execution, $400,000 on or before the six month anniversary of the agreement, $400,000 on or before the twelve month anniversary of the agreement and $400,000 on or before the eighteen month anniversary of the agreement. During the three months ended March 31, 2023 the Company paid the remaining balance of $400,000 toward the loan. This has been fully repaid during 2023.

$2,000,000 February 10, 2022 Loan:

On February 10, 2022, the Company entered into a promissory note for $2,000,000 with an individual which was to be repaid with subsequent financing.

This interest rate on the promissory note was modified effective June 30, 2022 to 15.5% per annum compounded quarterly. Subsequently and pursuant to the modification agreement entered into on June 14th, 2023, effective September 9, 2022, the promissory loan would bear all the same characteristics as the additional $6,000,000 loan noted below in that, interest would be accrued to December 31, 2022 and added to the outstanding principal loan balance. Interest payments to commence January 31, 2023 on unpaid principal and accrued and unpaid interest through December 31, 2022. The Company shall repay all principal and interest on the earlier of a merger, sale of the Company or Focus Factor or the assets of the Company or September 30, 2023. The Company will pay a closing fee of $500,000 and $50,000 as reimbursement for legal fees incurred in connection with the loan renegotiation of both the $2,000,000 February 10, 2022 Loan and the $6,000,000 March 8, 2022 Loan. To the extent that this Note and $6 million March 8, 2022 Loan is not repaid on the terms, Jack Ross shall personally grant: Warrants struck at $0.12 per share, covering 10% of his stock in the event that Synergy does not make its principal repayment outlined above, in full. The warrant issuance shall be made to the holders of this Note and the $6 million March 8, 2022 Loan (ratably).

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

This promissory note was modified effective September 30, 2023 in conjunction with the Senior Subordinated Debentures. Interest payments to commence January 31, 2023 on unpaid principal and accrued and unpaid interest through December 31, 2022. Interest expensed and paid during 2023 has amounted to $332,769. Principal and interest payments shall begin effective October 31, 2023 and continue through March 31, 2024 on the earlier of a merger, sale of the Company or Focus Factor or the assets of the Company or March 31, 2024. To the extent that this Note and $6 million March 8, 2022 Loan is not repaid on the terms, Jack Ross shall personally grant: Warrants struck at $0.12 per share, covering 10% of his stock in the event that Synergy does not make its principal repayment outlined above, in full. The warrant issuance shall be made to the holders of this Note and the $6 million March 8, 2022 Loan (ratably). The value of the contingent guaranty is nominal as the probability of non-payment is remote. The pro-rata closing fee of $125,000 originally due on September 30th 2023 was also extended to March 31, 2024.

On March 31, 2024, the Company entered into a Modification Agreement in relation to this loan. Effective March 31, 2024, the interest rate is 12%, compounded quarterly. Cash payments of interest shall be made monthly, on the final day of each month commencing in April 2024. The Company is required to make principal payments of $1,000,000 each quarter, starting from March 31, 2025 through December 31, 2025. The remaining principal and unpaid interest is fully due on March 31, 2026. In addition, a loan renegotiation fee of $500,000 shall be earned and payable on March 31, 2026 or at such time the loan is paid in full. Upon closing of a sale transaction, as defined in the agreement, a bonus success fee of $1,800,000 will be earned and payable. An event of default, as defined in the agreement, will trigger a default interest rate increase by 5% to 17%. An incentive fee of a maximum of $563,092 will be paid, prorated if the loan is paid off early. If the loan is not repaid by March 31, 2026, Jack Ross, majority shareholder shall grant warrants covering 10% of his stock struck at $0.12 per share. The value of the contingent guaranty is nominal as the probability of non-payment is remote. There is a cross-default clause in the agreement which states that if Knight triggers an event of default on its own loan facility, this loan will also be under default. This Agreement consolidates this $2,000,000 loan and the $6,000,000 March 8, 2022 loan as detailed below. The loan has been extended to a maturity date of March 31, 2026. Because these amendments were considered not substantive changes, the Company accounted for the modifications as modification of debt.

The Company is required to make future payments as follows:

2024	$—
2025	$4,000,000
2026	$5,794,165

$6,000,000 March 8, 2022 Loans:

On March 8, 2022, the Company entered into Securities Purchase Agreements with debenture holders for the Senior Subordinated Debentures in the amount of $6,000,000 with an original maturity date of September 8, 2022 and warrants with a term of 3 years. The Senior Subordinated Debentures were modified on June 14, 2023 in conjunction with the promissory note. The modification included the exercise of $1.5 million on cash payment in lieu of the exercise of warrants. Pursuant to ASC 480 warrants were liability classified and the Company accrued the warrant liability of $1.5 million on March 8, 2022, the date of issuance. Upon September 8, 2022, the date of exercise of the warrants, the Company offset this warrant liability and added the $1.5 million balance to the Senior Subordinated Debentures, for a combined outstanding balance of $7.5 million. The terms of the warrants were, at the sole option of the holder, to covert the warrant at a 25% discount in the event the Company consummated an IPO, a cash option whereby the holder could convert the warrants at a cash value of $1.5 million or convert the warrants into the private entity valued by an independent third party appraiser.

Covenants pursuant to the loan were as follows: The Company will maintain a minimum EBITDA of $1,000,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting June 30, 2023. The Company shall at all times maintain Focus Factor’s net sales on a trailing twelve month basis of at least $30,000,000. The Company also agreed to pay $50,000 as reimbursement for the debenture holders legal fees incurred in connection with the modification agreement.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

The debentures required payments of interest at 8% per annum for the first 90 days the debentures were funded and outstanding, 9.5% interest per annum for the next 90 days the debentures were funded and outstanding at which time all interest and principal would be due.

These debentures were modified effective September 30, 2023 to the following terms: Interest rate adjusted to 15.5% compounded quarterly, effective September 9, 2022. Interest payments to commence January 31, 2023 on unpaid principal and accrued and unpaid interest through December 31, 2022. Interest accrued and unpaid during 2022 was $672,574 and was subsequently added to the principal balance of the loan outstanding. Interest expensed and paid during 2023 has amounted to $1,257,014. Nominal principal payments were negotiated in lieu of additional extension fees which began effective October 31, 2023 and continue through March 31, 2024 when the balance is due. Loan renegotiation fee of $500,000 is due March 31, 2024. This was accrued for during the year ended December 31, 2022, since this was earned upon renegotiation of the loan during 2022. The combined outstanding loan balance at March 31, 2024 and December 31, 2023 was $6,900,000 and $7,125,000, respectively, which includes original principal amount net off repayment and warrants conversion to loan of $1,500,000.

On March 31, 2024, the Company entered into a Modification Agreement in relation to this loan, which consolidated it with the $2,000,000 February 10, 2022 loan above. The loan has been extended to a maturity date of March 31, 2026. Because these amendments were considered not substantive changes, the Company accounted for the modifications as modification of debt.

$180,800 July 12, 2023 Loan:

On July 12, 2023, the Company entered into a loan agreement of $180,800 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $160,000 from Shopify Capital Inc. and $20,800 was an original issue discount. The loan bears a repayment rate of 17% of daily sales.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $180,800.

The Company recognized amortization original issue discount of $8,512, which is included in interest expense in the statement of income during the year ended December 31, 2023. The outstanding loan balance at June 30, 2024 and December 31, 2023 was $0 and $94,525, respectively.

$5,450,000 December 28, 2023 Loan:

On December 28, 2023, the Company entered into a confidential settlement agreement and mutual general release with a former supplier. The loan bears interest at 5% per annum and is payable in full with the last payment. This settlement resulted in a gain to the Company of $2,235,986 and is reflected as a reduction of cost of sales (See Note 13).

During 2023, the Company made payments of $1,000,000 toward this loan. The outstanding loan balance at both June 30, 2024 and December 31, 2023 was $4,802,445, including interest of $352,445.

The Company is required to make future payments as follows:

2024	$2,000,000
2025	2,000,000
2026	802,445

$141,250 January 29, 2024 Loan:

On January 21, 2024, the Company entered into a loan agreement of $141,250 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $125,000 from Shopify Capital Inc. and $16,250 was an original issue discount. The loan bears a repayment rate of 17% of daily sales.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $141,250.

The Company recognized amortization original issue discount of $16,250, which is included in interest expense in the statement of income during the three months ended March 31, 2024. The outstanding loan balance at June 30, 2024 was $0.

$3,020,824 March 27, 2024 Loan:

On March 27, 2024, the Company entered into a confidential settlement agreement and mutual general release with a supplier.

During 2024, the Company made payments of $100,000 toward this loan. The outstanding loan balance at June 30, 2024 was $2,920,824.

The Company is required to make future payments as follows:

2024	$600,000
2025	1,460,412
2026	860,412

$418,100 May 1, 2024 Loan:

On May 1, 2024, the Company entered into a loan agreement of $418,100 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $370,000 from Shopify Capital Inc. and $48,100 was an original issue discount. The loan bears a repayment rate of 25% of daily sales.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $418,100.

The Company recognized amortization of original issue discount of $4,796, which is included in interest expense in the statement of income during the six months ended June 30, 2024. The outstanding loan balance at June 30, 2024 was $333,454.

$118,650 May 22, 2024 Loan:

On May 22, 2024, the Company entered into a loan agreement of $118,650 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $105,000 from Shopify Capital Inc. and $13,650 was an original issue discount. The loan bears a repayment rate of 25% of daily sales.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $118,650.

The Company recognized amortization of original issue discount of $1,464, which is included in interest expense in the statement of income during the six months ended June 30, 2024. The outstanding loan balance at June 30, 2024 was $93,736.

Note 12 — Stockholders’ Equity

The total number of shares of all classes of capital stock which the Company is authorized to issue is 300,000,000 shares of common stock with $0.00001 par value.

As of both June 30, 2024 and December 31, 2023, there were 7,553,726 shares of the Company’s common stock issued and outstanding.

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments & Contingencies

Litigation:

From time to time the Company may become a party to litigation in the normal course of business. Management believes that there are no current legal matters that would have a material effect on the Company’s financial position or results of operations.

In August 2022, the Company filed a lawsuit in the Superior Court of Maine against one of its contract manufacturers, bringing several claims arising out of allegations that the contract manufacturer’s failure to timely produce and deliver the Company’s products in 2020 and 2021 damaged the Company’s business. The contract manufacturer brought counterclaims demanding payment in full for its manufacture of these products. This lawsuit was moved to federal court and remains pending in the United States District Court for the District of Maine, Synergy CHC Corp. v. HVL, LLC d/b/a Atrium Innovations, Case No. 2:22-cv-00301-JAW (D. Me). The case was settled during December 2023, resulting in a net gain to the company of $2,235,986, reflected as a reduction of cost of sales, and a loan payable of $5,450,000 (see Note 11).

L.O.D.C. Group, Ltd. v. Synergy CHC Corp., 4:23-cv-691; United States District Court for the Eastern District of Texas, Sherman Division. On July 28, 2023, L.O.D.C. Group (“LODC”) asserted claims of over $1,000,000 against Synergy for breach of contract arising from their alleged failure to comply with contracts related to the delivery of hand sanitizer. Synergy denies all allegations and believes Synergy is the aggrieved party in the relationship between Synergy and LODC and Synergy has filed a counterclaim. The case was settled during April 2024 by way of a confidential settlement agreement and mutual release, the settlement of the claim has been accounted for and reported as a charge to operations for the year ended December 31, 2023. During May 2024, the Company paid in full the settlement to L.O.D.C Group, Ltd.

Note 14 — Stock Options

The following table summarizes the options outstanding, option exercisability and the related prices for the shares of the Company’s common stock issued to employees and consultants under a stock option plan at June 30, 2024:

	Options Outstanding			Options Exercisable
Exercise Prices ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$2.98 – 10.71	336,136	3.59	$7.29	252,102	$6.15

The stock option activity for the six months ended June 30, 2024 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2023	252,102	$6.15
Granted	84,034	10.71
Exercised	—	—
Expired or canceled	—	—
Outstanding at June 30, 2024	336,136	$7.29

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Stock Options (cont.)

Stock-based compensation expense related to vested options was $4,611 during the six months ended June 30, 2024. The Company determined the value of share-based compensation for options vesting during the six months ended June 30, 2024 using the Black-Scholes fair value option-pricing model with the following weighted average assumptions: estimated fair value of the Company’s common stock of $0.16, risk-free interest rate of 4.33%, volatility of 73%, expected term of 6 years, and dividend yield of 0%. Stock options outstanding as of June 30, 2024, as disclosed in the above table, have an intrinsic value of $0. As of June 30, 2024, unamortized stock-based compensation costs related to options was $50,730, and will be recognized over a period of thirty three months.

Note 15 — Segments

Segment identification and selection is consistent with the management structure used by the Company’s chief operating decision maker to evaluate performance and make decisions regarding resource allocation, as well as the materiality of financial results consistent with that structure. Based on the Company’s management structure and method of internal reporting, the Company has one operating segment. The Company’s chief operating decision maker does not review operating results on a disaggregated basis; rather, the chief operating decision maker reviews operating results on an aggregated basis.

Net sales attributed to customers in the United States and foreign countries for the six months ended June 30, 2024 and 2023 were as follows:

	June 30, 2024	June 30, 2023
United States	$14,984,092	$17,861,718
Foreign countries	2,452,611	891,987
	$17,436,703	$18,753,705

Foreign country sales primarily consist of sales in Canada.

The Company’s net sales by product group for the six months ended June 30, 2024 and 2023 were as follows:

	June 30, 2024	June 30, 2023
Nutraceuticals	$17,436,703	$18,739,200
Consumer Goods	—	14,505
	$17,436,703	$18,753,705

____________

(1)      Net sales for any other product group of similar products are less than 10% of consolidated net sales.

The Company’s net sales by major sales channel for the six months ended June 30, 2024 and 2023 were as follows:

	June 30, 2024	June 30, 2023
Online	$2,150,177	$6,270,124
Retail	15,286,526	12,483,581
	$17,436,703	$18,753,705

Long-lived assets (net) attributable to operations in the United States and foreign countries as of June 30, 2024 and December 31, 2023 were as follows:

	June 30, 2024	December 31, 2023
United States	$350,000	$416,667
Foreign countries	—	—
	$350,000	$416,667

SYNERGY CHC CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Subsequent Events

Management evaluated all activities of the Company through the issuance date of the Company’s unaudited condensed consolidated financial statements and concluded that except as noted below, no subsequent events have occurred that would require adjustment or disclosure into the unaudited condensed consolidated financial statements.

During July and August 2024, the Company received $1,716,496 in exchange for a short term note payable issued to an entity owned and controlled by the Company’s Chief Executive Officer and repaid $130,000 toward the note.

During August 2024, the Company issued a promissory note receivable from a related party for the loan due in the amount of $4,424,547 to be paid on or before December 31, 2024. The note is non-interest bearing.

Note 17 — Reverse Stock Split

On September 11, 2024, the Company effected a 1 for 11.9 reverse stock split with respect to the issued and outstanding shares of the Company’s common stock. All share and per-share amounts included in the accompanying unaudited condensed consolidated financial statements are presented as if the stock split had been effective from the beginning of the earliest period presented.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Synergy CHC Corp. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Synergy CHC Corp. and subsidiaries (the Company) as of December 31, 2023 and 2022, and the related statements of operations, other comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2023, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Reverse Stock Split

As discussed in Note 17 to the accompanying consolidated financial statements, the Company effected a 1 for 11.9 reverse stock split on September 11, 2024 with respect to the issued and outstanding shares of the Company’s common stock. All share and per-share amounts included in the accompanying consolidated financial statements are presented as if the stock split had been effective from the beginning of the earliest period presented.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ RBSM LLP
We have served as the Company’s auditor since 2014.
New York, NY
June 26, 2024, except for Note 17, as to which the date is September 16, 2024

Synergy CHC Corp.
Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$632,534	$1,926,443
Restricted cash	100,000	600,000
Accounts receivable, net	2,106,094	3,484,714
Loan receivable (related party)	4,459,996	4,408,751
Prepaid expenses (including related party amount of $501,321 and $131,894, respectively)	797,985	139,769
Income taxes receivable	—	14,339
Inventory, net	3,726,240	7,967,717
Total Current Assets	11,822,849	18,541,733

Intangible assets, net	416,667	—

Total Assets	$12,239,516	$18,541,733

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities (including related party payable of $26,885 and $418,197, respectively)	$11,727,490	$20,797,509
Short term disputed payables	—	8,433,363
Income taxes payable	185,665	—
Contract liabilities	14,202	5,197
Short term loans payable, net of debt discount	2,094,525	1,005,385
Current portion of long-term notes payable, net of debt discount and debt issuance cost, related party	—	21,068
Total Current Liabilities	14,021,882	30,262,522

Long-term Liabilities:
Notes payable, net of debt discount, related parties	12,426,997	11,463,656
Notes payable	13,096,610	10,335,422
Total long-term liabilities	25,523,607	21,799,078
Total Liabilities	39,545,489	52,061,600

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 7,553,726 and 7,553,726, shares issued and outstanding, respectively	76	76
Additional paid in capital	19,148,707	19,148,707
Accumulated other comprehensive (loss) income	(102,467)	22,389
Accumulated deficit	(46,352,289)	(52,691,039)
Total stockholders’ deficit	(27,305,973)	(33,519,867)
Total Liabilities and Stockholders’ Deficit	$12,239,516	$18,541,733

The accompanying notes are an integral part of these consolidated financial statements

Synergy CHC Corp.
Consolidated Statements of Operations and Other Comprehensive Income (Loss)

	For the year ended December 31, 2023	For the year ended December 31, 2022
Revenue	$42,777,633	$38,410,674

Cost of Sales	10,697,323	25,112,988

Gross Profit	32,080,310	13,297,686

Operating expenses
Selling and marketing	15,188,528	28,504,524
General and administrative	6,051,703	9,197,068
Reserve for bad debts	—	222,357
Impairment of assets	—	1,204,167
Depreciation and amortization	33,333	340,000
Total operating expenses	21,273,564	39,468,116

Income (loss) from operations	10,806,746	(26,170,430)

Other (income) expenses
Interest income	(1,616)	(569)
Interest expense	4,236,149	6,450,365
Remeasurement gain on translation of foreign subsidiary	(1,517)	(21,110)

Total other expenses	4,233,016	6,428,686

Net income (loss) before income taxes	6,573,730	(32,599,116)
Income tax expense	234,980	32,172

Net income (loss) after tax	$6,338,750	$(32,631,288)

Net income (loss) per share – basic and diluted	$0.84	$(4.32)

Weighted average common shares outstanding
Basic and Diluted	7,553,726	7,553,726
Comprehensive income (loss):
Net income (loss)	$6,338,750	$(32,631,288)
Foreign currency translation adjustment	(124,856)	198,914
Comprehensive income (loss)	$6,213,894	$(32,432,374)

The accompanying notes are an integral part of these consolidated financial statements

Synergy CHC Corp.
Consolidated Statements of Stockholders’ Deficit

	Common stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	7,553,726	$76	$19,148,707	$(176,525)	$(20,059,751)	$(1,087,493)
Foreign currency translation gain				198,914		198,914
Net loss					(32,631,288)	(32,631,288)
Balance as of December 31, 2022	7,553,726	$76	$19,148,707	$22,389	$(52,691,039)	$(33,519,867)
Foreign currency translation loss				(124,856)		(124,856)
Net income					6,338,750	6,338,750
Balance as of December 31, 2023	7,553,726	$76	$19,148,707	$(102,467)	$(46,352,289)	$(27,305,973)

The accompanying notes are an integral part of these consolidated financial statements

Synergy CHC Corp.
Consolidated Statements of Cash Flows

	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash Flows from Operating Activities
Net income (loss)	$6,338,750	$(32,631,288)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of debt issuance cost	48,610	65,026
Depreciation and amortization	33,333	340,000
Gain on settlement of liabilities	(4,635,986)	—
Impairment of intangible assets	—	1,204,167
Foreign currency transaction (gain) loss	(105,192)	287,096
Bad debts	—	222,357
Remeasurement gain on translation of foreign subsidiary	(1,517)	(21,110)
Non cash implied interest	29,401	31,817
Impairment of fixed assets	—	9,778
Accrual of loan success fee and warrants converted to loan	83,250	3,000,000
Write-off of inventory	251,021	12,456,346
Changes in operating assets and liabilities:
Accounts receivable	1,378,620	1,773,144
Loan receivable, related party	(51,245)	(392,536)
Inventory	3,990,456	(7,464,832)
Prepaid expenses	(288,789)	1,499,875
Prepaid expense, related party	(369,427)	(131,894)
Income taxes receivable	14,339	34,613
Income taxes payable	185,665	—
Contract liabilities	9,005	(12,096)
Short term disputed payables	—	8,433,363
Accounts payable and accrued liabilities	(6,645,324)	3,523,160
Accounts payable, related party	156,759	(658,425)
Net cash used provided by (used in) operating activities	421,729	(8,431,439)

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities
Advances from related party	1,170,000	—
Repayments of advances to related party	(1,170,000)	—
Repayment of notes payable, related party	(145,500)	(62,500)
Proceeds from notes payable	360,000	8,315,000
Proceeds from note payable, related party	—	2,000,000
Repayment of notes payable	(2,305,282)	(1,289,699)
Net cash (used in) provided by financing activities	(2,090,782)	8,963,301

Effect of exchange rate on cash, cash equivalents and restricted cash	(124,856)	198,914
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,793,909)	730,776

Cash, Cash Equivalents and restricted cash, beginning of year	2,526,443	1,795,667
Cash, Cash Equivalents and restricted cash, end of year	$732,534	$2,526,443

Synergy CHC Corp.
Consolidated Statements of Cash Flows — (Continued)

	For the year ended December 31, 2023	For the year ended December 31, 2022
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$4,174,895	$1,271,470
Income taxes	$—	$—

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Related party notes payable issued for the acquisition of intangible asset	$450,000	$—
Related party royalties converted to related party notes payable	$536,730	$—
Accounts payable converted to loan payable upon settlement	$5,802,445	$—
Capitalization of accrued interest	$—	$2,607,106

The accompanying notes are an integral part of these consolidated financial statements

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of the Business

Synergy CHC Corp. (“Synergy”, “we”, “us”, “our” or the “Company”) (formerly Synergy Strips Corp.) was incorporated on December 29, 2010 in Nevada under the name “Oro Capital Corporation.” On April 21, 2014, the Company changed its fiscal year end from July 31 to December 31. On April 28, 2014, the Company changed its name to “Synergy Strips Corp.”. On August 5, 2015, the Company changed its name to “Synergy CHC Corp.”

The Company is a consumer health care company that is in the process of building a portfolio of best-in-class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisition.

Effective January 1, 2019 the Company has merged the U.S. Subsidiaries (Neuragen Corp., Breakthrough Products Inc., Sneaky Vaunt Corp., and The Queen Pegasus Corp.) into the parent company.

Synergy is the sole owner of two subsidiaries: NomadChoice Pty Ltd. and Synergy CHC Inc. and the results have been consolidated in these statements.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

All amounts referred to in the notes to the consolidated financial statements are in United States Dollars ($) unless stated otherwise.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. At December 31, 2023 and 2022 significant estimates included are assumptions about collection of accounts receivable, current income taxes, deferred income taxes valuation allowance, useful life of intangible assets, impairment analysis of intangible assets, accrual of sales returns, and accrual of legal expense. The results of any changes in accounting estimates are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. As of December 31, 2023, and 2022, the Company had no cash equivalents. The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2023 and 2022, the uninsured balances amounted to $441,711 and $2,170,448, respectively.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$632,534	$1,926,443
Restricted cash	100,000	600,000
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$732,534	$2,526,443

Amounts included in restricted cash represent the amount held for credit card collateral and professional retainer.

Intangible Assets

We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. Intangible assets are amortized on a straight line basis over the useful lives.

Long-lived Assets

Long-lived assets include equipment and intangible assets other than those with indefinite lives. We assess the carrying value of our long-lived asset groups when indicators of impairment exist and recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable when compared to undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Indicators of impairment include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected, net, undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, and an impairment charge is recorded for the excess of carrying value over fair value.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”), Accounting Standards Codification (“ASC”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

The Company recognizes revenue upon shipment from its fulfillment centers. Certain of our distributors may also perform a separate function as a co-packer on our behalf. In such cases, ownership of and title to our products that are co-packed on our behalf by those co-packers who are also distributors, passes to such distributors when we are notified by them that they have taken transfer or possession of the relevant portion of our finished goods. Freight billed to customers is presented as revenues, and the related freight costs are presented as cost of goods sold. Cancelled orders are refunded if not already dispatched, refunds are only paid if stock is damaged in transit, discounts are only offered with specific promotions and orders will be refilled if lost in transit. The Company recognizes revenue for its digital products in the month the download by the customer occurs.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s consolidated balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless short term in nature. As a practical expedient, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of December 31, 2023 or 2022.

Contract Liabilities

The Company’s contract liabilities consist of advance customer payments. Contract liability results from transactions in which the Company has been paid for products by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the contract liabilities are recognized.

	December 31, 2023	December 31, 2022
Beginning balance	$5,197	$17,293
Additions	14,202	5,197
Recognized as revenue	(5,197)	(17,293)
Ending balance	$14,202	$5,197

Accounts receivable

Accounts receivable are generally unsecured. The Company establishes an allowance for doubtful accounts receivable based on the age of outstanding invoices and management’s evaluation of collectability. Accounts are written off after all reasonable collection efforts have been exhausted and management concludes that likelihood of collection is remote. Any future recoveries are applied against the allowance for doubtful accounts. As of December 31, 2023 and 2022, the allowance for doubtful accounts was $149,446 and $148,282, respectively.

Advertising Expense

The Company expenses marketing, promotions and advertising costs as incurred. Such costs are included in selling and marketing expense in the accompanying consolidated statements of operations.

Research and Development

Costs incurred in connection with the development of new products and processing methods are charged to general and administrative expenses as incurred.

Income Taxes

The Company utilizes FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company generated a deferred tax asset through net operating loss carry-forward. However, a valuation allowance of 100% has been established due to the uncertainty of the Company’s realization of the net operating loss carry forward prior to its expiration.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

NomadChoice Pty Ltd, the Company’s wholly-owned subsidiary is subject to income taxes in the jurisdictions in which it operates. Significant judgment is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The company recognizes liabilities for anticipated tax audit issues based on the Company’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Synergy CHC Inc. is a wholly-owned foreign subsidiary, is subject to income taxes in the jurisdictions in which it operates. Significant judgment is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The company recognizes liabilities for anticipated tax audit issues based on the Company’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Net Earnings (Loss) Per Common Share

The Company computes earnings per share under ASC subtopic 260-10, Earnings Per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Diluted earnings per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock (using the “treasury stock” method), unless their effect on net income per share is anti-dilutive. As of both December 31, 2023, and 2022, options to purchase 252,102 shares of common stock were outstanding.

The following is a reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the years ending December 31, 2023, and 2022:

	For the year ending
	December 31, 2023	December 31, 2022
Net income (loss) after tax	$6,338,750	$(32,631,288)

Weighted average common shares outstanding	7,553,726	7,553,726
Incremental shares from the assumed exercise of dilutive stock options		—
Dilutive potential common shares	7,553,726	7,553,726

Net earnings (loss) per share:
Basic	$0.84	$(4.32)
Diluted	$0.84	$(4.32)

The following securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive:

	For the year ending
	December 31, 2023	December 31, 2022
Options to purchase common stock	252,102	252,102

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1	—	Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.
Level 2	—	Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	—	Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

As of both December 31, 2023 and 2022, the Company has determined that there were no assets or liabilities measured at fair value.

Inventory

Inventory consists of raw materials, components and finished goods. The Company’s inventory is stated at the lower of cost (FIFO cost basis) or net realizable value. Finished goods include the cost of labor to assemble the items.

Foreign Currency Translation

The functional currency of one of the Company’s foreign subsidiaries (NomadChoice Pty Ltd.) is the U.S. Dollar. The Company’s foreign subsidiary maintains its records using local currency (Australian Dollar — “AUD”). All monetary assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at period end exchange rates, non-monetary assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at transaction day exchange rates. Income and expense items related to non-monetary items were translated at exchange rates prevailing during the transaction date and other incomes and expenses were translated using average exchange rate for the period. The resulting translation adjustments, net of income taxes, were recorded in statements of operations as Remeasurement gain or loss on translation of foreign subsidiary.

The functional currency of the Company’s other foreign subsidiary (Synergy CHC Inc.) is the Canadian Dollar (CAD). The Company’s foreign subsidiary maintains its records using local currency (CAD). All assets and liabilities of the foreign subsidiary were translated into U.S. Dollars at period end exchange rates and stockholders’ equity is translated at the historical rates. Income and expense items were translated using average exchange rate for the period. The resulting translation adjustments, net of income taxes, are reported as other comprehensive income and accumulated other comprehensive income in the stockholder’s equity in accordance with ASC 220 — Comprehensive Income.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The exchange rates used to translate amounts in AUD and CAD into USD for the purposes of preparing the consolidated financial statements were as follows:

Balance sheet:

	December 31, 2023	December 31, 2022
Period-end AUD: USD exchange rate	$0.6805	$0.6813
Period-end CAD: USD exchange rate	$0.7561	$0.7383

Income statement:

	December 31, 2023	December 31, 2022
Average Yearly AUD: USD exchange rate	$0.6644	$0.6948
Average Yearly CAD: USD exchange rate	$0.7411	$0.7688

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated into either Australian Dollars or Canadian Dollars, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

Concentrations of Credit Risk

In the normal course of business, the Company provides credit terms to its customers; however, collateral was not required. Accordingly, the Company performed credit evaluations of its customers and maintained allowances for possible losses which, when realized, were within the range of management’s expectations. From time to time, a higher concentration of credit risk existed on outstanding accounts receivable for a select number of customers due to individual buying patterns.

Warehousing costs

Warehouse costs include all third-party warehouse rent fees and are charged to selling and marketing expenses as incurred. Any additional costs relating to assembly or special pack-outs of the Company’s products are charged to cost of sales.

Product display costs

All displays manufactured and purchased by the Company are for placement of product in retail stores. This also includes all costs for display execution and setup and retail services are charged to cost of sales and expensed as incurred.

Cost of Sales

Cost of sales includes the purchase cost of products sold, all costs associated with getting the products into the retail stores including buying and transportation costs and the hosting of our online Application.

Debt Issuance Costs

Debt issuance costs consist primarily of arrangement fees, professional fees and legal fees. These costs were netted off with the related loan and were being amortized to interest expense over the term of the related debt facilities.

Shipping Costs

Shipping and handling costs billed to customers are recorded in sales. Shipping costs incurred by the company are recorded in selling and marketing expenses.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Segment Reporting

Segment identification and selection is consistent with the management structure used by the Company’s chief operating decision maker to evaluate performance and make decisions regarding resource allocation, as well as the materiality of financial results consistent with that structure. Based on the Company’s management structure and method of internal reporting, the Company has one operating segment. The Company’s chief operating decision maker does not review operating results on a disaggregated basis; rather, the chief operating decision maker reviews operating results on an aggregated basis.

Presentation of Financial Statements — Going Concern

Going Concern Evaluation

In connection with preparing consolidated financial statements for the year ended December 31, 2023, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the consolidated financial statements are issued.

The Company considered the following:

•        At December 31, 2023, the Company had an accumulated deficit of $46,352,289.

•        At December 31, 2023, the Company had working capital deficit of $2,199,033.

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due.

The Company evaluated its ability to meet its obligations as they become due within one year from the date that the financial statements are issued by considering the following:

•        In 2023, the Company repaid $3.6 million of loans and received $1.5 million through loans from related party and others.

•        During 2023, the Company had $421,729 of net cash provided by operating activities.

•        During 2023, the Company had an increase in net revenue of $4,366,959.

•        During 2023, the Company had a net income of $6,338,750.

•        The Company has the option of privately selling its common stock to raise additional capital.

•        The Company has the option of selling any of its brands to raise additional capital.

•        The Company has restructured its debt agreements in 2024 which extends the terms into 2026.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Management concluded that the above factors alleviate doubts about the Company’s ability to generate enough cash from operations and other available sources to satisfy its obligations for the next twelve months from the issuance date.

The Company will take the following actions if it starts to trend unfavorably to its internal profitability and cash flow projections, in order to mitigate conditions or events that would raise substantial doubt about its ability to continue as a going concern:

•        Raise additional capital through line of credit and/or loans financing for future mergers and acquisition.

•        Implement restructuring and cost reductions.

•        Raise additional capital through a private placement.

Recent Accounting Pronouncements

ASU 2016-13

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income. ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. In April 2019 and May 2019, the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments” and ASU No. 2019-05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief” which provided additional implementation guidance on the previously issued ASU. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments — Credit Loss (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842),” which defers the effective date for public filers that are considered small reporting companies (“SRC”) as defined by the Securities and Exchange Commission to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Since the Company is an SRC, implementation is not needed until January 1, 2023. The implementation did not have a material effect on the Company’s consolidated financial statements.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

Note 3 — Income Taxes

The Company utilizes FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. The Company does not have any uncertain tax positions.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Income Taxes (cont.)

For U.S. purposes, the Company has not completed its evaluation of NOL utilization limitations under Internal Revenue Code, as amended (the “Code”) Section 382/383, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited or eliminated, as to the amount that could be utilized each year, based on the Code. NOL’s attributable to Breakthrough Products, Inc., which are the majority of the Company’s domestic NOL’s are Separate Return Limitation Year (SRLY) NOL’s. Such losses may generally not be available for use (limited or eliminated).

The Company has not filed its State & Local Income/Franchise tax returns in states it is required to file, as such returns and liability remain open. The Company does not expect this to be a significant liability.

The table below summarizes the differences between the U.S. statutory federal rate and the Company’s estimated effective tax rate for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
U.S. Statutory Rate	(21)%	(21)%
AU/CA rates in excess of the US rate	1%	(1)%
Increase in valuation allowance	16%	23%
Other	%	(1)%
Utilization of Australian and Canadian NOL	%	—%
Total provision for income taxes	(4)%	—%

The Company has deferred tax assets, which have been fully reserved, as follows as of December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Net operating Losses	$11,088,197	$11,849,713
Obsolete inventory	244,397	192,869
Nonstatutory stock options	515,319	515,319
Success fee	525,000	525,000
Other	70,597	55,967
Impairment of Intangible Asset	220,150	220,150
Accruals	180,139	598,500
Amortization	78,400	71,400
Bad Debt Reserve	25,695	46,695
True up of prior year accruals	—	(47,250)
Deferred tax asset	12,947,894	14,028,363
Valuation allowance for deferred tax assets	(12,947,894)	(14,028,363)
Net deferred tax assets	$—	$—

Tax expense was $234,980 and $32,172 for 2023 and 2022, respectively.

The Company also has net operating loss carryforwards of approximately $52,800,000 and approximately $55,000,000 (United States and Canada) included in the deferred tax asset table above for 2023 and 2022, respectively, the majority attributable to the acquisition of Breakthrough Products, Inc. However, due to limitations of carryover attributes and separate return limitation year rules, it is unlikely the company will benefit from the NOL’s and thus Management has determined a 100% valuation reserved is required. Further, the Company has not completed an evaluation of the NOL’s attributable to Breakthrough Products, Inc. at the date of this report.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Accounts Receivable

Accounts receivable, net of allowances for doubtful accounts, consisted of the following:

	December 31, 2023	December 31, 2022
Trade accounts receivable (including related party receivable of $0 and $0, respectively – see note 9)	$2,255,540	$3,632,996
Less allowances	(149,446)	(148,282)
Total accounts receivable, net	$2,106,094	$3,484,714

During the years ended December 31, 2023 and 2022, the Company charged $0 and $222,357, respectively to bad debt expense and written off allowance of $164,489 in 2022.

Note 5 — Prepaid Expenses

At December 31, 2023 and 2022, prepaid expenses consisted of the following:

	December 31, 2023	December 31, 2022
Advances for inventory	$128,025	$—
Insurance	6,133	2,070
Deposits	60,000	4,000
Contract employee, related party	501,321	131,866
Components	97,606	—
Miscellaneous	4,900	1,833
Total	$797,985	$139,769

Note 6 — Concentration of Credit Risk

Cash and cash equivalents

The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2023 and 2022, the uninsured balance amounted to $441,711 and $2,170,447, respectively.

Accounts receivable

As of December 31, 2023 and 2022, two customers accounted for 68% and 77%, respectively, of the Company’s accounts receivable.

Major customers

For the years ended December 31, 2023 and 2022, three customers accounted for approximately 78% and 67%, respectively, of the Company’s net revenue. Substantially all of the Company’s business is with companies in the United States.

Accounts payable

As of December 31, 2023 and 2022, two and one vendors accounted for 64% and 63%, respectively, of the Company’s accounts payable.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Concentration of Credit Risk (cont.)

Major suppliers

For the year ended December 31, 2023, one supplier accounted for approximately 18% of the Company’s purchases. For the year ended December 31, 2022, one supplier accounted for approximately 28% of the Company’s purchases. Substantially all of the Company’s business is with suppliers in the United States.

Note 7 — Inventory

Inventory consists of finished goods, components and raw materials. The Company’s inventory is stated at the lower of cost (FIFO cost basis) or net realizable value.

The carrying value of inventory consisted of the following:

	December 31, 2023	December 31, 2022
Finished goods	$3,584,343	$7,858,250
Components	93,949	109,467
Inventory in transit	2,948	—
Raw materials	45,000	—
Total inventory	$3,726,240	$7,967,717

As of January 22, 2015, inventory was pledged to Knight under the Loan Agreement (see note 12). As of December 31, 2023, $2,948 of the Company’s inventory was in transit. During the years ended December 31, 2023 and 2022, $251,021 and $12,456,346, respectively, of expiring and slow-moving inventory was written off to cost of sales. As of December 31, 2023 and 2022, the Company has accrued $387,176 and $1,660,000, respectively, related to storing this inventory and ultimate disposal of the obsolete inventory.

Note 8 — Fixed Assets and Intangible Assets

As of December 31, 2023 and 2022, fixed assets and intangible assets consisted of the following:

	December 31, 2023	December 31, 2022
Property and equipment	$—	$579,520
Less accumulated depreciation	—	(528,914)
Less accumulated impairment	—	(50,606)
Fixed assets, net	$—	$—

Depreciation expense for each of the years ended December 31, 2023 and 2022 was $0. During the year ended December 31, 2022, the Company fully impaired remaining assets of $9,778.

	December 31, 2023	December 31, 2022
Hand MD intellectual property	$—	$1,700,000
License Fee	450,000	—
Less accumulated amortization	(33,333)	(495,833)
Less accumulated impairment	—	(1,204,167)
Intangible assets, net	$416,667	$—

Amortization expense for the years ended December 31, 2023 and 2022 was $33,333 and $340,000, respectively. Impairment of intangible assets for the year ended December 31, 2022 related to intangible assets from the Hand MD intellectual property purchase in 2021.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fixed Assets and Intangible Assets (cont.)

The estimated aggregate amortization expense over each of the next five years is as follows:

2024	$133,333
2025	133,333
2026	133,333
2027	16,668

Note 9 — Related Party Transactions

The Company accrued and paid consulting fees through December 2023 to a company owned by Mr. Jack Ross, Chief Executive Officer of the Company. The Company also paid eight months of a vehicle allowance of $2,500 per month. The Company expensed $500,000 and $738,483, respectively during 2023 and 2022 as consulting fees, advanced $501,321 and $131,894 in the manner of a prepaid consulting fees as of December 31, 2023 and 2022, respectively. During 2023, the Company was advanced $1,170,000 in the form of a short-term note. The Company repaid this during 2023 with interest of $210,000. As of both December 31, 2023 and 2022, the total outstanding balance was $0.

On June 26, 2015, the Company entered into a Security Agreement with Knight Therapeutics, Inc., a related party (owner of greater than 10% shares of the Company), through its wholly owned subsidiary Neuragen Corp., for the purchase of Knight Therapeutics, Inc.’s assets. At December 31, 2023 and 2022, the Company owed Knight $287,500 and $325,000 in relation to this agreement (see Note 11). The Company recorded present value of future payments of $204,941 and $213,040 as of December 31, 2023 and 2022, respectively.

The Company entered into transactions with a related party controlled by the CEO during the years ended December 31, 2023 and 2022. The transactions were a pass through and allocation of expenses and reimbursements. During 2023, the Company loaned $426,500 and received repayments of $400,000. As of December 31, 2023 and 2022 the Company was owed $4,459,996 and $4,408,751, respectively.

The Company entered into a transaction with a related party controlled by the CEO during the year ended December 31, 2023. The transaction was in the form of a short-term loan. The Company received $10,000 Canadian dollars (US Dollars $7,561). This amount was owed to the related party as of December 31, 2023 and paid off in February 2024.

On August 9, 2017, the Company entered into a Loan Agreement with Knight Therapeutics (Barbados) Inc., a related party (owner of greater than 10% shares of the Company), for a working capital loan. At both December 31, 2023 and 2022, the Company owed Knight $5,000,000 on this loan, net of debt issuance cost (see Note 11). During the year ended December 31, 2020 a loan success fee of $1,000,000 was earned by Knight payable in August 2022 (see Note 11). At both December 31, 2023 and 2022, the Company owed Knight $1,000,000 on the loan success fee (see Note 11).

On May 8, 2020, the Company entered into a Third Amendment Agreement with Knight Therapeutics (Barbados) Inc., a related party, for working capital loan. At December 31, 2023 and 2022, the Company owed Knight $392,000 and $500,000, respectively on this loan (see Note 11).

On July 7, 2022, the Company entered into a Fourth Amendment Agreement with Knight Therapeutics (Barbados) Inc., a related party, for an additional $2,000,000 loan (the “Second Additional Loan”). At both December 31, 2023 and 2022, the Company owed Knight $2,000,000 on this loan (see Note 11). During the year ended December 31, 2023 a loan success fee of $83,250 was earned by Knight and is payable as of December 31, 2023 (see Note 11).

On September 30, 2023, the Company entered into a Fifth Amendment Agreement with Knight Therapeutics (Barbados) Inc., a related party, to modify prior Agreements. This modification extends the maturity dates of loans to March 31, 2024. The Company will pay Knight a closing fee of $1,000,000 in connection with the Fifth Amendment. This has been accrued for during the year ended December 31, 2022 since this was earned upon renegotiation of the loan during 2022. (see Note 11).

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related Party Transactions (cont.)

The Company recognized interest expense of $1,693,642 and $1,319,295 during the years ended December 31, 2023 and 2022, respectively. Accrued interest was $1,760,076 and $1,771,684 as of December 31, 2023 and 2022, respectively. Accrued interest was capitalized and included in the loan balance as of December 31, 2023 and 2022.

During February 2024, the Company entered into an amended agreement with Knight Therapeutics Inc., a related party, to modify prior Agreements. This modification consolidates outstanding loans and extends the maturity dates of loans to March 31, 2026 (see Note 11).

On December 23, 2016, the Company entered into an agreement with Knight Therapeutics for the distribution rights of FOCUSfactor in Canada. In conjunction with this agreement, the Company is required to pay Knight a distribution fee equal to 30% of gross sales for sales achieved through a direct sales channel and 5% of gross sales for sales achieved through retail sales. The minimum due to Knight under this agreement is $100,000 Canadian dollars. During the year ended December 31, 2023, the Company expensed $133,502 Canadian dollars (US Dollars $98,939). During the year ended December 31, 2022, the Company expensed $114,363 Canadian dollars (US Dollars $87,920). As of December 31, 2023 and 2022, the total outstanding balance was $549,229 and $415,728 Canadian dollars, respectively. In US Dollars, the total outstanding balance was $415,272 and $306,932 as of December 31, 2023 and 2022, respectively. The outstanding distribution fees have been added to the related party notes payable.

On December 23, 2016, the Company entered into an agreement with Knight Therapeutics for the distribution rights of Hand MD into Canada. In conjunction with this agreement, the Company is required to pay Knight a distribution fee equal to 60% of gross sales for sales achieved through a direct sales channel until the sales in the calendar year equal the threshold amount and then 40% of all such gross sales in such calendar year in excess of the threshold amount and 5% of gross sales for sales achieved through retail sales. The minimum due to Knight under this agreement is $25,000 Canadian dollars. During the year ended December 31, 2023, the Company expensed was $25,000 Canadian dollars (US Dollars $18,531). As of December 31, 2023 and 2022, the total outstanding balance was $160,637 and $135,637 Canadian dollars, respectively. In US Dollars, the total outstanding balance was $121,458 and $100,141 as of December 31, 2023 and 2022 respectively. The outstanding distribution fees have been added to the related party notes payable.

The Company expensed royalty of $849 for the year ended December 31, 2022. At December 31, 2022, the Company owed Knight Therapeutics $41 in connection with a royalty distribution agreement.

The Company expensed royalty of $82,810 and $74,088 for the years ended December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, the Company owed Knight Therapeutics $19,324 and $11,084, respectively, in connection with a royalty distribution agreement.

On October 1, 2023 (effective date), the Company entered into second amendment to the Distribution Agreement with Knight with an initial term ending on February 25, 2026 with an automatic renewal of one year for a payment of $450,000 by the Company within 180 days from the effective date. The Company has recorded this payable in terms of a Note Payable to Knight Therapeutics in relation to a license fee of an intangible asset. The balance outstanding at December 31, 2023 was $450,000.

Note 10 — Accounts Payable and Accrued Liabilities

As of December 31, 2023 and 2022, accounts payable and accrued liabilities consisted of the following:

	December 31, 2023	December 31, 2022
Accrued payroll	$329,652	$273,214
Legal fees	707,590	2,428,031
Commissions	601,988	362,705
Manufacturers	4,424,146	7,107,763
Promotions	3,315,755	6,804,395
Accounting Fees	223,286	—
Interest	—	30,557

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Accounts Payable and Accrued Liabilities (cont.)

	December 31, 2023	December 31, 2022
Royalties, related party	19,324	418,197
Warehousing	962,260	2,259,933
Sales taxes	18,364	76,044
Payroll taxes	871,047	706,944
Professional Fees	41,556	—
Inventory	49,972	109,972
Rent	—	90,000
Related party advance	7,561	—
Others	154,989	129,754
Total	$11,727,490	$20,797,509

The Company has estimated and accrued for its sales tax liability at $6,098 and $13,277 for the parent entity as of December 31, 2023 and 2022, respectively.

During 2023 the Company recognized a gain on forgiveness of accounts payable of $2,400,000. This gain was included as a reduction of selling and marketing expenses.

Note 11 — Notes Payable

The Company’s notes payable at December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Notes payable	$27,630,420	$22,839,277
Unamortized debt issuance cost	(12,288)	(13,746)
Total	27,618,132	22,825,531
Current portion, related party	(—)	(21,068)
Current portion, other	(2,094,525)	(1,005,385)
Long-term portion, related party	12,426,997	11,463,656
Long-term portion, other	$13,096,610	$10,335,422

$950,000 June 26, 2015 Security Agreement:

On June 26, 2015, the Company, through its wholly owned subsidiary, Neuragen Corp. (“Neuragen”), issued a 0% promissory note in a principal amount of $950,000 in connection with an Asset Purchase Agreement. The note requires $250,000 to be paid on or before June 30, 2016, and $700,000 to be paid in quarterly installments (beginning with the quarter ending September 30, 2015) equal to the greater of $12,500 or 5% of U.S. net sales, and 2% of U.S. net sales of Neuragen for 60 months thereafter. The payment of such amounts is secured by a security interest in certain assets, undertakings and property (“Collateral”) pursuant to the Security Agreement, which will be released upon receipt of total payments of $1.2 million.

The Company recorded present value of future payments of $204,941 and $213,040 as of December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, the Company owed Knight $287,500 and $325,000 in relation to this agreement. The Company recorded interest expense of $29,401 and $31,817 for the years ended December 31, 2023 and 2022, respectively. The Company made payments of $37,500 and $62,500 during 2023 and 2022, respectively.

During March 2024, this Security Agreement was consolidated with the other outstanding loans to Knight.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

$10,000,000 August 9, 2017 Loan:

On August 9, 2017, the Company entered into a Second Amendment to Loan Agreement (“Second Amendment”) with Knight, pursuant to which Knight agreed to loan the Company an additional $10 million, and an ongoing credit facility of up to $20 million, and which amount was borrowed at closing (the “Financing”) for working capital purposes. At closing, the Company paid Knight an origination fee of $200,000 and a work fee of $100,000 and also paid $100,000 of Knight’s expenses associated with the Loan.

Additional Tranches under the Loan Agreement are available to the Company until August 9, 2022 provided that no event of default exists. Each Additional Tranche must be for a minimum amount of $1.0 million, may only be used to finance qualified acquisitions (as defined in the Loan Agreement), and can be denied in Knight’s absolute discretion. If an Additional Tranche is denied, the Company can effect a qualified acquisition through a special purpose entity with such special purpose entity being entitled to obtain financing from third parties so long as such financing does not adversely affect Knight or Knight’s rights under the Loan Agreement. Upon the closing of any Additional Tranche, the Company will pay Knight an origination fee equal to 2% of the Additional Tranche, a work fee equal to 1% of the amount of the Additional Tranche, and reimburse Knight for its expenses incurred in connection with its consideration of any Additional Tranche (whether or not advanced).

The Loan bears interest at 10.5% per annum. The amended Loan Agreement matures on August 8, 2020 and (b) the date that Knight, in its discretion, accelerates the Company’s obligations due to an event of default.

On the Maturity Date of the Third Tranche and every Additional Tranche (or upon the acceleration of each such loan), the Company must pay Knight a success fee (the “Success Fee”) of that number of Company common shares equal to 10% of the loan, divided by the lesser of (a) $1.50, (b) the lowest price at which any common shares were issued by the Company in any offering or equity financing or other transaction between the Closing Date and the date the Success Fee is due, and (c) the current market price on the date the Success Fee is due. The Company may also pay the Success Fee in cash pursuant to the terms of the Loan Agreement.

The Loan Agreement includes customary representations, warranties, and affirmative and restrictive covenants, including covenants to attain and maintain certain financial metrics, and to not merge or dispose of assets, acquire other businesses (except for businesses substantially similar or complementary to the Company’s business, and provided that the aggregate consideration to be paid does not exceed $100,000 and the acquired business guarantees the Company’s obligations under the Loan Agreement) or make capital expenditures in excess of $500,000. The Loan Agreement also includes customary events of default, including payment defaults, breaches of covenants, change of control and material adverse effect defaults. Upon the occurrence of an event of default and during the continuation thereof, the principal amount of all loans under the Loan Agreement will bear a default interest rate of an additional 5%.

The Company’s obligations and liabilities under the Loan Agreement are secured and unconditionally guaranteed by certain of the Company’s wholly-owned subsidiaries as provided in the Loan Agreement.

On May 8, 2020, the Company entered into a Third Amendment Agreement (the “Third Amendment”) to the Amended and Restated Loan Agreement (the “Loan Agreement”) with Knight Therapeutics (Barbados) Inc. (“Knight”), pursuant to which Knight agreed to loan the Company an additional $2.5 million (the “Additional Loan”). That same day (the “Closing”), the Company paid Knight a work fee of $36,000, and $25,000 for Knight’s legal costs and expenses incurred in connection with the Third Amendment. The Third Amendment amends the original loan agreement that the Company and Knight entered into in January 2015 and subsequently amended (as amended, the “Original Loan Agreement”). The Additional Loan matures on May 8, 2021 (the “TA Maturity Date”) and bears interest at 12.5% per annum compounding quarterly. On the TA Maturity Date, the Company will pay Knight a success fee (the “Success Fee”) of $83,250. The Success Fee is payable in cash or stock as set forth in the Loan Agreement. The Third Amendment includes customary representations, warranties, and affirmative and restrictive covenants, including covenants to attain and maintain certain financial metrics, including an undertaking to maintain at all times a cash balance of $600,000 and EBITDA of $3,000,000 for the twelve months ended June 30, 2020 and $4,000,000 for the twelve-month period ending on the last day of each fiscal quarter thereafter.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

Terms of the $10,000,000 August 9, 2017 loan (Third Tranche) (see note 9) were modified in the Third amendment. Third tranche shall bear interest from May 8, 2020 at a rate equal to 12.5% per annum compounded quarterly. The Company shall pay success fee in the amount of $1,000,000 with respect to the Third Tranche, which shall be fully earned on May 8, 2020 and payable no later than August 31, 2022. Third Tranche success fee shall bear interest at 12.5% per annum compounding quarterly. The loan has been extended to a maturity date of December 31, 2021. Because these amendments were considered not substantive changes, the Company accounted for the modifications as modification of debt.

On July 7, 2022, the Company entered into a Fourth Amendment Agreement (the “Fourth Amendment”) to the Amended and Restated Loan Agreement (the “Loan Agreement”) with Knight Therapeutics (Barbados) Inc. (“Knight”), pursuant to which Knight agreed to loan the Company an additional $2.0 million (the “Second Additional Loan”). The Fourth Amendment amends the original loan agreement that the Company and Knight entered into in January 2015 and subsequently amended (as amended, the “Original Loan Agreement”). The Second Additional Loan matures on the earlier of October 31, 2022 and the date that is ninety days after the date, if any, on which Knight delivers a Second Additional Loan Repayment Notice to the Company. The Company will pay Knight a success fee of $40,000 and an amendment fee of $30,000 which is fully earned and payable as of the Fourth Amendment Date. The loan bears interest at the greater of 14% or the prime rate plus 8% per annum, compounded quarterly. This $2.0 million Second Additional Loan (only) has a personal guarantee by a shareholder, Jack Ross.

On September 30, 2023, the Company entered into a Fifth Amendment Agreement (the “Fifth Amendment”) to the Loan Agreement with Knight, pursuant to which Knight agreed to extend the maturity date of the Loan to March 31, 2024. The loan will bear interest at 15.5% per annum compounding quarterly. The Company will pay Knight a closing fee of $1,000,000 and $150,000 as reimbursement for Knights legal fees incurred in connection with the Fifth Amendment. These have been accrued for during the year ended December 31, 2022 since this was earned upon renegotiation of the loan during 2022. The Company has also paid Knight an extension fee of $136,000 per month from October 2023 through February 2024.

We have amended our financial covenants in the Fifth Amendment to as follows: We will maintain a minimum EBITDA of $1,000,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting June 30, 2023. We shall at all times maintain Focus Factors net sales on a trailing twelve-month basis of at least $30,000,000.

The Company recognized interest expense of $1,693,642 and $1,319,295 during the years ended December 31, 2023 and 2022, respectively. Accrued interest was $1,760,076 and $1,771,684 as of December 31, 2023 and 2022, respectively. Accrued interest was capitalized and included in the loan balance as of December 31, 2023 and 2022.

On October 1, 2023 (effective date), the Company entered into second amendment to the Distribution Agreement with Knight with an initial term ending on February 25, 2026 with an automatic renewal of one year for a payment of $450,000 by the Company within 180 days from the effective date. The Company has recorded this payable in terms of a Note Payable to Knight Therapeutics in relation to a license fee of an intangible asset. The balance outstanding at December 31, 2023 was $450,000.

During 2023, the Company accrued $83,250 as added to Notes Payable in the form of a loan success fee as earned.

During March 2024, the Company entered into an Amended Agreement with Knight Therapeutics for its existing secured debt, which was finalized in June 2024. The consolidated loan will bear minimum interest rate at 12% per annum compounded quarterly and will be paid on the last day of each month. The principal repayment will begin in the first quarter of 2025 with $1,000,000 due quarterly until March 31, 2026 when the loan becomes due in full. As part of this agreement the outstanding royalties of $536,730 were converted to long term debt (see note 9).

Minimum interest rate is subjected to the following adjustments:

(i)     Following an uncured event of default by Synergy, the Interest Rate will increase by 5%.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

(ii)    Synergy shall raise Five Million Dollars ($5,000,000) of equity no later than March 31, 2025. Should Synergy fail to raise equity of Five Million Dollars ($5,000,000) by March 31, 2025, then (1) Knight will earn an additional fee of One Million Dollars ($1,000,000) which will be added to the principal balance of the loan then outstanding and (2) the loan shall be considered to be in default. Any equity raise shall not dilute Knight’s ownership in Synergy below 10% of fully diluted basis.

Security:    This loan shall be senior secured against all current and future assets (cash, intellectual property, real property, etc.) of Synergy, its affiliates, and subsidiaries. Synergy shall not add any other debt without paying out KTI first.

Bonus Success Fee:    Upon closing of a Sale Transaction (hereinafter defined) of Synergy, KTI, shall be paid a One Million eight hundred thousand Dollar ($1,800,000) Bonus success fee (“Bonus Success Fee”). The Sale Transaction shall include but is not limited to the acquisition of Synergy by a Third Party, the merger of Synergy with a Third Party, partial or complete sale of any asset of Synergy. The obligation of Synergy to KTI under the Success Fee shall survive the Maturity Date and remain in force until a Sale Transaction. As the sole exemption from the above defined Sale transaction and herein Bonus success fee, If Synergy or any of its brands does an IPO on a publicly listed exchange, no such Bonus Success fee will be due nor payable by Synergy. An IPO shall be defined as Synergy raising at least $10 million of cash through the issuance of equity at a $50 million pre-money valuation.

Covenants:    The following covenants shall be added or amended to the existing Loan with KTI;

(i)     Jack Ross’s Synergy total annual compensation (salary, bonus and options) shall be capped at $500,000; until KTI’s loan is paid out or until such a time when Synergy is listed on a publicly traded stock exchange at such time the compensation committee will determine the annual compensation and approve by the Board of Directors.

(ii)    Synergy shall maintain a minimum EBITDA of US$1,250,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting March 31, 2024.

(iii)   Synergy shall provide KTI a quarterly and annual operating budget for approval prior to implementation;

(iv)   Synergy shall enter into a Shareholders Agreement with KTI, by June 30, 2024; which shall contain customary terms and conditions acceptable to all parties

(v)    This Loan becomes immediately due if Focus Factor Net Revenues fall below a trailing 12-month net sales of $30 million. Synergy shall provide KTI with monthly Net Revenues for Focus Factor;

(vi)   Synergy is required to communicate to Knight within 2 working days in the event it receives a notice of default from any third party for any debt payables or obligations. If Synergy, default on any of its third-party debt obligations, then the Amended Loan will automatically enter into default.

(vii)  Timely payment of royalties due to Knight.

(viii) Synergy shall repay and terminate Shopify debt no later than December 31, 2024.

Other Loan Conditions:    In the event, Synergy does not repay the KTI in full on March 31, 2026, Jack Ross shall sell, for $1, a total of 453,782 of his Synergy shares to KTI. The purchase of the Additional Shares is at Knight’s option and Jack Ross and KTI shall execute a Share Purchase Agreement prior to April 30th, 2024.

As of December 31, 2023 the total consolidated amount outstanding on these loans, including accrued interest and royalties is $12,426,997.

The Company is required to make future payments as follows:

2024	$—
2025	$4,000,000
2026	$8,426,997

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

$1,700,000 July 13, 2021 Loan:

On July 13, 2021, the Company entered into a loan agreement of $1,700,000 with Hand MD, LLC for transfer of ownership to in Hand MD Corp. to The Company.

Payments are due as follows: $500,000 within 10 business days of execution, $400,000 on or before the six-month anniversary of the agreement, $400,000 on or before the twelve-month anniversary of the agreement and $400,000 on or before the eighteen-month anniversary of the agreement.

During the years ended December 31, 2023 and 2022 the Company paid $400,000 and $800,000, respectively, toward the loan. This has been fully repaid during 2023.

$214,700 October 13, 2021 Loan:

On October 13, 2021, the Company entered into a loan agreement of $214,700 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $190,000 from Shopify Capital Inc. and $24,700 was an original issue discount. The loan bears a repayment rate of 17% of daily sales and the Company shall pay $35,783 every 60 days.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $214,700.

The Company recognized amortization original issue discount of $24,700, which is included in interest expense in the statement of income during the year ended December 31, 2022. This was fully repaid during 2022.

$2,000,000 February 10, 2022 Loan:

On February 10, 2022, the Company entered into a promissory note for $2,000,000 with an individual which was to be repaid with subsequent financing.

This interest rate on the promissory note was modified effective June 30, 2022 to 15.5% per annum compounded quarterly. Subsequently and pursuant to the modification agreement entered into on June 14th, 2023, effective September 9, 2022, the promissory loan would bear all the same characteristics as the additional $6,000,000 loan noted below in that, interest would be accrued to December 31, 2022 and added to the outstanding principal loan balance. Interest payments to commence January 31, 2023 on unpaid principal and accrued and unpaid interest through December 31, 2022. The Company shall repay all principal and interest on the earlier of a merger, sale of the Company or Focus Factor or the assets of the Company or September 30, 2023. The Company will pay a closing fee of $500,000 and $50,000 as reimbursement for legal fees incurred in connection with the loan renegotiation of both the $2,000,000 February 10, 2022 Loan and the $6,000,000 March 8, 2022 Loan. To the extent that this Note and $6 million March 8, 2022 Loan is not repaid on the terms, Jack Ross shall personally grant: Warrants struck at $0.12 per share, covering 10% of his stock in the event that Synergy does not make its principal repayment outlined above, in full. The warrant issuance shall be made to the holders of this Note and the $6 million March 8, 2022 Loan (ratably).

This promissory note has been modified effective September 30, 2023 in conjunction with the Senior Subordinated Debentures. Interest payments to commence January 31, 2023 on unpaid principal and accrued and unpaid interest through December 31, 2022. Interest expensed and paid during 2023 has amounted to $332,769. Interest expensed in 2022 relating to the loan was $630,705, of which $467,857 was paid during 2022. Principal and interest payments shall begin effective October 31, 2023 and continue through March 31, 2024 on the earlier of a merger, sale of the Company or Focus Factor or the assets of the Company or March 31, 2024. To the extent that this Note and $6 million March 8, 2022 Loan is not repaid on the terms, Jack Ross shall personally grant: Warrants struck at $0.12 per share, covering 10% of his stock in the event that Synergy does not make its principal repayment outlined above, in full. The warrant issuance shall be made to the holders of this Note and the $6 million March 8, 2022 Loan (ratably). The pro-rata closing fee of $125,000 originally due on September 30th 2023 was also extended to March 31, 2024. The outstanding loan balance at December 31, 2023 and 2022 was $1,875,000 and $2,000,000, respectively.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

On March 31, 2024, the Company entered into a Modification Agreement in relation to this loan. Effective March 31, 2024, the interest rate is 12%, compounded quarterly. Cash payments of interest shall be made monthly, on the final day of each month commencing in April 2024. The Company is required to make principal payments of $1,000,000 each starting from March 31, 2025 quarter till December 31, 2025 quarter. The remaining principal and unpaid interest is fully due on March 31, 2026. In addition, a loan renegotiation fee of $500,000 shall be earned and payable on March 31, 2026 or at such time the loan is paid in full. Upon closing of a sale transaction, as defined in the agreement, a bonus success fee of $1,800,000 will be earned and payable. An event of default, as defined in the agreement, will trigger a default interest rate increase by 5% to 17%. An incentive fee of a maximum of $563,092 will be paid, prorated if the loan is paid off early. If the loan is not repaid by March 31, 2026, Jack Ross, majority shareholder shall grant warrants covering 10% of his stock struck at $0.12 per share. The value of the contingent guaranty is nominal as the probability of non-payment is remote. There is a cross-default clause in the agreement which states that if Knight triggers an event of default on its own loan facility, this loan will also be under default. This Agreement consolidates this $2,000,000 loan and the $6,000,000 March 8, 2022 loan as detailed below.

The Company is required to make future payments as follows:

2024	$—
2025	$4,000,000
2026	$6,294,165

$6,000,000 March 8, 2022 Loans:

On March 8, 2022, the Company entered into Securities Purchase Agreements with debenture holders for the Senior Subordinated Debentures in the amount of $6,000,000 with an original maturity date of September 8, 2022 and warrants with a term of 3 years. The Senior Subordinated Debentures were modified on June 14, 2023 in conjunction with the promissory note. The modification included the exercise of $1.5 million on cash payment in lieu of the exercise of warrants. Pursuant to ASC 480 warrants were liability classified and the Company accrued the warrant liability of $1.5 million on March 8, 2022, the date of issuance. Upon September 8, 2022, the date of exercise of the warrants, the Company offset this warrant liability and added the $1.5 million balance to the Senior Subordinated Debentures, for a combined outstanding balance of $7.5 million. The terms of the warrants were, at the sole option of the holder, to convert the warrant at a 25% discount in the event the Company consummated an IPO, a cash option whereby the holder could convert the warrants at a cash value of $1.5 million or convert the warrants into the private entity valued by an independent third-party appraiser.

Covenants pursuant to the loan were as follows: The Company will maintain a minimum EBITDA of $1,000,000 for the three (3) month period ending on the last day of each Fiscal Quarter starting June 30, 2023. The Company shall at all times maintain Focus Factor’s net sales on a trailing twelve-month basis of at least $30,000,000. The Company also agreed to pay $50,000 as reimbursement for the debenture holders legal fees incurred in connection with the modification agreement.

The debentures required payments of interest at 8% per annum for the first 90 days the debentures were funded and outstanding, 9.5% interest per annum for the next 90 days the debentures were funded and outstanding at which time all interest and principal would be due.

These debentures have been modified effective September 30, 2023 to the following terms: Interest rate adjusted to 15.5% compounded quarterly, effective September 9, 2022. Interest payments to commence January 31, 2023 on unpaid principal and accrued and unpaid interest through December 31, 2022. Interest accrued and unpaid during 2022 was $672,574 and was subsequently added to the principal balance of the loan outstanding. Interest expensed and paid during 2023 has amounted to $1,257,014. Nominal principal payments were negotiated in lieu of additional extension fees and shall begin effective October 31, 2023 and continue through March 31, 2024 when the balance is due. Loan renegotiation fee of $500,000 is due March 31, 2024. This has been accrued for during the year ended December 31, 2022, since this was earned upon renegotiation of the loan during 2022. The outstanding loan balance at December 31, 2023 and 2022 was $7,125,000 and $7,500,000, respectively, which includes original principal amount net off repayment and warrants conversion to loan of $1,500,000.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Notes Payable (cont.)

On March 31, 2024, the Company entered into a Modification Agreement in relation to this loan, which consolidates it with the $2,000,000 February 10, 2022 loan above.

$355,950 May 10, 2022 Loan:

On May 10, 2022, the Company entered into a loan agreement of $355,950 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $315,000 from Shopify Capital Inc. and $40,950 was an original issue discount. The loan bears a repayment rate of 17% of daily sales.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $355,950.

The Company recognized amortization original issue discount of $13,746 and $27,204, respectively, which are included in interest expense in the statement of income during the years ended December 31, 2023 and 2022. The outstanding loan balance at December 31, 2023 and 2022 was $0 and $105,385, respectively.

$226,000 April 13, 2023 Loan:

On April 13, 2023, the Company entered into a loan agreement of $226,000 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $200,000 from Shopify Capital Inc. and $26,000 was an original issue discount. The loan bears a repayment rate of 17% of daily sales.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $226,000.

The Company recognized amortization original issue discount of $26,000, which is included in interest expense in the statement of income during the year ended December 31, 2023. The outstanding loan balance at December 31, 2023 was $0.

$180,800 July 12, 2023 Loan:

On July 12, 2023, the Company entered into a loan agreement of $180,800 with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $160,000 from Shopify Capital Inc. and $20,800 was an original issue discount. The loan bears a repayment rate of 17% of daily sales.

The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $180,800.

The Company recognized amortization original issue discount of $8,512, which is included in interest expense in the statement of income during the year ended December 31, 2023. The outstanding loan balance at December 31, 2023 was $94,525, net of unamortized original issue discount of $12,288.

$5,450,000 December 28, 2023 Loan:

On December 28, 2023, the Company entered into a confidential settlement agreement and mutual general release with a former supplier. The loan bears interest at 5% per annum and is payable in full with the last payment. This settlement resulted in a gain to the Company of $2,235,986 and is reflected as a reduction of cost of sales (See Note 13).

During 2023, the Company made payments of $1,000,000 toward this loan. The outstanding loan balance at December 31, 2023 was $4,802,445, including interest of $352,445.

The Company is required to make future payments as follows:

2024	$2,000,000
2025	2,000,000
2026	802,445

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Stockholders’ Equity

The total number of shares of all classes of capital stock which the Company is authorized to issue is 300,000,000 shares of common stock with $0.00001 par value.

As of both December 31, 2023, and 2022, there were 7,553,726 shares of the Company’s common stock issued and outstanding.

Note 13 — Commitments and Contingencies

Litigation:

From time to time the Company may become a party to litigation in the normal course of business. Management believes that there are no current legal matters that would have a material effect on the Company’s financial position or results of operations.

On July 25, 2022, plaintiff Barbara Valenti (“Valenti”) filed a putative class action complaint against Synergy CHC Corp. (“Synergy”) in the United States District Court for the Eastern District of New York, Case No. 1:22-cv-4361-BMC, for alleged violations of New York General Business Law Sections 349 and 350, arising out of advertising for the FOCUSfactor product. On August 18, 2022, Synergy filed a motion to dismiss and a motion to strike class claims. Valenti’s counsel filed an opposition to the motions on August 30, 2022, and Synergy withdrew the motions on September 1, 2022. Synergy filed an answer to the complaint on September 16, 2022. On December 29, 2022, and while denying all liability, Synergy settled with Valenti for a payment of $340,000 to be paid in twelve installments ending on December 1, 2023, in exchange for a full release of Valenti’s individual claims. On December 29, 2022, plaintiff filed a stipulation of voluntarily dismissal of the individual claims with prejudice. During 2023, the Company has fully paid $340,000, per the agreement.

In August 2022, the Company filed a lawsuit in the Superior Court of Maine against one of its contract manufacturers, bringing several claims arising out of allegations that the contract manufacturer’s failure to timely produce and deliver the Company’s products in 2020 and 2021 damaged the Company’s business. The contract manufacturer brought counterclaims demanding payment in full for its manufacture of these products. This lawsuit was moved to federal court and remains pending in the United States District Court for the District of Maine, Synergy CHC Corp. v. HVL, LLC d/b/a Atrium Innovations, Case No. 2:22-cv-00301-JAW (D. Me). The case was settled during December 2023, resulting in a net gain to the company of $2,235,986, reflected as a reduction of cost of sales, and a loan payable of $5,450,000 (see Note 11).

L.O.D.C. Group, Ltd. v. Synergy CHC Corp., 4:23-cv-691; United States District Court for the Eastern District of Texas, Sherman Division.    On July 28, 2023, L.O.D.C. Group (“LODC”) asserted claims of over $1,000,000 against Synergy for breach of contract arising from their alleged failure to comply with contracts related to the delivery of hand sanitizer. Synergy denies all allegations and believes Synergy is the aggrieved party in the relationship between Synergy and LODC and Synergy has filed a counterclaim. The case was settled during April 2024 by way of a confidential settlement agreement and mutual release, the settlement of the claim has been accounted for and reported as a charge to operations for the year ended December 31, 2023.

Note 14 — Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees and consultants under a stock option plan at December 31, 2023:

	Options Outstanding			Options Exercisable
Exercise Price ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$2.98 – 7.74	252,102	1.96	$6.15	252,102	$6.15

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Stock Options (cont.)

The stock option activity for the year ended December 31, 2023 and 2022 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2021	291,318	$6.44
Granted	—	—
Exercised	—	—
Expired or canceled	(39,216)	(8.33)
Outstanding at December 31, 2022	252,102	6.15
Granted	—	—
Exercised	—	—
Expired or canceled	—	—
Outstanding at December 31, 2023	252,102	$6.15

Stock-based compensation expense related to vested options was $0 during both the years ended December 31, 2023 and 2022. Stock options outstanding as of December 31, 2023, as disclosed in the above table, have an intrinsic value of $0.

Note 15 — Segments

Segment identification and selection is consistent with the management structure used by the Company’s chief operating decision maker to evaluate performance and make decisions regarding resource allocation, as well as the materiality of financial results consistent with that structure. Based on the Company’s management structure and method of internal reporting, the Company has one operating segment. The Company’s chief operating decision maker does not review operating results on a disaggregated basis; rather, the chief operating decision maker reviews operating results on an aggregated basis.

Net sales attributed to customers in the United States and foreign countries for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
United States	$40,621,985	$35,644,296
Foreign countries	2,155,648	2,766,378
	$42,777,633	$38,410,674

Foreign country sales primarily consist of sales in Canada.

The Company’s net sales by product group for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
Nutraceuticals	$42,753,052	$38,328,591
Consumer Goods	24,581	54,588
Cosmeceuticals	—	27,495
	$42,777,633	$38,410,674

____________

(1)      Net sales for any other product group of similar products are less than 10% of consolidated net sales.

SYNERGY CHC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Segments (cont.)

The Company’s net sales by major sales channel for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
Online	$11,001,906	$11,667,465
Retail	31,775,727	26,743,209
	$42,777,633	$38,410,674

Long-lived assets (net) attributable to operations in the United States and foreign countries as of December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
United States	$416,667	$—
Foreign countries	—	—
	$416,667	$—

Note 16 — Subsequent Events

The Company evaluated its December 31, 2023 consolidated financial statements for subsequent events through the date the consolidated financial statements were issued.

On January 29, 2024, the Company entered into a loan agreement with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $125,000 from Shopify Capital Inc. and $16,250 was an original issue discount. The loan bears a repayment rate of 17% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $141,250. As of June 12, 2024, the balance owing is $0.

During March 2024, the Company received $1,400,000 in exchange for a short term note payable issued to an entity owned and controlled by the Company’s Chief Executive Officer.

On May 1, 2024, the Company entered into a loan agreement with Shopify Capital Inc. for an advancement of working capital from its online processing account. The Company received $370,000 from Shopify Capital Inc. and $48,100 was an original issue discount. The loan bears a repayment rate of 25% of daily sales. The payment of such amounts is secured by a security interest in certain assets, undertakings and property pursuant to the Security Agreement, which will be released upon receipt of total payments of $418,100. As of June 12, 2024, the balance owing is $404,919.

During May 2024, the Company finalized a confidential settlement agreement with a current supplier. The agreement calls for scheduled monthly payments through June 2026.

During May 2024, the Company paid in full the settlement to L.O.D.C Group, Ltd. (see Note 13).

During June 2024, the Company finalized the Sixth Amendment Agreement with Knight Therapeutics for its existing secured debt. The consolidated loan will bear minimum interest rate at 12% per annum compounded quarterly and will be paid on the last day of each month. The principal repayment will begin in the first quarter of 2025 with $1,000,000 due quarterly until March 31, 2026 when the loan becomes due in full. As part of this agreement the outstanding royalties of $536,730 were converted to long term debt (see Note 11).

Note 17 — Reverse Stock Split

On September 11, 2024, the Company effected a 1 for 11.9 reverse stock split with respect to the issued and outstanding shares of the Company’s common stock. All share and per-share amounts included in the accompanying consolidated financial statements are presented as if the stock split had been effective from the beginning of the earliest period presented.

2,000,000 Shares of Common Stock

Synergy CHC Corp.

_________________

PRELIMINARY PROSPECTUS

_________________

Roth Capital Partners

            , 2024

Through and including            , 2024 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee for the Nasdaq Global Market.

Amount Paid or to be Paid
SEC registration fee	$4,171
FINRA filing fee	4,739
Nasdaq listing fee	295,000
Printing and engraving expenses	5,000
Legal fees and expenses	400,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	74,090
Total	$878,000

Item 14.     Indemnification of Directors and Officers

Neither our articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws will provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

We will enter into indemnification agreements with each of our officers and directors, a form of which is filed as an exhibit to this Registration Statement.

These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriter against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.     Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On March 8, 2022, we entered into Securities Purchase Agreements with purchasers for Senior Subordinated Debentures in the aggregate amount of $6,000,000 with an original maturity date of September 8, 2022 and warrants to purchase common stock with a term of 3 years. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue the Senior Subordinated Debentures.

Item 16.     Exhibits and Financial Statement Schedules

(a)     Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1*	Agreement and Plan of Merger, dated April 7, 2014, by and among Oro Capital Corporation, Synergy Merger Sub, Inc. and Synergy Strips Corp.
2.2*	Asset Purchase Agreement, dated January 16, 2015, by and among Synergy Strips Corp.; Factor Nutrition Labs, LLC; Vita Partners, LLC, RPR Partners, LLC, and Thor Associates, Inc.
2.3*	Asset Purchase Agreement, dated June 26, 2015, by and between Neuragen Corp. and Knight Therapeutics, Inc.
3.1**	Articles of Incorporation, as amended.
3.2*	Bylaws.
3.3*	Amendment to Bylaws.
3.4*	Form of Amended and Restated Bylaws, to be in effect upon consummation of this offering.
4.1*	Form of Underwriter Warrants.
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP.
10.1#*	Sales and Marketing Consultant and Distribution Agreement, dated April 2, 2014, between Synergy Strips Corp. and Kenek Brands Inc.

Exhibit No.	Description
10.2*	Loan Agreement, dated January 22, 2015, between Knight Therapeutics (Barbados) Inc. and Synergy Strips Corp.
10.3*	Distribution, License and Supply Agreement, dated January 22, 2015, by and between Synergy Strips Corp. and Knight Therapeutics (Barbados) Inc.
10.4#*	Synergy Strips Corp. 2014 Stock Incentive Plan.
10.5#*	Synergy CHC Corp. 2024 Equity Incentive Plan, and amendment thereto.
10.6*	Contribution Agreement, dated August 18, 2015, among Hand MD, LLC, Principal Owners as listed therein, Synergy CHC Corp. and Hand MD Corp.
10.7*	Intellectual Property License Agreement, dated August 18, 2015, by and between Synergy CHC Corp. and Hand MD Corp.
10.8*	Stock Purchase Agreement, dated November 12, 2015, by and among Breakthrough Products, Inc., URX ACQUISITION TRUST, Jordan Eisenberg, other shareholders as listed therein and Synergy CHC Corp.
10.9*

Share Purchase Agreement, dated November 15, 2015, between TPR Investments Pty Ltd CAN 128 396 654 as trustee for Polmear Family Trust, Timothy Polmear and Rebecca Polmear, NomadChoice Pty Limited ACN 160 729 939 trading as Flat Tummy Tea and Synergy CHC Corp.

10.10*	First Amendment to Loan Agreement, dated November 12, 2015, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.11*	Amendment to First Amendment Agreement, dated December 3, 2015, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.12*	Amendment and Confirmation Agreement, dated December 3, 2015, by and among Knight Therapeutics (Barbados) Inc., Nomad Choice Pty Ltd., Synergy CHC Corp. and Breakthrough Products, Inc.
10.13*

Settlement and Release Agreement, dated December 17, 2015, by and between Synergy CHC Corp., the former shareholders of Breakthrough Products, Inc. and URX ACQUISITION TRUST on its own behalf and as representative of certain shareholders.

10.14*	Hand MD Distribution Agreement (Canada), dated December 23, 2016, between Knight Therapeutics Inc. and Synergy CHC Corp.
10.15*	FOCUSfactor Distribution Agreement (Canada), dated December 23, 2016, between Knight Therapeutics Inc. and Synergy CHC Corp.
10.16*	Asset Purchase Agreement, dated June 21, 2017, among Synergy CHC Corp., Perfekt Beauty Holdings LLC and CDG Holdings, LLC.
10.17*	Amended and Restated Loan Agreement, dated August 9, 2017, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.18*	First Amendment to Amended and Restated Loan Agreement, dated May 14, 2018, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.19*	Second Amendment to Amended and Restated Loan Agreement, dated March 27, 2019, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.20*	Third Amendment Agreement, dated May 8, 2020, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.21*	Fourth Amendment Agreement, dated July 7, 2022, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.22*	Fifth Amendment Agreement, dated September 30, 2023, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.23*	Sixth Amendment Agreement, dated June 6, 2024, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp.
10.24*	Distribution Agreement (Canada), dated February 15, 2016, between Knight Therapeutics Inc. and Nomad Choice Pty Ltd.
10.25*	Distribution Agreement (Remaining Territories), dated February 15, 2016, between Knight Therapeutics (Barbados) Inc. and Nomad Choice Pty Ltd.
10.26*	Distribution Agreement (Canada), dated January 1, 2017, between Knight Therapeutics Inc. and Sneaky Vaunt Corp.
10.27*	Distribution Agreement (Remaining Territories), dated January 1, 2017, between Knight Therapeutics (Barbados) Inc. and Sneaky Vaunt Corp.
10.28+*	Costco Wholesale Basic Vendor Agreement, dated October 9, 2009, between Factor Nutrition Labs LLC and Costco Wholesale Corporation.

Exhibit No.	Description
10.29+*

Supplier Agreement by and among Factor Nutrition Labs LLC and Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., and Sam’s East, Inc.

10.30*	Master Vendor Agreement, dated July 26, 2022, between iHerb, LLC and Synergy CHC Corp.
10.31*	Merchant Loan Agreement, dated January 29, 2024, between WebBank and Synergy CHC Corp.
10.32*	Merchant Loan Agreement, dated May 1, 2024, between WebBank and Synergy CHC Corp.
10.33*	Promissory Note, dated February 10, 2022, by Synergy CHC Corp. in favor of Don Sanders.
10.34*	Form of Securities Purchase Agreement, dated March 8, 2022, by and between Synergy CHC Corp. and the purchasers identified on the signature pages thereto.
10.35*	Form of Senior Subordinated Debenture due September 8, 2022.
10.36*	Modification Agreement, dated June 14, 2023, by and among Sanders Morris Harris, LLC, Mr. Don A. Sanders and Synergy CHC Corp.
10.37*	Modification Agreement, dated March 31, 2024, by and among Sanders Morris Harris, LLC, Don A. Sanders and Synergy CHC Corp.
10.38*	Form of Indemnification Agreement.
10.39*	Amended and Restated Promissory Note, dated August 28, 2024, by Boombod Ltd in favor of Synergy CHC Corp.
14.1*	Code of Business Ethics and Conduct.
21.1*	List of subsidiaries of the Registrant.
23.1**	Consent of RBSM LLP.
23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page).
99.1*	Clawback Policy.
99.2*	Consent of Nitin Kaushal to be listed as a director nominee.
99.3*	Consent of Scott Woodburn to be listed as a director nominee.
107*	Filing Fee Table.

____________

#        Denotes a management contract or compensatory plan or arrangement.

+        Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

*        Previously filed.

**      Filed herewith.

(b)    Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.     Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine, on the 16th day of September, 2024.

SYNERGY CHC CORP.
By:	/s/ Jack Ross
Jack Ross
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jack Ross	Chief Executive Officer and Chairman	September 16, 2024
Jack Ross	(principal executive officer)
/s/ Stacy B. McLaughlin	Chief Financial Officer	September 16, 2024
Stacy B. McLaughlin	(principal financial officer)
*	President and Director Nominee	September 16, 2024
Alfred Baumeler
*	Senior Vice President of Finance and Operations	September 16, 2024
Jaime Fickett	(principal accounting officer)
*	Director	September 16, 2024
J. Paul SoRelle

____________

*        The undersigned, by signing his name hereto, signs and executes this Amendment to the Registration Statement pursuant to the Powers of Attorney executed by the above-named persons and previously filed with the Securities and Exchange Commission on June 28, 2024.

/s/ Jack Ross
Jack Ross
Attorney-in-Fact